Exhibit 10.20

EXECUTION VERSION CONFIDENTIAL

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

LICENSE AND CO-DEVELOPMENT AGREEMENT

DATED AS OF AUGUST 19, 2014

BY AND BETWEEN

EMERGENT PRODUCT DEVELOPMENT SEATTLE, LLC

AND MORPHOSYS AG

TABLE OF CONTENTS

ARTICLE 1	Definitions	1
ARTICLE 2	Licenses	21
2.1	Grant to MorphoSys	21
2.2	Grant to Emergent	22
2.3	Additional Licensing Provisions	23
2.4	Transfer of Emergent Know-How	23
2.5	Performance by Affiliates, Subcontractors and Sublicensees	24
2.6	Exclusivity	26
2.7	Right of First Negotiation	27
2.8	Restrictive Covenants	27
ARTICLE 3	Governance	28
3.1	Joint Steering Committee	28
3.2	Joint Steering Committee Membership	29
3.3	Joint Steering Committee Meetings	30
3.4	Decision-Making	30
3.5	Dispute Resolution Procedures	30
3.6	Expert Resolution of Disputes	32
3.7	Limits on JSC and Committee Authority	32
3.8	Committees	33
3.9	Intellectual Property Committee	33
3.10	Minutes of Committee Meetings	33
3.11	Actions	34
3.12	Exchange of Information	34
3.13	Alliance Managers	34
3.14	Commercialization Issues Discussed by the Parties	34
ARTICLE 4	Development	35
4.1	Overview	35
4.2	Objectives under the Development Plan	35
4.3	Development Plan and Development Budget	36
4.4	Development Costs	37
4.5	Records, Reports and Information	41
4.6	Development Data	41
4.7	Sole-Funded Activities	42

i

4.8	Buy-In	43
4.9	Right to Audit	44
ARTICLE 5	Regulatory	44
5.1	Regulatory Data and Regulatory Materials	44
5.2	Regulatory Filings and Regulatory Approvals	45
5.3	Communications	47
5.4	Adverse Event Reporting; Safety Data Exchange and Medical Inquiries	47
5.5	Regulatory Authority Communications Received by a Party	48
5.6	Recall, Withdrawal, or Market Notification of Product	50
ARTICLE 6	Commercialization	51
6.1	Commercialization in the Territories	51
6.2	Both Parties’ Performance	51
6.3	Compliance	52
6.4	Sales Representatives and/or Medical Science Liaisons	52
6.5	Promotional Materials	52
6.6	Product Marks	53
ARTICLE 7	Supply	55
7.1	General	55
7.2	Development Supply	55
7.3	Commercial Supply	58
7.4	Packaging and Labeling; Certain Other Manufacturing Activities	59
7.5	Quality Agreements	59
7.6	Product Specification and Manufacturing Changes	59
7.7	Retention	59
7.8	Handling and Storing by MorphoSys	59
7.9	Shortage Risk Mediation, Shortages	60
7.10	Failure to Supply; Serious Supply Risk	60
7.11	Third Party Manufacturing	61
ARTICLE 8	Payments	62
8.1	Upfront License Fee	62
8.2	Milestone Payments	63
8.3	Royalty Payments to Emergent	64
8.4	Royalty Payments and Reports	64
8.5	Third Party Royalties and Other Payments	64

8.6	Taxes and Withholding	66
8.7	Currency Conversion	66
8.8	General Payment Procedures	67
8.9	Late Payments	67
8.10	Development Costs; Reimbursement Procedure; Joint Regulatory Costs incurred	67
8.11	Records; Audits	68
8.12	FTE Costs	69
8.13	Emergent Royalty Payments to MorphoSys	69
ARTICLE 9	Intellectual Property Matters	70
9.1	Inventions and Related Intellectual Property Rights	70
9.2	Patent Prosecution and Maintenance of Emergent Patents	71
9.3	Patent Prosecution and Maintenance of Emergent Platform Patents and Emergent Manufacturing Patents	72
9.4	Patent Prosecution and Maintenance of MorphoSys Applied Patents	73
9.5	Patent Prosecution and Maintenance of Joint Patents	74
9.6	Defense and Enforcement of Patents	75
9.7	Patent Term Extensions	80
9.8	Patent Marking	80
9.9	Patent Challenge	80
ARTICLE 10	Representations, Warranties and Covenants	81
10.1	Mutual Representations and Warranties	81
10.2	Additional Representations and Warranties of Emergent	81
10.3	Covenants of Emergent	84
10.4	Covenants of MorphoSys	85
10.5	Disclaimer	85
10.6	No Other Representations or Warranties	85
ARTICLE 11	Indemnification	85
11.1	Indemnification by Emergent	85
11.2	Indemnification by MorphoSys	86
11.3	Indemnification Procedures	86
11.4	Limitation of Liability	88
11.5	Insurance	88
ARTICLE 12	Confidentiality	89
12.1	Confidential Information	89

12.2	Confidentiality Obligations	89
12.3	Extended Protection Confidential Information	90
12.4	Return of Confidential Information	90
12.5	Permitted Disclosure and Use	90
12.6	Notification	91
12.7	Publicity; Filing of this Agreement	91
12.8	Publication	92
12.9	Use of Names	92
12.10	Survival	93
ARTICLE 13	Term and Termination	93
13.1	Term	93
13.2	MorphoSys Termination for Convenience	93
13.3	Termination for Breach, Bankruptcy and Patent Challenge	93
13.4	Covenant Not to Amend Development Plan After Notice of Termination is Delivered; Responsibilities for Development Costs Until Termination	94
ARTICLE 14	Effects of Termination and Other Remedies for Material Breach or Default, Bankruptcy, Patent Challenge or Termination for Convenience	95
14.1	Termination by MorphoSys for Convenience, and Termination by Emergent for MorphoSys’ Breach, Bankruptcy or Patent Challenge Prior to Latest Emergent Termination Date	95
14.2	Remedies of Emergent for MorphoSys’ Breach, Bankruptcy or Patent Challenge after Latest Emergent Termination Date	98
14.3	Termination by MorphoSys for Emergent’s Breach, Bankruptcy or Patent Challenge Prior to Completion of Phase I/II Clinical Trial Dose Escalation Phase	100
14.4	Remedies of MorphoSys for Emergent’s Breach, Bankruptcy or Patent Challenge	100
14.5	Expiration of this Agreement	101
14.6	Accrued Rights	101
14.7	Survival	101
14.8	Joint Patents	102
14.9	Rights in Bankruptcy	102
ARTICLE 15	Dispute Resolution	102
15.1	Disputes	102
15.2	Arising Between the Parties	103
15.3	Dispute Resolutions	103

15.4	Patent and Trademark Dispute Resolution	103
15.5	Arbitration	103
15.6	Injunctive Relief	103
ARTICLE 16	Miscellaneous	103
16.1	Entire Agreement; Amendment	103
16.2	Force Majeure	104
16.3	Notices	104
16.4	No Strict Construction; Interpretation	105
16.5	Assignment	105
16.6	Further Actions	106
16.7	Severability	106
16.8	No Waiver	106
16.9	Independent Contractors	106
16.10	English Language; Governing Law	106
16.11	Counterparts	106

v

List of Schedules
Schedule 1.28	Emergent Manufacturing Patents
Schedule 1.30	Emergent Patents
Schedule 1.34	Emergent Platform Patents
Schedule 1.92	Phase I/II Clinical Trial
Schedule 4.3.2	Initial Development Plan
Schedule 7.2.2	Development Supply Price
Schedule 10.2	Disclosures
Schedule 12.7.1	Press Release

LICENSE AND CO-DEVELOPMENT AGREEMENT

This License and Co-Development Agreement (this “Agreement”), dated as of August 19, 2014 (the “Effective Date”), is made by and between Emergent Product Development Seattle, LLC, a Delaware limited liability corporation with offices at 2401 4th Ave. Suite 1050, Seattle, Washington 98121, USA (“Emergent”), and MorphoSys AG, a German stock corporation with offices at Lena-Christ-Str. 48, 82152 Martinsried/Planegg, Germany (“MorphoSys”). Emergent and MorphoSys are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Emergent has developed and is currently further developing the novel compound ES414 (as defined below) for the treatment and/or control of cancer;

WHEREAS, MorphoSys has significant experience in the development of pharmaceutical products;

WHEREAS, MorphoSys and Emergent desire to establish a global collaboration for the further joint development and worldwide commercialization of ES414; and

WHEREAS, Emergent will have the exclusive commercialization rights in the United States and Canada and MorphoSys will have the exclusive commercialization rights in the rest of the world.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

Definitions

As used in this Agreement, the following initially capitalized terms shall have the meanings set forth in this Article 1 or as otherwise defined elsewhere in this Agreement:

1.1 “Affiliate” means any Person directly or indirectly controlled by, controlling or under common control with, a Party, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) shall be presumed to exist with respect to a Person in the event of the possession, direct or indirect, of (i) the power to direct or cause the direction of the management and policies of such Person (whether through ownership of securities, by contract or otherwise), or (ii) at least fifty percent (50%) of the voting securities or other comparable equity interests. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case, such lower percentage shall be substituted in the preceding sentence; provided, that such foreign investor has the power to direct or cause the direction of the management and policies of such Person. For the avoidance of doubt, neither of the Parties shall be deemed to be an “Affiliate” of the other.

1.2 “Business Day” means a day (other than Saturday or Sunday) on which banks are open for business in Munich, Germany, and in Seattle, Washington, United States.

1.3 “Binding Domain” means the portion of a pharmaceutical or diagnostic product that binds an antigen or a cell surface molecule, including a variable domain thereof.

1.4 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.5 “Calendar Year” shall mean a period of twelve consecutive calendar months beginning on and including January 1 and ending on December 31.

1.6 “CD3 Antigen” means the T cell receptor (TCR) complex or any one or more of the CD3 group of cell surface molecules found on T-cells, including TCRa, TCRb, CD3g, CD3d, and CD3e.

1.7 “CD3 Binding Domain” means a Binding Domain that binds the CD3 Antigen and which has greater binding selectivity for the CD3 Antigen versus other antigens (and, for purposes of this definition, disregarding any residual binding activity).

1.8 “Change of Control” means with respect to a Party: (1) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (2) a merger, reorganization or consolidation involving such Party in which the holders of voting securities of such Party outstanding immediately prior thereto cease to hold voting securities that represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (3) a person or entity, or group of persons or entities, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.

1.9 “Clinical Trial” means human clinical studies in which the Product is administered or otherwise evaluated in humans, including any Phase IV clinical studies sponsored by either Party or co-sponsored by both Parties or investigator initiated human clinical studies funded or otherwise supported by either Party or both Parties.

1.10 “CMC Information” means information or data related to, or contained in, the DMFs or the CMC section (or equivalent thereof) of any MAA or other Regulatory Approval for the Product, or IND or CTA, or any other similar data or information.

1.11 “Commercialize”, “Commercializing” or “Commercialization” means all activities covering the marketing, promotion, selling or offering for sale of a Product for an indication, including planning, market research, Pre-Marketing, advertising, educating, marketing, promoting, importing, exporting, distributing and post-marketing safety surveillance and reporting and Medical Affairs Activities. For clarity, “Commercialization” shall not include any activities covering Manufacturing or Development of the Product.

1.12 “Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement, including to Develop, Commercialize or Manufacture the Product, those efforts and resources consistent with the average of the usual practices of similarly situated companies in the pharmaceutical, biopharmaceutical and biotechnology industry, in each case in pursuing the development, commercialization or manufacture of its own pharmaceutical products that are of similar market potential as such Product, taking into account all relevant factors including product labeling or anticipated labeling, present and future market potential, past performance of such Product, financial return, medical and clinical considerations, present and future regulatory environment and competitive market conditions, all as measured by the facts and circumstances at the time such efforts are due. Commercially Reasonable Efforts shall be determined on a market-by-market basis for a particular Product, and it is anticipated that the level of effort will be different for different markets.

1.13 “Competitor” means a Third Party that is developing, commercializing or marketing an Alternative PSMA Product that is, with respect to the most advanced Clinical Trial of each of such Alternative PSMA Product and the Product, in a phase of development not more than one (1) full phase earlier than the Product considering the status of completion of the categories of activities common to both phases of development in terms of planning of, regulatory approval for, patient enrollment in and completion of the respective Clinical Trial (e.g., if the Product (1) has commenced a Phase III Clinical Trial, then such Alternative PSMA Product of a Third Party must have commenced a Phase II Clinical Trial or be in later development, or (2) is in the early or middle stage of enrollment of a Phase III Clinical Trial, then such Alternative PSMA Product of a Third Party must be in the middle or late stage of enrollment of a Phase II Clinical Trial, or such Third Party is not a Competitor).

1.14 “Compound” means ES414, a bispecific polypeptide containing a PSMA Binding Domain [**] and a CD3 Binding Domain [**] (“ES414”), and any back-up or follow-on compound comprised of a PSMA Binding Domain with or without other Binding Domains, including: (i) both a PSMA Binding Domain and a CD3 Binding Domain or (ii) both a PSMA Binding Domain and a Binding Domain other than CD3 Binding Domain; and any modification or derivative of the foregoing (including conjugated or mono/multi-specific forms thereof); provided, that such modification or derivative comprises in any case a PSMA Binding Domain.

1.15 “Control” means, when used in reference to intellectual property (including Patents, Inventions and Know-How), Confidential Information, other intangible property, or materials, that a Party owns or has a license or sublicense to such intellectual property (including Patents, Inventions and Know-How), Confidential Information, other intangible property or materials, and has the ability to grant access, a license or sublicense or other right to use such intellectual property (including Patents, Inventions and Know-How), Confidential Information, other intangible property or materials, as applicable, as provided for herein; provided, however, that, in the case of intellectual property not currently envisioned to be necessary for Development of the Product under the Initial Development Plan (i.e., intellectual property other than (x) Emergent Patents listed on Schedule 1.30, Emergent Platform Patents listed on Schedule 1.34 or Emergent Manufacturing Patents listed on Schedule 1.28, and (y) Emergent Know-How, Emergent Platform Know-How or Emergent Manufacturing Know-How existing as of the Effective Date and currently envisioned to be necessary for Development of the Product under the Initial Development Plan), such ability to grant such access, license, sublicense or other right is included only to the extent not (i) requiring the consent of a Third Party or (ii) violating the terms of any agreement or other arrangement with any Third Party.

1.16 “Cover(ed)” means, with respect to any Patent and the subject matter at issue, that, but for a license granted under a Valid Claim of such Patent, the manufacture, development, use, sale, offer for sale or importation of the subject matter at issue would infringe such Valid Claim, or in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

1.17 “Develop”, “Developing” or “Development” means all activities covering research, non-clinical, preclinical and clinical trials, toxicology testing, manufacturing development, formulation development, statistical analysis and reporting, preparation and submission of applications (including CMC Information) for Regulatory Approvals (including Pricing Approval) of the Product in the Territories, necessary or reasonably useful or requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining all Regulatory Approvals (including Pricing Approval) for the Product in the Territories. For clarity, “Development” shall include all Clinical Trials as well as other post Product Approval studies (including non-interventional studies) conducted for the aforementioned purposes, but shall not include any activities covering Commercialization or Manufacture.

1.18 “Development Activities” means (i) General Development Activities, (ii) Manufacturing Development Activities, (iii) those MorphoSys Territory Required Development Activities, MorphoSys Territory Discretionary Development Activities or Emergent Territory Required Development Activities, Emergent Territory Discretionary Development Activities jointly funded by the Parties in accordance with Section 4.7 or 4.8, in each case undertaken by or on behalf of a Party or its Affiliates with respect to the Product consistent with the applicable Development Plan.

1.19 “Development Costs” means the costs and expenses incurred by a Party or its Affiliates directly attributable to, or reasonably allocable to, the Development of the Product (including the costs incurred to MorphoSys or credited to Emergent in accordance with Section 7.2.2 for Product supplied for the Development Activities at the Development Supply Price) and the performance of the Manufacturing Development Activities, Packaging and Labeling of the Product for Development Activities (as far as not included in the Development Supply Price), Release of the Product for Development Activities subject to Section 7.2.4 (as far as not included in the Development Supply Price) and Joint Regulatory Costs and that are consistent with the applicable Development Plan. “Development Costs” shall include (i) Out-of-Pocket Costs and (ii) internal costs (e.g., staff or administrative) that are directly attributable or reasonably allocable to the Development of the Product and the performance of the Manufacturing Development Activities, in each case in accordance with the Development Plan. For clarity, (x) Out-of-Pocket Costs included in Development Costs shall include costs for liability insurance for the conduct of Clinical Trials under the Development Plan obtained and maintained in accordance with Section 11.5, and (y) Development Costs shall exclude Regulatory Costs. For the avoidance of doubt, to the extent costs are partly directly attributable to the Development Activities and partly attributable to other activities of Emergent or MorphoSys, such costs shall constitute “Development Cost” on a pro rata basis.

1.20 “Development Data” means all non-clinical, clinical, technical, chemical, safety, and scientific data and information and other results, including relevant laboratory notebook information, screening data, Regulatory Data and synthesis schemes, including descriptions in any form, data and other information, generated by or resulting from or in connection with the conduct of Development Activities (“Jointly Funded Development Data”) or in connection with the conduct of Sole-Funded Activities (“Sole-Funded Development Data”).

1.21 “Discretionary Development Activities” means Emergent Territory Discretionary Development Activities and MorphoSys Territory Discretionary Activities.

1.22 “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.23 “Drug Substance” means the purified bulk Compound in its final formulation, stored in its bulk container, and suitable to be filled and finished into Vialed Product.

1.24 “EMA” means the European Medicines Agency or its successor.

1.25 “Emergent Know-How” means all Know-How that is Controlled by Emergent (or its Affiliates) as of the Effective Date or at any time during the Term (including an Emergent Sole-Funded Invention), which is necessary or reasonably useful for the Development or Commercialization of the Product in the MorphoSys Territory; provided, however, that Emergent Know-How shall not include any Emergent Platform Know-How or Emergent Manufacturing Know-How.

1.26 “Emergent Manufacturing Invention” means an Invention, made by or on behalf of either Party or jointly by the Parties, that relates to the general manufacturing of products and that is severable from the Product; provided, however, that Emergent Manufacturing Inventions shall not include Product Inventions.

1.27 “Emergent Manufacturing Know-How” means all Know-How, Controlled by Emergent (or its Affiliates) as of the Effective Date or at any time during the Term (including an Emergent Sole-Funded Invention), that relates to the general manufacturing of products and that is severable from the Product, which is necessary or reasonably useful for Manufacture of the Product in the Territories for Commercialization in the Territories, including any CMC Information; provided, however, that Emergent Manufacturing Know-How shall not include Product Know-How.

1.28 “Emergent Manufacturing Patent” means any Patent, Controlled by Emergent (or its Affiliates) (i) as of the Effective Date, including the Patents listed in Schedule 1.28, or (ii) at any time during the Term Covering Emergent Manufacturing Inventions (including an Emergent Sole-Funded Patent) that relates to the general manufacturing of products and that is severable from the Product, in each case of (i) or (ii) which is necessary or reasonably useful for the Manufacture of the Product; provided, however, that Emergent Manufacturing Patents shall not include Product Patents.

1.29 “Emergent Manufacturing Technology” means the Emergent Manufacturing Patents and the Emergent Manufacturing Know-How.

1.30 “Emergent Patent” means any Patent in the Territories that is (i) Controlled by Emergent (or its Affiliates) as of the Effective Date, including the Patents listed in Schedule 1.30, or (ii) that comes under the Control of Emergent (or its Affiliates) during the Term (including an Emergent Sole-Funded Patent), in each case of (i) or (ii) which is necessary or reasonably useful for the Development or Commercialization of the Product in the Territories; provided, however, that Emergent Patent shall not include any Emergent Platform Patent or Emergent Manufacturing Patent.

1.31 “Emergent Platform” means technologies relating to (i) single chain polypeptides capable of dimerizing, wherein the dimerized molecule contains two or more antibody derived Binding Domains separated by an CH2 and CH3 immunoglobulin constant domain, (ii) single chain polypeptides comprising, from the amino-terminus to the carboxy-terminus, a first antibody derived variable chain region, an immunoglobulin hinge region, immunoglobulin CH2 and CH3 constant region a linker and a second anti body derived variable domain region, (iii) polypeptides containing (a) at least one antibody derived Binding Domain capable of binding a tumor antigen (other than PSMA) or pathogen and (b) at least one antibody derived CD3 Binding Domain, or (iv) bispecific or multispecific fusion proteins or polypeptides containing a CD3 Binding Domain [**]; provided, however, that Emergent Platform shall not include the Compound, a Product or any other individual molecules. The technology within clause (iii) above is also referred to herein as the “Emergent RTCC Platform”.

1.32 “Emergent Platform Invention” means an Invention, made by or on behalf of either Party or jointly by the Parties, that relates to the Emergent Platform and that is severable from the Product, including an Invention relating to an improvement of a CD3 Binding Domain; provided, however, that Emergent Platform Inventions shall not include Product Inventions.

1.33 “Emergent Platform Know-How” means all Know-How that is related to the Emergent Platform and that is severable from the Product that (i) is Controlled by Emergent (or its Affiliates) as of the Effective Date or (ii) comes under the Control of Emergent (or its Affiliates) at any time during the Term (including an Emergent Sole-Funded Invention), in each case of (i) or (ii) which is necessary or reasonably useful for the Development or Commercialization of the Product in the Territory; provided, however, that Emergent Platform Know-How includes any Emergent Platform Invention but shall not include any Product Know-How.

1.34 “Emergent Platform Patent” means any Patent that Covers Emergent Platform Inventions that (i) is Controlled by Emergent (or its Affiliates) as of the Effective Date, including the Patents listed in Schedule 1.34, or (ii) comes under the Control of Emergent (or its Affiliates) during the Term (including an Emergent Sole-Funded Patent), in each case of (i) or (ii) which is necessary or reasonably useful for the Development or Commercialization of the Product in the Territories, but excluding the Patents listed in Schedule 1.30; provided, however, that Emergent Platform Patent shall not include any Product Patent.

1.35 “Emergent Platform Technology” means the Emergent Platform Patents and Emergent Platform Know-How.

1.36 “Emergent Sole-Funded Patent” means any Patent that claims an Emergent Sole-Funded Invention.

1.37 “Emergent Sole-Funded Invention” means any Invention arising solely from a Sole-Funded Activity by Emergent Invented by either Party or its Affiliates, or a Person under an obligation of assignment to Emergent or its Affiliates.

1.38 “Emergent Technology” means the Emergent Patents and Emergent Know-How.

1.39 “Emergent Territory” means the United States and Canada and their respective territories, districts, commonwealths and possessions.

1.40 “Emergent Territory Discretionary Development Activities” means the Development activities for the Product for the Emergent Territory, other than Emergent Territory Required Development Activities or General Development Activities or Manufacturing Development Activities, and that are not jointly funded by the Parties in accordance with Section 4.7 or 4.8.

1.41 “Emergent Territory Required Development Activities” means the Development activities for the Product that are necessary solely for obtaining or maintaining Regulatory Approvals for the Product in Canada, and that are not jointly funded by the Parties in accordance with Section 4.7 or 4.8.

1.42 “European Union” or “EU” means the countries of the European Union, as it is constituted as of the Effective Date, which consists of Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom or such other countries included in the MorphoSys Territory as of the Effective Date that after the Effective Date become members of the EU.

1.43 “Expert” means a disinterested, conflict-of-interest-free individual not affiliated with either Party or any of its Affiliates who, with respect to a dispute concerning a financial, scientific, medical, technical, commercial or regulatory matter as referred to such Expert in accordance with Section 3.6, who is an expert in the particular area at issue and who shall act as an expert and not as an arbitrator.

1.44 “Facility” means, as applicable, a Party’s manufacturing facility and such other facilities used by such Party (or those of its Affiliates or Third Party contractors) in the Manufacture, packaging, labeling or storage of (a) Product or (b) materials utilized in the Manufacture, packaging or labeling of Product, in each case with respect to the Product for Development or Commercialization in the Territories.

1.45 “FDA” means the U.S. Food and Drug Administration or its successor.

1.46 “FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.

1.47 “Field” means all fields of use, including therapeutic, palliative, prophylactic, diagnostic and research use, in human and animals.

1.48 “Finished Product” means the Product in its full packaging and final presentation form ready for Release to end users.

1.49 “First Commercial Sale” means, with respect to a Product, on a country by country basis, the first sale of such Product in a given country or other regulatory jurisdiction in the Territories after receipt of Regulatory Approval (including Pricing Approval, to the extent required for sale of a Product in a given country or regulatory jurisdiction) for such Product in such country or regulatory jurisdiction.

1.50 “FTE” means the equivalent of scientific, medical or technical, but for the avoidance of doubt not including managerial, financial, legal, marketing or business development, unless otherwise decided by the JSC, work of one (1) person, directly and specifically related to the Development of Products, full time for one (1) year, which equates to a total of forty (40) hours per week for forty-seven (47) weeks per year.

1.51 “General Development Activities” means all Development activities that either have applicability for the Development of the Product in a country of the MorphoSys Territory and a country of the Emergent Territory or are necessary for the Development of Product in any of the Major Markets. General Development Activities do not include MorphoSys Territory Required Development Activities, MorphoSys Territory Discretionary Development Activities, Emergent Territory Required Development Activities or Emergent Territory Discretionary Development Activities, activities under Development Proposals or Sole-Funded Activities unless they become jointly funded by the Parties in accordance with Sections 4.7 or 4.8 (in which case they shall be considered General Development Activities) or Development activities for an RFN Product unless the Parties have decided not to develop such RFN Product under the Development Plan as a Product under this Agreement pursuant to Section 2.7.

1.52 “Good Clinical Practices” or “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable, (i) as set forth in European Commission Directive 2001/20/EC relating to the implementation of good clinical practice in the conduct of clinical trials on medicinal products for human use, and brought into law by European Commission Directive 2005/28/EC laying down the principles and detailed guidelines for good clinical practice for investigational medicinal products, (ii) regulation 536/2014 of the European Parliament and of the council of 16 April 2014 on clinical trials on medicinal products for human use, (iii) the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the EU, (iv) the Declaration of Helsinki (2004) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto, (v) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (vi) the equivalent Laws in any relevant country, each as may be amended and applicable from time to time and in each case that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.53 “Good Laboratory Practices” or “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, (i) as set forth in European Commission Directive 2004/10/EC relating to the application of the principles of good laboratory practices, as may be amended from time to time, as well as the OECD Series on Principles of Good Laboratory Practice, (ii) the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and (iii) the equivalent Laws in any relevant country, each as may be amended and applicable from time to time.

1.54 “Good Manufacturing Practices” or “GMP” means all applicable Good Manufacturing Practices including (i) the applicable part of quality assurance to ensure that products are consistently produced and controlled in accordance with the quality standards appropriate for their intended use, as defined in European Commission Directive 2003/94/EC laying down the principles and guidelines of good manufacturing practice, (ii) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 601 and 610, (iii) the Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products, (iv) the principles detailed in the ICH Q7A guidelines, and (v) the equivalent Laws in any relevant country, each as may be amended and applicable from time to time.

1.55 “Governmental Authority” means any multinational, federal, state, local, municipal or other governmental authority of any nature (including any governmental association, division, prefecture, subdivision, department, agency, bureau, branch, office, commission, committee, council, court or other tribunal, such as statutory health insurance funds and their associations), in each case having jurisdiction over the applicable subject matter.

1.56 “Indication” means any use of a Product for the treatment, prevention, cure or delay of progression of a human disease or condition. For clarity, the broadening of use of a Product for a particular disease (such as the extension of the use of a Product from treating a particular disease or condition for use as an adjuvant treatment for such disease or condition or the use of a Product as a front-line therapy after receiving Regulatory Approval as a second line therapy for treatment of the same disease or condition) shall not be deemed to be separate Indications. For example, prostate cancer is one Indication, and any different treatment lines, different patient populations etc. of prostate cancer are not considered different indications, whereas lung cancer is considered a different Indication.

1.57 “IND” means the equivalent application of an Investigational New Drug Application to the equivalent agency of the FDA in the Territories, such as a clinical trial application (“CTA”) or a clinical trial exemption (“CTX”), the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.58 “Invented” means the acts of (an) inventor(s), as determined in accordance with applicable patent Laws relating to inventorship set forth in the patent Laws of the U.S. (Title 35, United States Code) in discovering, conceiving or completing an Invention.

1.59 “Invention” means any writing, invention, discovery, improvement, technology or other Know-How (in each case, whether patentable or not) that is not existing as of the Effective Date and is Invented or generated under this Agreement (whether in the performance of Development Activities or in the performance of MorphoSys Territory Required Development Activities, MorphoSys Territory Discretionary Development Activities, Emergent Territory Required Development Activities or Emergent Territory Discretionary Development Activities), during the Term.

1.60 “JMAA” means an application that is filed with the MHLW to obtain Product Approval for the Product in the Japan.

1.61 “Joint Invention” means any Invention that is not an Emergent Sole-Funded Invention, not a MorphoSys Sole-Funded Invention, not an Emergent Platform Invention and not an Emergent Manufacturing Invention.

1.62 “Joint Know-How” means (i) any Know-How, other than Emergent Platform Know-How and Emergent Manufacturing Know-How, resulting from Development Activities, whether generated by or on behalf of either Party or their respective Affiliates on the course of the Development Activities, including Joint Inventions, or (ii) an Invention, other than an Emergent Platform Invention or a Emergent Manufacturing Invention, that is generated jointly by an employee of Emergent or its Affiliates or a Person under an obligation of assignment to Emergent or its Affiliates and an employee of MorphoSys or its Affiliates or a Person under an obligation of assignment to Emergent or its Affiliates.

1.63 “Joint Patent” means any Patent claiming Joint Inventions.

1.64 “Joint Regulatory Costs” means the costs and expenses incurred by a Party or its Affiliates attributable to, or reasonably allocable to, the preparation and obtaining of Regulatory Materials for the Product in the Major Markets and that are consistent with Development Activities performed under the applicable Development Plan, but shall exclude the costs of any filing fees associated with submissions for Regulatory Approvals.

1.65 “Joint Steering Committee” or “JSC” means the joint steering committee formed by the Parties as described in Section 3.1.

1.66 “Joint Technology” means the Joint Know-How and the Joint Patents.

1.67 “Know-How” means any proprietary data, results, material(s), technology, and nonpublic information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports and plans, market research, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data and procedures, including Development Data.

1.68 “Laws” means all laws, statutes, rules, regulations, directives, decisions, ordinances, guidelines and other pronouncements of any Governmental Authority.

1.69 “Major Markets” means the United States, EU, Japan and China.

1.70 “Manufacture” or “Manufacturing” means all activities related to the manufacturing of Drug Substance, Vialed Product, Finished Product or a Placebo thereof, or any ingredient thereof, including manufacturing for clinical use or commercial sale, in-process and lot release testing, release of Drug Substance or Vialed Product or Finished Product or Placebo, quality assurance activities related to manufacturing of Drug Substance, Vialed Product, Finished Product or a Placebo thereof, handling and storage of Drug Substance, Vialed Product, Finished Product or a Placebo thereof; provided, however, that for purposes of clarity “Manufacture” shall include fill and any compounding or lyophilization required of Drug Substance or Placebo into Vialed Product, Finished Product or Placebo thereof and shall, unless otherwise agreed by the Parties, include Packaging and Labeling (whether in commercial or clinical packaging presentation).

1.71 “Manufacturing Development Activities” means development of test methods, stability testing, formulation development, process development, quality assurance activities, quality control activities, qualification and validation activities, analytic process development, manufacturing process validation, scale-up, and all other activities, including CMC-related activities, necessary for or related to the development of Manufacture of the Product and Placebo.

1.72 “Manufacturing License Occurrence” means the occurrence of the circumstances set forth in Section 7.11 which shall be included also in the Supply Agreement, whereby MorphoSys receives a license to Manufacture the Product in accordance with Section 2.1.2.

1.73 “Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to market the Product (but excluding Pricing Approval) in any particular country or regulatory jurisdiction, including such application filed with the FDA, with the EMA pursuant to the centralized procedure, with the MHLW or with the applicable Regulatory Authority of a country in the Territories.

1.74 “Medical Affairs Activities” means activities, compliant with applicable Laws, designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, a Product sold in the Territories, including by way of example: (i) activities of Medical Science Liaisons; (ii) the provision of grants to support continuing medical education, symposia, or Third Party research related to a Product; (iii) the development, publication and dissemination of publications relating to a Product and/or related disease or therapeutic indication; (iv) medical information services provided in response to inquiries communicated via Medical Representatives or received by letter, phone call, email or other means of communication; and (v) the conduct of advisory board meetings, meetings with prescribing doctors and other professionals or other programs, in each case the purpose of which is to obtain advice and feedback related to the Commercialization of, or medical activities concerning, a Product.

1.75 “Medical Representative” means an individual sales representative who is responsible for promoting and detailing Product in the Territories.

1.76 “Medical Science Liaison” means an individual who is employed by or on behalf of either Party or its Affiliates and who provides educational services and other educational efforts directed towards the medical and/or scientific community.

1.77 “MHLW” means Japan’s Ministry of Health, Labor and Welfare and any of its subsidiary agencies or local governments responsible for pharmaceutical matters, or any successor agency having substantially the same function.

1.78 “MorphoSys Applied Know-How” means all Know-How that is (a)(i) Controlled by MorphoSys (or its Affiliates) as of the Effective Date or comes under the Control of MorphoSys (or its Affiliates) during the Term (other than as a result of the licenses granted by Emergent to MorphoSys under this Agreement) and (ii) incorporated by a decision of MorphoSys in any Product prior to any termination of this Agreement (provided, however, that such Know-How is necessary or reasonably useful for the Development, Manufacture or Commercialization of any Product) or (b) a MorphoSys Sole-Funded Invention.

1.79 “MorphoSys Applied Patent” means any Patent that (a)(i) is Controlled by MorphoSys (or its Affiliates) as of the Effective Date or comes under the Control of MorphoSys (or its Affiliates) during the Term (other than as a result of the licenses granted by Emergent to MorphoSys under this Agreement) and (ii) that claims any MorphoSys Applied Know-How or (b) is a MorphoSys Sole-Funded Patent.

1.80 “MorphoSys Applied Technology” means the MorphoSys Applied Know-How and the MorphoSys Applied Patents.

1.81 “MorphoSys Sole-Funded Patent” means any Patent that claims a MorphoSys Sole-Funded Invention.

1.82 “MorphoSys Sole-Funded Invention” means any Invention arising solely from a Sole-Funded Activity by MorphoSys Invented by either Party or its Affiliates, or a Person under an obligation of assignment to MorphoSys or its Affiliates.

1.83 “MorphoSys Territory” means the entire world except for countries of the Emergent Territory.

1.84 “MorphoSys Territory Discretionary Development Activities” means Development activities for the Product for the MorphoSys Territory, other than MorphoSys Territory Required Development Activities or General Development Activities or Manufacturing Development Activities, and that are not jointly funded by the Parties in accordance with Section 4.7 or 4.8.

1.85 “MorphoSys Territory Required Development Activities” means the Development activities that are necessary solely for obtaining or maintaining Regulatory Approvals for the Product in those parts of the MorphoSys Territory that are not Major Markets, and that are not jointly funded by the Parties in accordance with Section 4.7 or 4.8.

1.86 “Net Sales” means the gross amount invoiced by or on behalf of either Party as the selling Party in accordance with this Agreement (the “Selling Party”) or any of its respective Affiliates or sublicensees (or any permitted distributors) to independent Third Parties on account of sales of the Product, less the following deductions specifically and solely related to the Product and actually allowed:

(a) customary trade, cash or quantity discounts actually paid, granted or accrued, to the extent not already reflected in the amount invoiced;

(b) value added tax, excise and sales taxes and customs duties to the extent included in the price and separately itemized on the invoice price (but specifically excluding, for clarity, any income taxes assessed against the income arising from such sale);

(c) outbound freight, shipment and insurance costs to the extent included in the price and separately itemized;

(d) amounts actually paid, granted or accrued on returns in accordance with a Selling Party’s returned goods policy provided to the other Party; and

(e) compulsory payments and rebates directly related to the sale of the Product paid to a Governmental Authority pursuant to governmental regulations by reason of any national or local health insurance program or similar program.

For clarity, the amount of any discounts, rebates or allowances granted or taken with respect to the total sales to a customer for multiple products of the Selling Party (or its Affiliate, sublicensee, permitted distributors, agent, distributee, or designee thereof) shall not be deducted in calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to, and paid by, Third Parties shall not be deducted from the invoice price in the calculation of Net Sales. In the case of any sale of the Product for value other than in an arm’s length transaction exclusively for cash, such as barter or counter-trade, Net Sales shall be determined by referencing Net Sales at which substantially similar quantities of the Product are sold in an arm’s length transaction for cash.

Notwithstanding the foregoing, amounts billed by a Selling Party, its Affiliates, its sublicensees or any permitted distributors for the sale of Product among a Selling Party, its Affiliates, its sublicensees or any permitted distributor for resale shall not be included in the computation of Net Sales hereunder. Net Sales shall be accounted for in accordance with generally accepted accounting principles (“GAAP”), consistently applied. If a Selling Party, its Affiliates, its sublicensees or any permitted distributor sells the Product as part of a bundle with other products or offers package deals to customers that include the Product, the Product shall not be offered as a loss leader and any discounts shall be applied proportionally among the Product and the other products bundled together with the Product.

If a Product is sold as part of a product containing an additional clinically active component, Net Sales of Product, for the purpose of determining royalty payments, shall be determined by multiplying Net Sales (as defined above) of the combination product by the fraction A/(A+B), where A is the average sales price of the Product containing the Compound alone when sold separately in finished form and B is the average sale price of the additional clinically active component sold separately in finished form, provided that, if the individual components are not sold separately, the Parties will agree in good faith a reasonable apportionment of the sale price between the components of the product in question.

1.87 “Out-of-Pocket Costs” means costs and expenses, excluding value added tax, paid to Third Parties (or payable to Third Parties and accrued in accordance with GAAP), other than Affiliates or employees, by either Party.

1.88 “Patents” means patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, any patent issued with respect to any such patent applications, any reissue, reexamination, utility models or designs, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts thereof in any country.

1.89 “Patent Term Extension” means any term extensions, supplementary protection certificates and equivalents thereof offering Patent protection beyond the initial term with respect to any issued Patents.

1.90 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.91 “Phase I Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a) or the foreign equivalent thereof.

1.92 “Phase I/II Clinical Trial” shall mean the Clinical Trial for the Product conducted under protocol number 401, the synopsis of which is set forth in Schedule 1.92, or further protocol amendments.

1.93 “Phase II Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b) or the foreign equivalent thereof.

1.94 “Phase III Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c) or the foreign equivalent thereof.

1.95 “Phase IV Clinical Trials” means certain post-marketing studies to delineate additional information about a pharmaceutical product’s risks, benefits, and optimal use, commenced after receipt of regulatory approval for a product in the indication for which such trial is being conducted.

1.96 “Placebo” means a substance or mixture of substances lacking presence of Compound, manufactured for purposes of control treatment in blinded Clinical Trials. For purposes herein, Placebo refers to finished and packaged form of such substance.

1.97 “Pre-Marketing” means all sales and marketing activities undertaken prior to and in preparation for the launch of the Product in a given country or other regulatory jurisdiction in the Territories. Pre-Marketing shall include market research, key opinion leader development, advisory boards, medical education, disease-related public relations, sales force training and other pre-launch activities prior to the First Commercial Sale of the Product in a given country or other regulatory jurisdiction in the Territories.

1.98 “Pricing Approval” means the approval, agreement, determination or decision from a Governmental Authority establishing the price and/or reimbursement for the Product for sale in a given country or regulatory jurisdiction, as required by applicable Laws in such country or other regulatory jurisdiction prior to or subsequent to the marketing and sale of the Product in such country or regulatory jurisdiction.

1.99 “Product” means any pharmaceutical product containing the Compound (alone or with other active ingredients), in all forms, presentations, formulations, administration, dosages, dosage forms, and packages. For clarity, “Product” shall include a RFN Product unless the Parties have decided to not Develop such RFN Product under the Development Plan pursuant to Section 2.7.

1.100 “Product Approval” means the approval by a Governmental Authority necessary for the marketing and sale of the Product in a given country or regulatory jurisdiction, which may include the approval of an MAA (but shall not include any Pricing Approvals).

1.101 “Product Complaint” means any written, verbal or electronic expression of dissatisfaction regarding any Product sold by or on behalf of either Party (or any of its Affiliates or sublicensees) in the Territories, including reports of actual or suspected product tampering, contamination, mislabeling or inclusion of improper ingredients.

1.102 “Product Inventions” means all Inventions relating to a PSMA Binding Domain, including Inventions relating to composition of matter, method of use and method of manufacture of the Product.

1.103 “Product Know-How” means all Know-How relating to a PSMA Binding Domain, including Know-How relating to composition of matter, method of use and method of manufacture of the Product. For clarity, Product Know-How shall be either Emergent Know-How, Joint Know-How or MorphoSys Applied Know-How.

1.104 “Product Patents” means all Patents that Cover Product Inventions. For clarity, Product Patents shall be either Emergent Patents, Joint Patents or MorphoSys Applied Patents.

1.105 “Product Marks” means the trademarks for use in connection with the Commercialization of the Product, including the trade dress, style of packaging and Internet domain names used in connection with the Commercialization of the Product.

1.106 “Product Specifications” means those Manufacturing, performance, quality-control Release, and Packaging and Labeling specifications for the Product in the Territories, which are agreed to by the Parties or initially as set forth in the applicable Product Approval for the Product, as such specifications may be amended from time to time pursuant to the terms of this Agreement.

1.107 “Promotional Materials” means all written, printed, video or graphic advertising, promotional, educational and communication materials (other than the Product labels and package inserts) for marketing, advertising and promoting of the Product in the Territories, for use (i) by a Sales Representative or a Medical Science Liaison or (ii) in advertisements, web sites or direct mail pieces.

1.108 “PSMA Antigen” means prostate specific membrane antigen (PSMA), also known as the enzyme glutamate carboxypeptidase II (GCPII), N-acetyl-L-aspartyl-L-glutamate peptidase I (NAALADase I), or NAAG peptidase.

1.109 “PSMA Binding Domain” means a Binding Domain that binds the PSMA Antigen and which has greater binding selectivity for the PSMA Antigen versus other antigens (and, for purposes of this definition, disregarding any residual binding activity).

1.110 “Regulatory Approvals” means all necessary approvals (including INDs, Product Approvals, Pricing Approvals and, in each case any supplements and amendments thereto), licenses, registrations or authorizations of any Governmental Authority, necessary for the manufacture, distribution, use, promotion and sale of the Product in a given country or regulatory jurisdiction.

1.111 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approvals in such country or regulatory jurisdiction, including (i) in the U.S., the FDA, and (ii) in the European Union, the European Commission and relevant national medicines regulatory authorities.

1.112 “Regulatory Costs” means the costs and expenses incurred by a Party or its Affiliates attributable to, or reasonably allocable to, (i) with respect to the Major Markets, the filing fees associated with submissions for Regulatory Approvals for the Product, including the MAA, Product Approval, Pricing Approvals and Manufacturing-related Regulatory Approvals, the preparation, obtaining or maintaining of Regulatory Materials subsequent to receipt of the respective Regulatory Approvals for which such Regulatory Material is necessary and the cost of maintaining such respective Regulatory Approvals after it was received, including expenses for meetings with Regulatory Authorities after filing for the respective Regulatory Approval and (ii) with respect to the Territories outside the Major Markets, the preparation, obtaining or maintaining of those parts of the Regulatory Materials required of the Regulatory Approvals for the Product, including the MAA, Product Approval, Pricing Approvals and Manufacturing-related Regulatory Approvals, including any filing fees and expenses for meetings with Regulatory Authorities, in each of (i) and (ii) that are consistent, if applicable, with the Development Plan. Regulatory Costs shall exclude any Joint Regulatory Costs.

1.113 “Regulatory Data” means any and all research data, pharmacology data, chemistry, manufacturing and control data, preclinical data, clinical data and all other documentation submitted, or required to be submitted, to Regulatory Authorities in association with obtaining or maintaining all Regulatory Approvals (including Pricing Approval) for the Product in the Territories (including any applicable Drug Master Files (“DMFs”), Chemistry, Manufacturing and Control (“CMC”) data, or similar documentation).

1.114 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Governmental Authority with respect to the Product in a given country or regulatory jurisdiction other than a Patent right.

1.115 “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority that are necessary in order to Develop, Manufacture, obtain and maintain Regulatory Approvals, market, sell or otherwise Commercialize the Product in a particular country or regulatory jurisdiction. Regulatory Materials include materials relating to pre-IND meetings, INDs, pre-MAA meetings (including the biologics license application filed with the FDA), MAAs, presentations, responses, and applications for other Regulatory Approvals.

1.116 “Release” means, as required by the local applicable Laws in the designated country of use of the Finished Product or Placebo, including, as applicable, as defined in European Directive 2001/83EC as may be amended from time to time, release by a quality control unit or by a qualified person for use in a Clinical Trial or for (commercially) placing on the market or any other equivalent release.

1.117 “Royalty Term” means, on a country-by-country and Product-by-Product basis in the Emergent Territory or the MorphoSys Territory, as the case may be, the period of time beginning on the date [**].

1.118 “SAE” means Serious Adverse Event.

1.119 “Sales Representative” means an individual who is employed by or on behalf of either Party (or its Affiliates, sublicensees, authorized distributors or subcontractors) and who performs details and other promotional efforts with respect to the Product.

1.120 “SUSAR” means Suspected Unexpected Serious Adverse Reaction.

1.121 “Territories” means, collectively, the Emergent Territory and the MorphoSys Territory, and “Territory” means the Emergent Territory, with respect to Emergent, or the MorphoSys Territory, with respect to MorphoSys, as applicable.

1.122 “Third Party” means any Person other than Emergent or MorphoSys or their respective Affiliates.

1.123 “Third Party Manufacturing License Agreement” means that certain License Agreement, dated December 13, 2013, by and between [**] (“Existing Manufacturing Licensor”) and Emergent, as amended.

1.124 “Third Party Manufacturing Payments” means any royalties or milestone payments or other fees due to Existing Manufacturing Licensor under the Third Party Manufacturing License Agreement on account of the license of intellectual property, or the manufacture or the subsequent sale of the Product by or on behalf of a Party, its Affiliates, sublicensees or subcontractors, as applicable.

1.125 “United States” or “U.S.” means the United States of America and its possessions and territories (which includes the Commonwealth of Puerto Rico and the District of Columbia).

1.126 “[**] License” means that Exclusive License Agreement, dated December 12, 2011, by and between the [**] and Emergent.

1.127 “Valid Claim” means (a) a claim of an issued and unexpired Emergent Patent, Emergent Platform Patent, Emergent Manufacturing Patent, Joint Patent, or MorphoSys Applied Patent (other than MorphoSys Sole-Funded Patents or Emergent Sole-Funded Patents, but only as long as there is no buy-in into the respective Sole-Funded Activity in accordance with Section 4.8) that (i) has not been rejected, revoked or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which decision no appeal can be further taken and (ii) has not been finally abandoned, disclaimed or admitted to be invalid or unenforceable through reissue or disclaimer; or (b) a claim included in a pending patent application of an Emergent Patent, Emergent Platform Patent, Emergent Manufacturing Patent, Joint Patent, or MorphoSys Applied Patent (other than MorphoSys Sole-Funded Patents or Emergent Sole-Funded Patents, but only as long as there is no buy-in into the respective Sole-Funded Activity in accordance with Section 4.8) (whether filed before or after the Effective Date) that (i) has not been pending for more than [**] years from the earliest claimed priority date of such patent application (provided, however that for purposes of clarity, in the event such pending claim subsequently issues in an issued patent, then such claim shall again be a Valid Claim as of the date of issuance of such patent) and (ii) has not been finally determined to be unallowable by the applicable governmental authority (from which no appeal is or can be taken).

1.128 “Vialed Product” means the finished form of the Product, packaged in unlabeled vials.

Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include”, “includes” and “including” are not limiting; (b) “hereof, “hereto”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) words of one gender include the other gender; (d) references to a contract or other agreement mean such contract or other agreement as from time to time amended, modified or supplemented; (e) references to a Person are also to its permitted successors and assigns; (f) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless expressly stated otherwise; and (g) references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
“Agreement”	Preamble
“Alliance Manager”	3.13
“Alternative Product Mark”	6.6.1	(a)
[**]	2.6.1
“Assumed Development Activities”	2.6.2
“Assumed Development Activity Option”	2.6.2
“Audit”	8.11
“Audited Party”	8.11
“Auditing Party”	8.11

“Bankrupt Party”	14.9
“CHMP”	5.2.1	(c)
“Chief Executive Officer”	3.5.2
“CMC”	1.113
“Commercial Supply Price”	7.3.3
“Committee”	3.8
“Confidential Information”	12.1
“Controlling Party”	9.6.1	(a)
“Credit Agreement”	10.2.9
“CTA”	1.57
“CTX”	1.57
“De Minimis Overage Amount”	4.4.2
“Developing Party”	2.6.2
“Development Budget”	4.3.1	(d)
“Development Cost Cap”	4.4.4	(a)
“Development Plan”	4.3.1
“Development Proposal”	4.7.3
“Development Supply Price”	7.2.2
“Disclosing Party”	12.1
“DMFs”	1.113
“Effective Date”	Preamble
“Emergent”	Preamble
“Emergent Remedy Notice”	14.2
“Emergent Royalty Payments”	8.13
“Emergent Diagnostic Royalty Rates”	8.13
“Emergent RTCC Platform”	1.31
“Emergent Therapeutic Royalty Rates”	8.13
“Excess Development Cost Increment”	4.4.4	(b)
“Excess Development Cost Increment Enhanced Product”	4.4.4	(b)
“Excess Development Cost Increment Label Expansion Product”	4.4.4	(b)
“Excess Development Cost Increment New Product”	4.4.4	(b)
“Excess Development Cost Increment Product”	4.4.4	(b)
“Excess Overage Amount”	4.4.2
“Excess Overage Amount Product”	4.4.2
“Existing Manufacturing Licensor”	1.123
“Extended Protection Confidential Information”	12.3
“Failure to Supply”	7.10.1
“GAAP”	1.86
“Global Product Mark”	6.6.1	(a)
“ICC”	3.6
“ICH”	1.52
“Indemnification Claim Notice”	11.3.1
“Indemnified Party” and “Indemnifying Party”	11.3.1
“Indemnitee” and “Indemnitees”	11.3.1
“Infringement Claim”	9.6.1

“Initial Development Plan”	4.3.2
“Intellectual Property Committee” or “IPC”	3.9
“Invalidation Proceeding”	9.6.2(b)
“Invalidation/Re-Examination Patent”	9.6.2(b)
“Joint Steering Committee” or “JSC”	1.65
“Jointly Funded Development Data”	1.20
“Latest Emergent Termination Date”	13.3.1(c)
“Losses”	11.1
“Manufacturing License Occurrence”	7.11
“Milestone Notification Notice”	8.2
“MorphoSys”	Preamble
“MorphoSys Diagnostic Royalty Rates”	8.3
“MorphoSys Remedy Notice”	14.4
“MorphoSys Royalty Payments”	8.3
“MorphoSys Therapeutic Royalty Rates”	8.3
“Opposition Patents”	9.6.2(a)
“Opposition Proceeding”	9.6.2(a)
“Packaging and Labeling”	7.4
“Party” or “Parties”	Preamble
“Patent Challenge”	9.9
“Phase I/II Clinical Trial Dose Escalation Phase”	13.2
“PPI”	7.3.3
“Quality Agreements”	7.5
“Receiving Party”	12.1
“Reconciliation Development Payment”	8.10.2
“Recoupment Amount”	4.4.4(b)
“Recovery”	9.6.3(c)(v)
“Redacted Agreement”	12.7.2
“Re-Examination Proceeding”	9.6.2(b)
“RFN Product”	2.7
“Royalty Recoupment Adjustment”	4.4.4(b)
“Royalty Recoupment Adjustment Date”	4.4.4(b)
“Second Third Party Manufacturing Amendment”	2.1.2
“Senior Officer”	3.5.1
“Serious Supply Risk”	7.10.2
“Sole-Funded Development Data”	1.20
“Sole-Funded Activity”	4.7.5
“Supply Agreement”	7.3
“Term”	13.1
“Third Party Claim”	11.1
“Third Party IP”	8.5.2
“Third Party IP Agreement”	8.5.2
“Upfront Fee”	8.1
“VAT”	8.6

ARTICLE 2

Licenses

2.1 Grant to MorphoSys.

2.1.1 General Grant to MorphoSys. Subject to the terms and conditions of this Agreement, Emergent hereby grants to MorphoSys, and MorphoSys hereby accepts:

(i) during the Term, an exclusive (even as to Emergent and its Affiliates but subject to Emergent’s retained rights in Section 2.3.3) license, including the right to sublicense through multiple tiers (subject to the restrictions set forth in Section 2.5.3), under the Emergent Technology, Emergent Platform Technology, Emergent Manufacturing Technology and Emergent’s interest in the Joint Technology, to Develop the Product in the MorphoSys Territory in the Field; and

(ii) during the Term, an exclusive license (even as to Emergent and its Affiliates), including the right to sublicense through multiple tiers (subject to the restrictions set forth in Section 2.5.3), under the Emergent Technology, Emergent Platform Technology, Emergent Manufacturing Technology and Emergent’s interest in the Joint Technology, to Commercialize the Product in the Field in the MorphoSys Territory; and

(iii) during the Term, a non-exclusive, cost-free, perpetual, worldwide license under the Emergent Technology, Emergent Platform Technology, Emergent Manufacturing Technology and Emergent’s interest in the Joint Technology, to perform Development Activities in the Emergent Territory solely in accordance with the Development Plan and for Sole-Funded Activities by MorphoSys.

2.1.2 Manufacturing Grant to MorphoSys. Subject to the terms and conditions of this Agreement, the Supply Agreement and the Quality Agreements, in the event of a Manufacturing License Occurrence, Emergent hereby grants to MorphoSys a co-exclusive (with Emergent and its Affiliates), license (during the Term), including the right to sublicense through multiple tiers (subject to the restrictions set forth in Section 2.5.3), under the Emergent Manufacturing Technology, Emergent’s interest in the Joint Technology, Emergent Patents and the Emergent Platform Technology, to Manufacture the Product for Development worldwide in the Field and for Commercialization in the Field in the MorphoSys Territory. MorphoSys hereby accepts such license. Emergent shall use best efforts to, together with MorphoSys, which will use best efforts to, obtain the Second Third Party Manufacturing Amendment within a period of six (6) months after the Effective Date. Hereinafter, “Second Third Party Manufacturing Amendment” means an amendment to the Third Party Manufacturing License Agreement, under which Existing Manufacturing Licensor allows Emergent to grant under such Third Party Manufacturing License Agreement a sublicense for Manufacture of the Product by, in addition to MorphoSys, at least [**] Third Party contract manufacturers on behalf of MorphoSys, and at least one of them being capable of Manufacturing the Product for, and if required by applicable Law, in China and Japan, acceptable to Existing Manufacturing Licensor, on the one hand, and to both Emergent and MorphoSys, on the other hand (it being understood that any of the top [**] contract manufacturers (in terms of capacities for manufacturing or other similar manufacturing volume) on a worldwide or regional basis, as applicable, would be acceptable to MorphoSys and Emergent)

and to transfer the Manufacturing process to such contract manufacturers. In the event that the Parties are not able to obtain the Second Third Party Manufacturing Amendment within a period of six (6) months after the Effective Date, MorphoSys may seek and obtain a direct license from Existing Manufacturing Licensor permitting MorphoSys to sublicense Manufacture of the Product to at least [**] Third Party contract manufacturers on behalf of MorphoSys and to transfer the Manufacturing process to such contract manufacturers, and, in the event MorphoSys enters into such a direct license with Existing Manufacturing Licensor, Emergent shall reimburse MorphoSys for [**] percent ([**]%) of any and all incremental amounts (including upfront payments, milestone payments, license fees, royalties or other payments) payable by MorphoSys to Existing Manufacturing Licensor under such direct license beyond the amounts payable to Existing Manufacturing Licensor under the Third Party Manufacturing License Agreement.

2.2 Grant to Emergent.

2.2.1 General Grant to Emergent. Subject to the terms and conditions of this Agreement, MorphoSys hereby grants to Emergent, and Emergent hereby accepts:

(i) during the Term, an exclusive license, including the right to sublicense through multiple tiers (subject to the restrictions set forth in Section 2.5.3), under the MorphoSys Applied Technology and MorphoSys’ interest in the Joint Technology, to (A) Develop the Product in the Emergent Territory in the Field, (B) Commercialize the Product in the Field in the Emergent Territory, and (C) Manufacture the Product worldwide for (1) Development in the Field, (2) Commercialization in the Field in the Emergent Territory, and (3) Commercialization in the Field in the MorphoSys Territory by or on behalf of MorphoSys; and

(ii) during the Term, a non-exclusive, cost-free, perpetual, worldwide license or sublicense, as applicable, under the Emergent Technology, Emergent Platform Technology, Emergent Manufacturing Technology, Emergent’s interest in the Joint Technology, the MorphoSys Applied Technology and MorphoSys’ interest in the Joint Technology to perform Development Activities in the MorphoSys Territory solely in accordance with the Development Plan and for Sole-Funded Activities by Emergent.

2.2.2 Additional Grant to Emergent. Subject to the terms and conditions of this Agreement, to the extent that it is not legally possible for MorphoSys to assign to Emergent all right, title and interest in and to the Emergent Platform Inventions and Emergent Manufacturing Inventions pursuant to Section 9.1.4, MorphoSys hereby grants to Emergent a co-exclusive (with MorphoSys, its Affiliates and sublicensees), perpetual license, including the right to sublicense through multiple tiers (subject, with respect only to the Product, to the restrictions set forth in Section 2.5.3(b)), under the Emergent Platform Inventions and Emergent Manufacturing Inventions, if any, contained in the MorphoSys Applied Technology or MorphoSys Sole-Funded Inventions, to make, have made, use, have used, sell or have sold the Product in accordance with the licenses granted under Section 2.2.1 or any other product. Emergent hereby accepts such license.

2.3 Additional Licensing Provisions.

2.3.1 Negative Covenant. Each Party covenants that it will not use or practice any of the other Party’s Patents, Know-How or other intellectual property rights licensed (or sublicensed, as applicable) to it under this Article 2 except for the purposes (i) permitted under this Agreement or (ii) allowed under applicable Laws where such Patents, Know-How or other intellectual property rights are in the public domain without violation by such Party of any confidentiality obligation to the other Party under this Agreement.

2.3.2 No Implied Licenses; Retained Rights. Except as explicitly set forth in this Agreement, neither Party grants any license, express or implied, under its intellectual property rights to the other Party, whether by implication, estoppel or otherwise.

2.3.3 Emergent Manufacturing. Subject to the terms and conditions of this Agreement, the Supply Agreement, and the Quality Agreements, Emergent retains the right to Manufacture the Product worldwide for (i) Development in the Field, (ii) Commercialization in the Field in the Emergent Territory and (iii) Commercialization in the Field in the MorphoSys Territory by or on behalf of MorphoSys.

2.3.4 Certain Research by Emergent. Within [**] years after the Effective Date, Emergent may use ES414 as a control molecule in in vitro experiments to study mechanistic function and structural analysis of other Emergent RTCC Platform molecules in development. Upon prior approval from MorphoSys, to be considered by MorphoSys in good faith, Emergent may conduct any other experiments and publish the results of those experiments.

2.3.5 Documents and Declarations. Each Party shall execute all documents, give all declarations regarding the licenses granted hereunder and reasonably cooperate with the other Party upon its reasonable request at the cost of the requesting Party to the extent such documents, declarations and/or cooperation are required for the recordal or registration of the licenses granted hereunder at patent office(s) in the requesting Party’s Territory.

2.4 Transfer of Emergent Know-How. Within ninety (90) calendar days after the Effective Date, Emergent shall furnish to MorphoSys a data package that shall include tangible or physical embodiments or electronic file of the Emergent Know How and the Emergent Platform Know-How existing at the Effective Date. MorphoSys shall not use any of the Emergent Platform Know-How furnished by Emergent under this Agreement for any purpose whatsoever, except as specifically authorized in this Agreement. In the event MorphoSys reasonably believes at any time during the Term that the tangible or physical embodiments or electronic file of the Emergent Know-How, the Emergent Platform Know-How or, in the event of a Manufacturing License Occurrence, tangible or physical embodiments or electronic file of the Emergent Manufacturing Know-How, furnished by Emergent is incomplete, MorphoSys shall provide written notice thereof to Emergent, and Emergent shall furnish such missing Know-How as promptly as practicable after receipt of MorphoSys’ written notice hereunder. Emergent shall use its reasonable endeavors to answer all questions received from MorphoSys regarding the Emergent Know-How, Emergent Platform Know-How or, in the event of a Manufacturing License Occurrence, Emergent Manufacturing Know-How, as soon as reasonably possible after receipt of MorphoSys’ request.

2.5 Performance by Affiliates, Subcontractors and Sublicensees.

2.5.1 Performance by Affiliates. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party shall remain responsible for and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party. Wherever in this Agreement the Parties delegate responsibility to Affiliates, the Parties agree that such entities may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

2.5.2 Subcontractors. Each Party shall ensure that each of its subcontractors accepts and complies with all of the terms and conditions of this Agreement, and such Party shall guarantee its subcontractors’ performance under this Agreement. For the avoidance of doubt, each Party will remain directly responsible for the Development and Commercialization obligations and all amounts owed to the other Party under this Agreement. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against a subcontractor, for any obligation or performance hereunder prior to proceeding directly against such Party.

2.5.3 Sublicensees.

(a) Prior to filing of Product Approval in the EU, MorphoSys shall be required to obtain the prior written consent of Emergent for any sublicensing, transferring, assigning or conveying (i) of Development rights (alone or in combination with Commercialization rights) under rights granted to MorphoSys under Section 2.1.1, or (ii) of Manufacturing rights granted to it under Section 2.1.2; provided, that after filing of Product Approval in the EU, subject to Section 2.1.2 MorphoSys shall be required to obtain the prior written consent of Existing Manufacturing Licensor under the Third Party Manufacturing License Agreement for any sublicensing, transferring, assigning or conveying of Manufacturing rights granted to it under Section 2.1.2 If MorphoSys intends to sublicense the rights referenced in the previous sentence, prior to filing of Product Approval in the EU, MorphoSys shall disclose to Emergent the identity of the potential sublicensee. Emergent shall within twenty-five (25) calendar days notify MorphoSys whether it consents to such sublicense; provided, however, that Emergent shall not unreasonably withhold its consent. It shall be unreasonable for Emergent to withhold such consent if the potential sublicensee is one of the top [**] pharmaceutical or biotechnology companies (based on annual sales) with good standing and with the relevant capability and expertise to perform its obligations under such sublicense, unless such potential sublicensee is a Competitor. In the event that Emergent fails to deny consent to such proposed sublicense within such twenty-five (25) calendar day period, Emergent shall be deemed to have given its consent with respect to such sublicense. MorphoSys shall not be required to obtain the prior written consent of Emergent for any sublicensing, transferring, assigning or conveying of Commercialization rights (not in combination with Development rights) under rights granted to MorphoSys under Section 2.1.1 in any country or region in the MorphoSys Territory, if MorphoSys in good faith determines that such sublicensee has the relevant capability and expertise to perform its obligations under the sublicense.

(b) Prior to filing of Product Approval in the United States, Emergent shall be required to obtain the prior written consent of MorphoSys for any sublicensing, transferring, assigning or conveying of Development rights (alone or in combination with Commercialization rights) under rights granted to Emergent under Section 2.2 or of Development rights (alone or in combination with Commercialization rights) under Emergent Technology, Emergent Platform Technology, Emergent Manufacturing Technology and Emergent’s interest in the Joint Technology, in each case, for the Product in the Field in the Emergent Territory. If Emergent intends to sublicense the rights or activities referenced in the foregoing sentence of this Section, Emergent shall disclose to MorphoSys the identity of the potential sublicensee. MorphoSys shall within twenty-five (25) calendar days notify Emergent whether it consents to such sublicense; provided, however, that MorphoSys shall not unreasonably withhold its consent. It shall be unreasonable for MorphoSys to withhold such consent if the potential sublicensee is one of the top [**] pharmaceutical or biotechnology companies (based on annual sales) with good standing and with the relevant capability and expertise to perform its obligations under the sublicense, unless such potential sublicensee is a Competitor. In the event that MorphoSys fails to deny consent to such proposed sublicense within such twenty-five (25) calendar day period, MorphoSys shall be deemed to have given its consent with respect to such sublicense. Emergent shall not be required to obtain the prior written consent of MorphoSys for any sublicensing, transferring, assigning or conveying of Commercialization rights (not in combination with Development rights) under rights granted to Emergent under Section 2.2 in any country or region of the Emergent Territory, if Emergent in good faith determines that such sublicensee has the relevant capability and expertise to perform its obligations under the sublicense.

2.5.4 Conditions of Sublicenses and Subcontracts. With respect to each such sublicense pursuant to Section 2.5.3 or subcontract pursuant to Section 2.5.2, as applicable, each Party shall ensure that each of its sublicensees and subcontractors accepts and complies with all applicable terms and conditions of this Agreement, and such Party shall remain responsible for the performance of its sublicensees and subcontractors hereunder, and any such sublicense or subcontract shall (a) be subject and subordinate to the terms and conditions of this Agreement, (b) contain terms and conditions which are not inconsistent with the terms and conditions of this Agreement, (c) not in any way diminish, reduce or eliminate any of such Party’s rights and obligations under this Agreement, and (d) impose on the sublicensee or subcontractor all applicable obligations under the terms of this Agreement, including, to the extent applicable, the reporting, audit, inspection and confidentiality provisions hereunder, as well as a provision prohibiting such sublicensee or subcontractor from sublicensing or subcontracting in violation of the terms of this Agreement. For the avoidance of doubt, each Party will remain directly responsible for all of its Development and Commercialization obligations and amounts owed to the other Party under this Agreement. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against a sublicensee or subcontractor, for any obligation or performance hereunder prior to proceeding directly against such Party. Each Party shall provide the other Party with a copy of each such sublicense agreement granted pursuant to Section 2.5.3 within thirty (30) calendar days after the execution thereof (redacted as such Party reasonably determines to protect confidential or commercially sensitive information).

2.6 Exclusivity.

2.6.1 Forbearance. Emergent hereby covenants that, for a period of [**] years after First Commercial Sale of the Product in the Emergent Territory, it shall not (and shall cause its Affiliates not to) directly or indirectly commercialize any pharmaceutical product [**]. MorphoSys hereby covenants that, for a period of [**] years after First Commercial Sale of the Product in the MorphoSys Territory, it shall not (and shall cause its Affiliates not to) directly or indirectly commercialize [**].

2.6.2 Alternative PSMA Product. In the event that, prior to the first Product Approval for the Product in the MorphoSys Territory with respect to MorphoSys, and in the Emergent Territory with respect to Emergent, such Party or any of its respective Affiliates clinically develops any Alternative PSMA Product, such Party (the “Developing Party”) shall notify the other Party in writing within thirty (30) calendar days after commencing such development with non-confidential information relating to such Alternative PSMA Product and, at the other Party’s written request, additional information relating to such Alternative PSMA Product. From the receipt of such notice until such time as the Developing Party informs the other Party in writing that it has abandoned the development of such Alternative PSMA Product, the other Party shall have the right, exercisable upon written notice to the Developing Party (the “Assumed Development Activity Option”), to assume performance of any or all Development Activities under this Agreement (the “Assumed Development Activities”); provided, that the remainder of this Agreement shall continue to apply with respect to such Assumed Development Activities, mutatis mutandis, giving effect to the assumption of such activities by the other Party (including the continuation of the bearing of such Development Costs thirty-six percent (36%) by Emergent and sixty-four percent (64%) by MorphoSys). Upon the other Party’s exercise of an Assumed Development Activity Option, the Developing Party shall transition and transfer the applicable Assumed Development Activities previously performed by the Developing Party to the other Party and use Commercially Reasonable Efforts to provide reasonable assistance to the other Party to enable the other Party to assume such Assumed Development Activities.

2.6.3 Exceptions. Notwithstanding the restrictions set forth in Sections 2.6.1 and 2.6.2, both Parties shall be allowed to (i) perform contract research activities (fee for service discovery) for Third Parties using its platform technologies and (ii) pursue outward-bound technology platform transfer agreements, in each case of clauses (i) and (ii) without any target restrictions, without violating this Agreement.

2.6.4 Jurisdictional Compliance. It is the desire and intent of the Parties that the exclusivity covenants contained in this Section 2.6 be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Emergent and MorphoSys believe that the restrictive covenants in this Section 2.6 are valid and enforceable. However, if any restrictive covenant should for any reason become or be declared by a competent court or competition authority to be invalid or unenforceable in any jurisdiction, such restrictive covenant shall be deemed to have been amended to the extent necessary in order that such provision be valid and enforceable, such amendment shall apply only with respect to the operation of such provision of this Section 2.6 in the particular jurisdiction in which such declaration is made.

2.7 Right of First Negotiation. The Parties may mutually decide to jointly develop an Alternative PSMA Product comprised of a PSMA Binding Domain and no other Binding Domain or more than one other Binding Domain (an “RFN Product”), in which case such RFN Product will then be developed under the Development Plan in accordance with this Agreement. If, after the first Product Approval for the Product in the MorphoSys Territory with respect to MorphoSys, and in the Emergent Territory with respect to Emergent, either Party intends to develop on its own or intends to grant to any Third Party the right to develop any RFN Product, then such Party shall notify the other Party in writing and submit a development proposal to the other Party to jointly Develop such RFN Product under the Development Plan, in which case Sections 4.7.3, 4.7.4 and 4.7.6 shall apply mutatis mutandis to this Section 2.7; provided that the other Party shall have the right to elect not to include such RFN Product in the Development Plan for joint development, in which case such intending Party shall be free to develop such RFN Product subject to the restrictions in Section 2.6 and such RFN Product shall no longer be deemed a Product and shall no longer be subject to the license grant under Section 2.1.

2.8 Restrictive Covenants.

2.8.1 Activities. Each Party hereby covenants and agrees that it shall not (and shall cause its respective Affiliates, sublicensees and subcontractors not to), either directly or indirectly, market, distribute or sell the Product into countries outside of its respective Territory. Without limiting the generality of the foregoing, neither Party shall (i) engage in any advertising activities relating to the Product directed solely to customers located in countries within the Territory of the other Party, or (ii) solicit orders from any prospective purchaser located in countries within the Territory of the other Party.

2.8.2 Contracts. In the event that either Party (or any of its Affiliates) enters into any agreement with a subcontractor (including, any distributors or wholesalers) or a sublicensee for the Product, it shall include in any and all such agreement provisions substantially similar to those set forth in Section 2.8.1 such that such subcontractor or sublicensee, as applicable, shall only be authorized to market, distribute and sell the Product within the applicable countries in the respective Territory of such Party, and shall be prohibited from marketing, distributing or selling the Product outside of such Territory.

2.8.3 Jurisdictional Compliance. It is the desire and intent of the Parties that the restrictive covenants contained in this Section 2.8 be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Emergent and MorphoSys believe that the restrictive covenants in this Section 2.8 are valid and enforceable. However, if any restrictive covenant should for any reason become or be declared by a competent court or competition authority to be invalid or unenforceable in any jurisdiction, such restrictive covenant shall be deemed to have been amended to the extent necessary in order that such provision be valid and enforceable, such amendment shall apply only with respect to the operation of such provision of this Section 2.8 in the particular jurisdiction in which such declaration is made.

ARTICLE 3

Governance

3.1 Joint Steering Committee. The Parties shall establish the JSC within thirty (30) calendar days after the Effective Date. The JSC shall perform the following functions:

3.1.1 Review, coordinate and discuss the overall strategy for Developing the Product in the Territories, including the overall strategy for seeking Regulatory Approvals for the Product in the Territories, and approve the overall strategy for Developing the Product and seeking Regulatory Approvals for the Product in each case under the Development Plan;

3.1.2 Manage and oversee the preparation and implementation of the Development Plan;

3.1.3 Review and discuss updates and non-material amendments to the Development Plan;

3.1.4 Approve the Development Plan, including the Development Budget and any material amendments thereto, and decide upon which Party will be responsible for the performance of the various activities set forth in the Development Plan on the basis of each Party’s respective experience, capabilities and capacity;

3.1.5 Review and discuss inclusion of Excess Overage Amounts;

3.1.6 Review, discuss and approve Clinical Trials or other Development activities proposed by either Party to be included in the Development Plan;

3.1.7 Review and discuss Development Proposals and the progress of any Sole-Funded Activity;

3.1.8 Facilitate the exchange of information between the Parties under this Agreement regarding the strategy for implementing the Development Activities, including sharing of Development Data created pursuant to this Agreement and establishing procedures for the efficient sharing of information and materials and Know-How reasonably necessary or useful for the Development of the Product in the Territories;

3.1.9 Coordinate and facilitate exchange by both Parties of CMC Information, Regulatory Data and Regulatory Materials in support of filings, facility inspections and Product launch in the MorphoSys Territory and the Emergent Territory;

3.1.10 Review, discuss and approve the design of the Clinical Trial protocols and endpoints and oversee the conduct of all Clinical Trials required as set forth in the Development Plan, and any General Development Activities, as well as review and discuss any MorphoSys Territory Required Development Activities, MorphoSys Territory Discretionary Development Activities, Emergent Territory Required Development Activities or Emergent Territory Discretionary Development Activities to be conducted with respect to the Product in the Territories;

3.1.11 Review and discuss the contents of all submissions to Regulatory Authorities and Governmental Authorities in the Territories for Regulatory Approvals (including Pricing Approvals), Regulatory Materials and all necessary filing and registration activities related thereto;

3.1.12 Review Regulatory Approvals for the Product in the Territories;

3.1.13 Discuss, and during Development approve, which Party will be responsible for the maintenance of the global safety database;

3.1.14 Review, discuss and oversee issues regarding pharmacovigilance and safety in the Territories (including the maintenance of the global safety database);

3.1.15 Oversee, discuss and approve the Manufacturing Development Activities and discuss progress and issues concerning Manufacturing Development Activities;

3.1.16 Review and discuss the amounts and timelines of Product for supply of Sole-Funded Activities, and review, discuss and approve the amounts and timelines of Product for supply of Development Activities; provided, that, if the supply of available Product is limited, then the prioritization of such available Product shall first be to Development Activities and then equitably to each Party’s Sole-Funded Activities;

3.1.17 Review the progress of the other Committees, if any;

3.1.18 Discuss and approve the drafts of reports resulting from activities conducted under the Development Plan and comment on the drafts of reports resulting from activities conducted under a Sole-Funded Activity;

3.1.19 Discuss and approve upon the potential development of possible modifications of Product, combination-product containing the Compound, follow-on or backup products of Product;

3.1.20 Discuss and approve the potential development of possible diagnostic products, including whether to seek an amendment of the [**] License to include diagnostic rights;

3.1.21 Review, discuss and approve subcontractors for Development Activities;

3.1.22 Resolve disputes and other matters referred to the JSC by any other Committee (other than the IPC), if any;

3.1.23 Resolve disputes arising under Section 4.7.6 (which for clarity shall be subject to Section 3.5.2(b));

3.1.24 Discuss and approve engaging a Third Party contract manufacturing organization for the supply of Finished Product for Development under Section 7.2.2; and

3.1.25 Have such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon by the Parties in writing from time to time.

3.2 Joint Steering Committee Membership. Emergent and MorphoSys shall each designate two (2) representatives of appropriate seniority and experience to serve on the JSC by written notice to the other Party. Either Party may designate substitutes for its representatives if one (1) or more of such Party’s designated representatives are unable to be present at a meeting. From time to time each Party may replace its representatives by written notice to the other Party specifying the prior representative(s) and their replacement(s). The JSC shall be co-chaired by a representative of each of MorphoSys and Emergent. One member of the JSC shall serve as secretary of the JSC at each Committee meeting, and the secretary shall alternate from meeting to meeting between a MorphoSys Committee member and an Emergent Committee member. The chairpersons shall be responsible for (i) calling meetings, (ii) preparing and issuing minutes of each such meeting within twenty (20) calendar days thereafter, and (iii) preparing and circulating an agenda for the upcoming meeting; provided, that the chairpersons shall consider including any agenda items proposed by either Party no less than seven (7) calendar days prior to the next scheduled JSC meeting.

3.3 Joint Steering Committee Meetings. The JSC shall hold at least one (1) meeting per Calendar Quarter at such times during such Calendar Quarter as it elects to do so, provided, that the JSC shall meet more or less frequently as MorphoSys and Emergent mutually agree upon as appropriate. Meetings of the JSC shall be effective only if at least one (1) representative of each Party is present or participating or, in case no representative of one Party being present or participating, such Party’s chairpersons refuses to calling a meeting or such Party’s representatives refuse to accept invitations to meetings or participate in meetings, each over a period of more than one Calendar Quarter. The JSC may meet either (i) in person at either Party’s facilities or at such locations as the Parties may otherwise agree or (ii) by audio or video teleconference; provided, that no less than one (1) meeting of the JSC during each Calendar Year shall be conducted in person at alternate locations at each Parties’ respective designated offices. Other representatives of each Party involved with the Product may attend meetings as non-voting participants, subject to the confidentiality provisions set forth in Article 12. Additional meetings of the JSC may also be held with the consent of each Party, as required to resolve disputes, disagreements or deadlocks in the other Committees or as otherwise required under this Agreement, and neither Party shall unreasonably withhold its consent to hold such additional meetings. Each Party shall be responsible for all of its own expenses incurred in connection with participating in the JSC meetings or any of the other Committee meetings.

3.4 Decision-Making. As expressly set forth in Section 3.1, the JSC may make decisions with respect to any subject matter that is subject to the JSC’s decision-making authority and functions. All decisions of the JSC shall be made by unanimous vote or unanimous written consent, with MorphoSys and Emergent each having, collectively, among its respective members, one (1) vote in all decisions. The JSC shall use commercially reasonable efforts to resolve the matters within its roles and functions or otherwise referred to it. If the JSC cannot reach consensus on a matter within fifteen (15) calendar days after such matter has been brought to the JSC’s attention, then such matter shall be first referred to the Alliance Managers. The Alliance Managers shall use their commercially reasonable efforts to reach mutually acceptable resolutions on all such disputed matters. If the Alliance Managers are unable to resolve such dispute within seven (7) calendar days after the dispute is first referred to the Alliance Managers, the matter shall be resolved as provided in Section 3.5.

3.5 Dispute Resolution Procedures. In the event that any matter remains unresolved pursuant to Section 3.4, then the following shall apply:

3.5.1 With respect to all disputes arising between the Parties under the JSC, if the Parties are unable to resolve such dispute pursuant to Section 3.4, either Party may refer such dispute in writing to the Chief Development Officer or Executive Vice President of each of the Parties, or a designee from senior management with decision-making authority (the Chief Development Officer, Executive Vice President or such designee, the “Senior Officer”), for attempted resolution by good-faith negotiations within fifteen (15) calendar days after such notice is received.

3.5.2 If the Senior Officers are unable to resolve such dispute within fifteen (15) calendar days after such dispute is first referred to them pursuant to Section 3.5.1, the Senior Officers shall refer such dispute to the Chief Executive Officers of each of the Parties, or a designee from senior management with decision-making authority (the Chief Executive Officer or such designee, the “Chief Executive Officer”), for attempted resolution by good faith negotiations within ten (10) calendar days after such notice is received. If the Chief Executive Officers are unable to resolve such dispute within ten (10) calendar days after such dispute is first referred to them pursuant to this Section 3.5.2, then:

(a) If such dispute relates to Development Activities, then MorphoSys shall have the final decision making authority; provided, that, to the extent Emergent has a legitimate concern that the design of the registrational Clinical Trial (i.e., a Clinical Trial to support the filing of an MAA) does not meet the Regulatory Authority requirements for Product Approval in the U.S., neither Party shall have final decision making authority and either Party may refer the matter for determination by an Expert in accordance with Section 3.6; and

(b) If such dispute relates to whether a Sole-Funded Activity may be performed by a Party in accordance with Section 4.7.6 because the other Party reasonably believes that such suggested Sole-Funded Activity would materially adversely affect the Product or the Development or the Commercialization of the Product in such other Party’s respective Territory, neither Party shall have final decision making authority and either Party may refer the matter for determination by an Expert in accordance with Section 3.6.

3.5.3 Subject to Section 3.7, all matters set forth in Section 3.1 properly brought to the JSC for approval as specifically set forth in Section 3.1 shall be decided by the casting vote of MorphoSys in accordance with Section 3.5.2(a).

3.5.4 Notwithstanding the foregoing provisions of this Section 3.5, neither Party shall exercise its right to finally resolve a dispute hereunder in a manner that excuses such Party from any of its obligations specifically enumerated under this Agreement or in a manner that negates any consent rights or other rights specifically allocated to the other Party under this Agreement. In addition, in resolving a dispute hereunder each Party shall act in good faith and in a commercially reasonable manner. While a disputed matter remains unresolved, the last previously agreed upon rights and obligations of each Party with respect to such disputed matter in the Development Plan shall continue to remain in effect.

3.5.5 Nothing in this Section 3.5 shall affect the right of a Party to exercise its rights or remedies for a breach of this Agreement by the other Party.

3.5.6 If, in the event that, prior to filing of Product Approval in the EU, MorphoSys undergoes a Change of Control with a Third Party that is a Competitor or is not a company that has pharmaceutical, biopharmaceutical or biotechnology operations, then MorphoSys shall no longer have the casting vote on the JSC, including pursuant to Section 3.5.2(a) or Section 3.5.3, and the Parties will need to decide upon the matter by way of decision of the Chief Executive Officers subject to Section 3.5.2. If the Chief Executive Officers are unable to resolve the dispute, either Party may refer the matter for determination of the Expert in accordance with Section 3.6.

3.6 Expert Resolution of Disputes. If a dispute, controversy or claim remaining unresolved pursuant to Section 3.5.2(a), Section 3.5.2(b) or Section 3.5.6 on which neither Party has the deciding vote or where this Agreement provides so, upon written request by either Party to the other Party, the Parties shall promptly negotiate in good faith to appoint an appropriate Expert. If the Parties are unable to agree on an Expert by mutual written agreement within seven (7) calendar days after the receipt by a Party of the written request in the immediately preceding sentence, the Expert shall be appointed by the International Centre for Expertise of the International Chamber of Commerce (“ICC”) under its rules of expertise, provided that initially, the Parties shall equally share and pay the fees charged by ICC upon appointment of the Expert. The Parties will then promptly make available the same set of documents supporting their proposals to the mutually agreed Expert or the appointed Expert, as the case may be. Such Expert shall have the right to meet with the Parties, either alone or together, as necessary to make a determination. Each Party shall submit to such Expert and exchange with each other in advance of such Expert’s review their last, best offers. Such Expert shall be limited to awarding only one or the other of the offers submitted. No later than thirty (30) calendar days after the agreement or designation of such Expert, as the case may be, such Expert shall make a determination. Such Expert shall provide the Parties with a written statement setting forth the basis of the determination in connection therewith. The decision of such Expert shall be final and conclusive and binding on the Parties and their Affiliates, absent manifest error. The costs of such Expert shall be borne by the Party whose position was not approved and such Party shall reimburse such other Party the initial payment of the fees borne by the other Party that were charged by ICC upon appointment of the Expert. The Parties shall use their good faith efforts to expedite the process set forth in this Section 3.6.

3.7 Limits on JSC and Committee Authority. The JSC and any other Committee shall have only the powers assigned expressly to it in this Agreement, and shall not have any power to amend, modify or waive compliance with this Agreement. In furtherance thereof, each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated or vested in the JSC and any other Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. Without limiting the generality of the foregoing, neither the JSC nor any other Committee shall have decision-making authority with respect to (but may review and discuss) (i) any Commercialization activities for the Product in the Territories, (ii) Sole-Funded Activities, except for disputes arising under Section 4.7.6, (iii) Emergent Territory Required Development Activities, except for disputes arising under Section 4.7.6, (iv) Emergent Territory Discretionary Development Activities, except for disputes arising under Section 4.7.6, (v) MorphoSys Territory Required Development Activities, except for disputes arising under Section 4.7.6, (vi) MorphoSys Territory Discretionary Development Activities, except for disputes arising under Section 4.7.6, (vii) quantities and timelines for Manufacturing and supply of Product for Sole-Funded Activities or Commercialization, (viii) approving of the publication of the conduct and outcomes of Clinical Trials pursuant to Section 12.8, (ix) obtaining, maintaining or enforcing Patent protection and market and data exclusivity for the Product in the Territories, or (x) shortage risk mitigation actions, including whether to establish a second Manufacturing site, under Section 7.9.

3.8 Committees. From time to time, the JSC may establish and delegate duties to other sub-committees or directed teams (each, a “Committee”) to oversee particular projects or activities. Each such Committee shall be constituted and shall operate as the JSC determines; provided, that each Committee shall have equal representation from each Party. Committees may be established on an ad hoc basis for purposes of a specific project, or on such other basis as the JSC may determine. Each Committee and its activities shall be subject to the oversight, review and approval of, and shall report to, the JSC. In no event shall the authority of a Committee exceed that of the JSC. As of the Effective Date, the Parties have agreed that the JSC will form a Finance Committee to discuss Development Costs and Development Budgets, a Manufacturing Committee to discuss Manufacturing Development Activities, and a Joint Project Team to discuss Development on an operational level.

3.9 Intellectual Property Committee. Without limiting the generality of, and subject to, Section 3.8, the Parties shall, within thirty (30) calendar days after formation of the JSC, establish an intellectual property committee (the “Intellectual Property Committee” or “IPC”) as a Committee. The IPC shall provide a collaborative forum for the Parties to address intellectual property matters under this Agreement. The IPC shall (i) be the primary point of contact for the Parties regarding the exchange of information on Emergent Sole-Funded Inventions and MorphoSys Sole-Funded Inventions, filing, prosecution, maintenance, enforcement and defense matters set forth in Article 9, (ii) review and discuss the overall strategy for obtaining, maintaining and enforcing Patent protection and aligning the patenting strategy with other exclusivities available for the Product and (iii) discuss the selection of the Product Trademarks and the filing, prosecution, maintenance, enforcement and defense matters set forth in Section 6.6 The IPC shall also be responsible for discussing prosecution strategy with the goal of achieving strong and robust Patents taking into consideration the Emergent Patents, the Joint Patents and the MorphoSys Applied Patents. Additionally, in the event either Party determines that it requires a license to Third Party IP to Commercialize the Product, such matter shall be discussed by the IPC in accordance with Section 8.5.2.

3.10 Minutes of Committee Meetings. Definitive minutes of all Committee meetings shall be finalized after the meeting to which the minutes pertain as follows:

3.10.1 Within seven (7) calendar days after a Committee meeting, the secretary of such Committee shall prepare and distribute to all members of such committee draft minutes of the meeting. Such minutes shall provide a list of any issues yet to be resolved, either within such Committee or through the relevant resolution process.

3.10.2 The members of each Committee shall then have seven (7) calendar days after receiving such draft minutes to collect comments thereon and provide them to the secretary of such Committee.

3.10.3 Upon the expiration of such second seven (7) calendar day period, the Parties shall have an additional seven (7) calendar days to discuss each other’s comments and finalize the minutes. The secretary and chairperson(s) of such Committee shall each sign and date the final minutes. The signature of such chairperson(s) and secretary upon the final minutes shall indicate each Party’s assent to the minutes.

3.11 Actions. In developing strategies, making decisions and exercising rights under this Agreement (including acting through its representatives on any of the Committees and its Alliance Managers), each Party shall act in good faith and use Commercially Reasonable Efforts to achieve the goals of the then-current Development Plan.

3.12 Exchange of Information. Each Party shall keep the other Party fully and promptly informed as to its progress and activities relating to the Manufacture, Development and Commercialization of the Product in the Territories, including with respect to regulatory matters and meetings with Regulatory Authorities, by way of updates to appropriate Committees or to the other Party in the event that the Committees are disbanded and as otherwise specified in this Agreement, or as reasonably requested from time to time by the other Party, but in any case at least once a Calendar Quarter. If and to the extent reasonably requested by either Party, the other Party shall promptly provide to such Party or the JSC copies of the Regulatory Materials. In connection therewith, (i) Emergent and MorphoSys shall provide each other with such information regarding such progress and activities under the Development Plan, or otherwise relating to the Product, as the other Party may reasonably request from time to time during the Term, (ii) Emergent shall disclose to MorphoSys any Emergent Know-How and Emergent Platform Know-How once it becomes available to Emergent and (iii) MorphoSys shall disclose to Emergent all MorphoSys Applied Know-How once it becomes available to MorphoSys.

3.13 Alliance Managers. Promptly following the Effective Date, each Party shall designate an individual to serve as the main point of contact for each Party to exchange information, facilitate communication and coordinate the Parties’ activities under this Agreement relating to the Products and to provide day-to-day support to the Committees (each, an “Alliance Manager”). Each Alliance Manager shall be experienced in project management and shall have appropriate experience in the pharmaceutical industry. The Alliance Managers shall attend all meetings between the Parties, including Committee meetings and Commercialization related meetings in accordance with Section 3.14, and shall also work together to resolve any deadlock between the Parties in accordance with the procedures set forth in Section 3.4. Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party; provided, that the Parties recognize and agree as to the importance of continuity in their relationship and the activities hereunder.

3.14 Commercialization Issues Discussed by the Parties. Beginning at least [**] years prior to the anticipated First Commercial Sale of the Product in the Territories, at least once per Calendar Quarter at such times during such Calendar Quarter as they elect to do so, the Parties shall meet to discuss the matters set forth in this Section 3.14; provided, that the Parties shall meet more or less frequently as MorphoSys and Emergent mutually agree upon as appropriate, and one or more representatives of the Parties with the relevant commercial pharmaceutical expertise shall meet to discuss the matters set forth in this Section 3.14. The Parties may meet either (i) in person at either Party’s facilities or at such locations as the Parties may otherwise agree or (ii) by audio or video teleconference; provided, that no less than one (1) meeting of the Parties during each Calendar Year pursuant to this Section 3.14 shall be conducted in person. The meetings pursuant to this Section 3.14 shall cover the following activities:

3.14.1 Review and discuss the overall strategy for launching the Product in the Territories after receipt of Product Approval;

3.14.2 Provide a forum for the Parties to discuss the Commercialization of the Product in the Territories in the broader context of the global branding strategy;

3.14.3 Discuss global branding strategies; and

3.14.4 Subject to applicable Laws, discuss and align a range of suggested prices at which the Product will be sold to Third Parties in the Territories and any discount strategies for the Product in the Territories as well as pricing/reimbursement strategies; provided, that nothing contained herein shall limit or in any way restrict either Party from having the final decision on setting the price at which the Product will be sold in its respective Territory.

ARTICLE 4

Development

4.1 Overview.

4.1.1 Overview of Development. Subject to the terms and conditions of this Agreement, the Parties shall collaborate with respect to the Development of the Product as set forth in the Development Plan. The Parties shall conduct the Development Activities in compliance with applicable Laws and based on their respective experience, capabilities and capacity and as agreed to in the Development Plan; provided, that Emergent shall be the Party who primarily conducts the Phase I/II Clinical Trial for the Indication of prostate cancer for the Product as set forth in the Development Plan. Each Party shall utilize adequately skilled personnel to perform or oversee, as applicable, the Development and Manufacturing of the Product, in accordance with the terms of this Agreement.

4.1.2 Manufacturing Development Activities. Subject to Section 4.3.1, the Parties hereby agree and acknowledge that Emergent shall use Commercially Reasonable Efforts to perform all Manufacturing Development Activities. However, MorphoSys will use Commercially Reasonable Efforts to support Emergent in the performance of the Manufacturing Development Activities. Manufacturing Development Activities shall be planned and discussed in the Manufacturing Committee (or, until such Committee is formed, the JSC) and implemented in the Development Plan and shall be approved, reported on and discussed at the meetings of the JSC as set forth in Section 3.1.

4.1.3 Certain Additional Restrictions. Except as set forth in Section 4.7, each Party agrees and acknowledges that it and its Affiliates and sublicensees shall not conduct any Development of the Product except in accordance with a Development Plan established pursuant to this Agreement.

4.2 Objectives under the Development Plan.

4.2.1 Development Activities. Each Party shall use Commercially Reasonable Efforts to carry out the Development Activities as well as the Manufacture for the supply of Product for the Development assigned to it under the Development Plan and in accordance with the time frames set forth in the Development Plan.

4.2.2 Compliance. Each Party shall conduct the Development Activities as well as the Manufacture for the supply of Product for the Development assigned to it under the Development Plan consistent with sound and ethical business and scientific practices and in compliance with all applicable Laws, GCPs, GLPs and GMPs.

4.3 Development Plan and Development Budget.

4.3.1 General. In connection with the Development of the Product in the Territories, the Parties shall conduct the Development Activities, including the Manufacturing Development Activities, pursuant to a comprehensive development plan (the “Development Plan”). The Development Plan shall set forth, among other things, the following Development Activities:

(a) preclinical studies, toxicology studies, pharmaco-economic studies, process development studies and other clinical studies, in each case, together with all protocols, endpoints and investigators conducting such studies;

(b) post-Product Approval clinical trials and studies, including Phase IV Clinical Trials;

(c) regulatory plans and other elements of obtaining and maintaining Regulatory Approvals;

(d) a detailed annual budget for all Development Costs for the Development Activities in the applicable Development Plan (the “Development Budget”);

(e) subject to the provisions of Section 4.1.1, the allocation of the Development Activities to be conducted by each Party and the timeline for completing such Development Activities;

(f) the plans and timeline for preparing the necessary Regulatory Materials and for obtaining Regulatory Approvals in the Territories;

(g) the Manufacturing Development Activities, as well as the plans, amounts and timelines for the Manufacture and supply of Product necessary for the Development, taking into account Product supply chain timelines and inventory of Product in stock;

(h) the potential development of a subcutaneous formulation of Product for the Indication of prostate cancer; and

(i) the number of FTEs necessary for the performance of the Development Plan.

4.3.2 Initial Development Plan. The initial Development Plan for the Development of ES414 in the Indication of prostate cancer is attached to this Agreement as Schedule 4.3.2 (the “Initial Development Plan”).

4.3.3 Updating and Amending Development Plan and Development Budget; Additional Development Activities.

(a) On or before September 30th of each year during the Term, the JSC shall review, update and approve the Development Plan (including the Development Budget contained therein) which shall cover the Development Activities to be conducted during the upcoming Calendar Year, and the JSC shall, on at least an annual basis, review and update, as appropriate, the then-current Development Plan (including the Development Budget) to reflect any changes, reprioritizations of, or additions to the Development Plan; provided, however, that any disputes with respect thereto shall be resolved pursuant to Sections 3.4 and 3.5.

(b) From time to time during the Term, either Party may submit to the JSC any proposed expansion or other amendment of the Development Plan to cover additional Development Activities (or otherwise amend the Development Activities) with respect to the Product for use in the Territories for the JSC’s review and approval; provided, however, that any disputes with respect thereto shall be resolved pursuant to Sections 3.4 and 3.5. Once approved by the JSC (or otherwise resolved pursuant to Sections 3.4 and 3.5), each amended Development Plan (including the Development Budget contained therein) shall become effective and supersede the previous Development Plan and Development Budget as of the date of such approval or at such other time as decided by the JSC (or otherwise resolved pursuant to Sections 3.4 and 3.5).

4.4 Development Costs.

4.4.1 General.

(a) Emergent shall bear thirty-six percent (36%) of all Development Costs and MorphoSys shall bear sixty-four percent (64%) of all Development Costs (whether incurred by Emergent or MorphoSys or their respective Affiliates, sublicensees or subcontractors) set forth in the applicable Development Budget with respect to any Development Activities (including Manufacturing Development Activities); provided, however, that Emergent’s obligation to bear Development Costs is subject to the Development Cost Cap.

(b) All Development costs for MorphoSys Territory Required Development Activities or MorphoSys Territory Discretionary Development Activities shall be borne by MorphoSys, except as set forth in Sections 4.7 and 4.8.

(c) All Development costs for Emergent Territory Required Development Activities or Emergent Territory Discretionary Development Activities shall be borne by Emergent, except as set forth in Sections 4.7 and 4.8.

4.4.2 Budget Overruns. Each Party shall promptly inform the other Party upon determining that it is likely to exceed the budget amounts set forth in the annual Development Budget for any Development Activities as set forth in the Development Plan in accordance with Section 4.3.1 and under annual amendments in accordance with Section 4.3.3. To the extent that a

Party (or its Affiliates, sublicensees or subcontractors) incurs Development Costs for a Development Activity for a particular Calendar Year which exceed the Development Budget for such Development Activity by [**] percent ([**]%) or less (a “De Minimis Overage Amount”), then such De Minimis Overage Amount shall automatically be included in the Development Budget for such Calendar Year. However, to the extent that a Party (or its Affiliates, sublicensees or subcontractors) incurs Development Costs for a Development Activity for a particular Calendar Year which exceed the Development Budget for such Development Activity by more than [**] percent ([**]%) (such excess over [**] percent ([**]%), the “Excess Overage Amount”), the Party that has so exceeded its budget shall provide to the JSC a full explanation for so exceeding its budget and such Excess Overage Amount shall only be included in the Development Budget for such Calendar Year, and the JSC shall review and discuss the foregoing. Subject to the mutual agreement of the Parties, some or all of the Excess Overage Amount shall be included in such Development Budget as they consider equitable under the circumstances. To the extent that the Parties do not agree to treat the Excess Overage Amount as Development Costs, the Party that has exceeded the Development Budget for a Development Activity shall be solely responsible for the Excess Overage Amount.

4.4.3 Payment and Reimbursement of Development Costs. The Parties shall adhere to the procedures in Section 8.10 to reimburse each other for the sharing of Development Costs as set forth in this Section 4.4.

4.4.4 Development Cost Cap.

(a) Notwithstanding anything contained in this Agreement to the contrary, Emergent shall have no obligation to bear Development Costs in excess of Emergent’s thirty-six percent (36%) share of Five Hundred Eighteen Million Dollars ($518,000,000) in accordance with Section 4.4.1(a) (the “Development Cost Cap”). However, Emergent has the right to unilaterally increase the Development Cost Cap by written notice to MorphoSys which expressly refers to Section 4.4.1(a) and Section 4.4.4, within thirty (30) days after any decision of the JSC to increase the Development Budget or increases of the Development Budget pursuant to Section 4.4.2 in excess of the Development Cost Cap, by the amount of such increase for certain Development Activities, and in such event such increased amount of Development Costs in the Development Budget shall be deemed to apply as the “Development Cost Cap” of which Emergent shall bear its thirty-six percent (36%) share.

(b) To the extent that MorphoSys solely incurs Development Costs for Development Activities in excess of the Development Cost Cap which would have otherwise been incurred by Emergent (i.e., where MorphoSys has borne the thirty-six percent (36%) share that would otherwise have been borne by Emergent, in addition to its sixty-four percent (64%) share) (such thirty-six percent (36%) share in excess of the Development Cost Cap being referred to herein as the “Excess Development Cost Increment”), then, (i) at least [**] months prior to the expected First Commercial Sale of a Product that incorporates an Invention generated from the performance of the Development Activities funded by such Excess Development Cost Increment (the “Excess Development Cost Increment New Product”), (ii) at least [**] months prior to the expected First Commercial Sale of a Product with label expansion (either as a new Indication or an expansion of an existing Indication) and such label expansion is covered by a Regulatory Approval based on or supported, fully or in part, by Regulatory Data generated from the performance of the

Development Activities funded by such Excess Development Cost Increment (the “Excess Development Cost Increment Label Expansion Product”), or (iii) (A) within [**] months after completion of Development Activities related to a Product that is covered by a Regulatory Approval or (B) at least [**] months prior to the expected First Commercial Sale of a Product that is not covered by a Regulatory Approval for which Development Activities have been completed, and in each case, such Development Activities are Clinical Trials of such Product, which meet their primary endpoint and do not have a detrimental safety outcome (according to the draft study report for such Clinical Trials) and are expected to benefit the Net Sales of such Product unless otherwise reasonably demonstrated by Emergent (including Clinical Trials requested by a Regulatory Authority to maintain Product Approval) (the “Excess Development Cost Increment Enhanced Product”, and together with the Excess Development Cost Increment New Product and the Excess Development Cost Increment Label Expansion Product, collectively, an “Excess Development Cost Increment Product”), the Parties shall jointly generate and agree to (a) a sales forecast for such Excess Development Cost Increment Product in the Territories over the [**] year period commencing with the First Commercial Sale of such Excess Development Cost Increment Product and (b) based on such sales forecast, the amount by which (1) the MorphoSys Therapeutic Royalty Rates payable by MorphoSys for Net Sales of such Excess Development Cost Increment Product in the MorphoSys Territory would need to be reduced (provided, that the MorphoSys Therapeutic Royalty Rate shall not be reduced by more than [**]percent ([**]%)), and (2) to the extent that such reduction of the MorphoSys Therapeutic Royalty Rate is not sufficient, or if the expected First Commercial Sale of the Excess Development Cost Increment Product will occur in the Emergent Territory prior to the MorphoSys Territory, the amount by which the Emergent Therapeutic Royalty Rates payable by Emergent for Net Sales of such Excess Development Cost Increment Product in the Emergent Territory would need to be increased, in each of clause (b)(1) and (2) with the aim to provide MorphoSys with the Recoupment Amount within [**] years after the Royalty Recoupment Adjustment Date. Such sales forecast will be reviewed annually and, if required, the percentage amount of decrease of the MorphoSys Therapeutic Royalty Rates and increase of the Emergent Therapeutic Royalty Rates will be adjusted at the latest [**] months before the anniversary of the Royalty Recoupment Adjustment Date. If the Parties cannot agree on a sales forecast, the percentage amount of decrease of the MorphoSys Therapeutic Royalty Rates or increase of the Emergent Therapeutic Royalty Rates or the annual adjustments thereof, either Party can refer the matter for determination and final decision by an Expert pursuant to Section 3.6. Pursuant to this Section 4.4.4(b), MorphoSys shall be provided with the following amounts: (a) for Development Costs for (1) Development Activities funded by an Excess Development Cost Increment in Phase II Clinical Trials or (2) Development Activities which are Clinical Trials which initially are Phase II Clinical Trials (but not any continuation thereof as Phase III Clinical Trials), Emergent shall pay the Royalty Recoupment Adjustment to MorphoSys until such Royalty Recoupment Adjustment equals [**] percent ([**]%) of the applicable Excess Development Cost Increment, (b) for Development Costs for Development Activities funded by an Excess Development Cost Increment in Phase III Clinical Trials, Emergent shall pay the Royalty Recoupment Adjustment to MorphoSys until such Royalty Recoupment Adjustment equals [**] percent ([**]%) of the applicable Excess Development Cost Increment, and (c) for Development Costs for Development Activities funded by an Excess Development Cost Increment after Product Approval in EU and United States or in Phase IV Clinical Trials, Emergent shall pay the Royalty Recoupment Adjustment to MorphoSys until such Royalty Recoupment Adjustment equals [**] percent ([**]%) of the applicable Excess Development Cost Increment ((a), (b) and (c) in the

aggregate, the “Recoupment Amount”). For clarity, (I) in the event of a Phase II/III Clinical Trial, clause (a) above shall be applicable to the portion of such Clinical Trial relating to Phase II, and clause (b) above shall be applicable to the portion of such Clinical Trial relating to Phase III, and (II) the Royalty Recoupment Adjustment relates only to the Excess Development Cost Increment, if any, for Excess Development Cost Increment Products. The Recoupment Amount shall be provided by Emergent to MorphoSys within [**] years by way of decreasing the amount of the MorphoSys Therapeutic Royalty Rates for Net Sales of such Excess Development Cost Increment Product in the MorphoSys Territory, and increasing the amount of the Emergent Therapeutic Royalty Rates for Net Sales of such Excess Development Cost Increment Product in the Emergent Territory (collectively, the “Royalty Recoupment Adjustment”) with effect as of a date (the “Royalty Recoupment Adjustment Date”), as follows:

(i) For an Excess Development Cost Increment New Product, the MorphoSys Therapeutic Royalty Rates for such Excess Development Cost Increment New Product will be reduced and, to the extent necessary, Emergent Therapeutic Royalty Rates for such Excess Development Cost Increment New Product will be increased, as applicable, effective on date of First Commercial Sale of such Excess Development Cost Increment New Product.

(ii) For an Excess Development Cost Increment Label Expansion Product, the MorphoSys Therapeutic Royalty Rates for such Excess Development Cost Increment Label Expansion Product will be reduced and, to the extent necessary, Emergent Therapeutic Royalty Rates for such Excess Development Cost Increment Label Expansion Product will be increased, as applicable, effective on First Commercial Sale of Excess Development Cost Increment Label Expansion Product; and

(iii) For an Excess Development Cost Increment Enhanced Product, the MorphoSys Therapeutic Royalty Rates for such Excess Development Cost Increment Enhanced Product will be reduced and, to the extent necessary, Emergent Therapeutic Royalty Rates for such Excess Development Cost Increment Enhanced Product will be increased, for clause (A) of the definition of Excess Development Cost Increment Enhanced Product, effective [**] months after completion of the Development Activity and for clause (B) of the definition of Excess Development Cost Increment Enhanced Product, effective on the date of First Commercial Sale of such Excess Development Cost Increment Enhanced Product.

(c) For clarity, Development Activities funded by MorphoSys under a Development Plan as an Excess Development Cost Increment shall be considered Development Activities and not MorphoSys Sole-Funded Activities. For additional clarity, any Development Data generated by MorphoSys, as a result of the performance of Development Activities funded by any Excess Development Cost Increment, shall be considered Jointly-Funded Development Data. Any Inventions or Know-How generated by MorphoSys, as a result of the performance of Development Activities funded by any Excess Development Cost Increment, shall be considered Joint Inventions and Joint Know-How.

4.5 Records, Reports and Information.

4.5.1 General. Each Party shall maintain current and accurate records of all work conducted by it under the Development Plan, as well as Manufacturing for supply of Product under the Development Plan or in connection with a Sole-Funded Activity, and all data and other information resulting from such work (which records shall include, as applicable, books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof (e.g., samples of materials and other graphic or written data generated in connection with such Development Activities, Manufacturing or Sole-Funded Activity)). Such records shall properly reflect all work done and results achieved in the performance of such Development Activities, Manufacturing or Sole-Funded Activity in sufficient detail and in good scientific manner appropriate for regulatory and patent purposes. Each Party shall document such Development Activities, including Clinical Trials, to be conducted pursuant to the Development Plan, such Manufacturing or such Sole-Funded Activity in formal written study reports according to applicable national and international (e.g., ICH, GCP and GLP) guidelines. All Clinical Trial activities should be documented by setting up, maintaining and controlling a trial master file according to ICH-GCP. Each Party shall be given an adequate opportunity, in any event not less than fifteen (15) calendar days, to comment on drafts of reports resulting from such Manufacturing or such Sole Funded Activity.

4.5.2 Status Updates in the Territories. Each Party shall provide the JSC with reports detailing its respective Development Activities under the Development Plan and the results thereof at least seven (7) calendar days prior to any JSC meeting, but in any event, on at least a Calendar Quarter basis. Without limiting the foregoing, each Party shall promptly, but in any event within seven (7) calendar days after receipt thereof, provide the other Party with copies of any material documents or correspondence received from any Regulatory Authority related to Development Activities.

4.6 Development Data. All Development Data shall be owned and shared by the Parties as set forth in this Section 4.6.

4.6.1 Ownership of Development Data. Subject to this Section 4.6.1, Jointly Funded Development Data shall be jointly owned by both Parties and shall be considered Emergent Know-How and MorphoSys Applied Know-How for all purposes under this Agreement and shall be considered the Confidential Information of both Parties in the way that both Parties shall keep confidential any Jointly Funded Development Data in accordance with Article 12. Notwithstanding the forgoing, MorphoSys shall assign and hereby assigns to Emergent all right, title and interest in and to Jointly Funded Development Data to the extent such Jointly Funded Development Data are Emergent Platform Inventions or Emergent Manufacturing Inventions, and MorphoSys shall execute and deliver such documents, and provide such assistance, as Emergent may reasonably request, in order to vest in Emergent all right, title and interest therein and thereto and the foregoing shall be considered the Confidential Information of Emergent. With respect to Sole-Funded Development Data generated by either Party, such Sole-Funded Development Data shall be owned by the Party who funded Sole-Funded Activity.

4.6.2 Sharing of Jointly Funded Development Data.

(a) With respect to Jointly Funded Development Data generated by a Party, such Party shall promptly provide the other Party with copies of reports and summaries thereof, in each case as such reports and summaries become available to such Party. Sole-Funded Development Data shall be owned solely and exclusively by the Party generating such data which shall be Confidential Information of such Party. Emergent will share all Jointly Funded Development Data generated by or on behalf of Emergent, its Affiliates or sublicensees with MorphoSys free of charge, and MorphoSys is entitled to disclose such Jointly Funded Development Data to its Affiliates and sublicensees only for use inside the MorphoSys Territory in accordance with the terms of this Agreement. MorphoSys will share all Jointly Funded Development Data generated by or on behalf of MorphoSys, its Affiliates or sublicensees with Emergent free of charge, and, subject to this Section 4.6, Emergent is entitled to disclose such Jointly Funded Development Data to its Affiliates and sublicensees only for use in the Emergent Territory in accordance with the terms of this Agreement. Subject to this Section 4.6, Emergent shall ensure that its Affiliates and sublicensees agree to the disclosure of Jointly Funded Development Data to MorphoSys, its Affiliates and sublicensees, and MorphoSys shall ensure that its Affiliates and sublicensees agree to the disclosure of Jointly Funded Development Data to Emergent, its Affiliates and sublicensees.

(b) Each Party shall promptly provide the other Party with copies of relevant safety data and medical data from Sole-Funded Activity as such safety data and medical data becomes available to such Party; provided, that such medical data shall be for use in responding to medical inquiries, but not in support of efficacy claims. Apart from both Parties’ obligation to share safety and medical data under the foregoing sentence in this Section 4.6.2(b), neither Party shall have the obligation to disclose Sole-Funded Development Data to the other Party, its Affiliates or sublicensees.

4.7 Sole-Funded Activities.

4.7.1 Should MorphoSys wish to perform or have performed MorphoSys Territory Required Development Activities or MorphoSys Territory Discretionary Development Activities, MorphoSys shall submit to the JSC a proposal for the Parties to jointly Develop and to fund such activities through the Development Plan.

4.7.2 Should Emergent wish to perform or have performed Emergent Territory Required Development Activities or Emergent Territory Discretionary Development Activities, Emergent shall submit to the JSC a proposal for the Parties to jointly Develop and to fund such activities through the Development Plan.

4.7.3 Any proposal made by MorphoSys pursuant to Section 4.7.1 or by Emergent pursuant to Section 4.7.2 shall contain, at a minimum, information supporting the rationale for such Development from a scientific, regulatory and commercial standpoint, as well as an estimated developmental critical path and an estimate of the timeframe for and cost of such Development (each a “Development Proposal”).

4.7.4 The JSC shall meet to review and discuss a Development Proposal within sixty (60) calendar days after such Development Proposal is submitted by the proposing Party, and if the non-proposing Party agrees to add such MorphoSys Territory Required Development Activities, MorphoSys Territory Discretionary Development Activities, Emergent Territory Required Development Activities or Emergent Territory Discretionary Development Activities to the Development Plan and the Parties agree as to which Party will be responsible for performing such Development activities, then, notwithstanding Section 4.4.1(b) or 4.4.1(c), Emergent shall be responsible for thirty-six percent (36%) of all Development Costs and MorphoSys shall be responsible for sixty-four percent (64%) of all Development Costs in connection with such Development Proposal.

4.7.5 If the non-proposing Party does not wish to add such Development activities to the Development Plan or such Development Proposal is not approved by the non-proposing Party within such sixty (60) calendar day period after such Development Proposal, then such Development Proposal may be carried out by the proposing Party at the proposing Party’s sole cost and expense (a “Sole-Funded Activity”), subject to the terms and conditions of this Section 4.7. The Party performing such Sole-Funded Activity shall consider any comments of the JSC in good faith. For clarity, Sole-Funded Activities shall not include the Development and Commercialization of a RFN Product.

4.7.6 Notwithstanding Section 4.7.5, (i) Emergent shall not (and shall cause its Affiliates and sublicensees not to) undertake any Sole-Funded Activity if MorphoSys notifies Emergent in writing prior to commencement of such Sole-Funded Activity that it reasonably believes that such Development would materially adversely affect the Product or its Development or Commercialization in the MorphoSys Territory, and (ii) MorphoSys shall not (and shall cause its Affiliates and sublicensees not to) undertake any Sole-Funded Activity if Emergent notifies MorphoSys in writing prior to commencement of such Sole-Funded Activity that it reasonably believes that such Development would materially adversely affect the Product or its Development or Commercialization in the Emergent Territory; provided, however, that (x) MorphoSys shall have the right to conduct a Sole-Funded Activity for a MorphoSys Territory Required Development Activity but shall do so in a manner that most effectively avoids any such material adverse effect and (y) Emergent shall have the right to conduct a Sole-Funded Activity for an Emergent Territory Required Development Activity but shall do so in a manner that most effectively avoids any such material adverse effect. The JSC will decide upon disputes of the Parties arising from this Section 4.7.6, subject to Section 3.5.2(b).

4.8 Buy-In. Neither Party has the right to incorporate by reference any Sole-Funded Development Data resulting from the other Party’s Sole-Funded Activity in any Marketing Authorization Applications or Regulatory Approvals, except in connection with this Section 4.8. If the non-funding Party wishes to obtain a share in the Sole-Funded Development Data resulting from a Sole-Funded Activity performed by the other Party or if the non-funding Party wishes to receive a copy of the Sole-Funded Development Data generated by a Sole-Funded Activity performed by the other Party (in addition to safety data), the non-funding Party shall have the right to do so by requesting an itemized invoice of the Development costs incurred for such Sole-Funded Activity and by paying the Party that funded such Sole-Funded Activity an amount equal to [**] percent ([**]%) of the Development costs that would have otherwise been incurred by such Party for such Sole-Funded Activity in accordance with the allocation set forth in Section 4.4.1(a) if such Development Proposal had been added to the Development Plan. Upon payment of the aforementioned amount, such Sole-Funded Activity shall be deemed a General Development Activity with all corresponding consequences, including that (i) any Sole-Funded Development Data resulting from such Sole-Funded Activity shall be considered Jointly Funded Development Data that is owned and shared pursuant to Section 4.6 and any (ii) Emergent Sole-Funded Inventions or MorphoSys Sole-Funded Inventions as the case may be, resulting from such Sole-Funded Activity other than Emergent Platform Inventions and Emergent Manufacturing

Inventions shall be considered (for clarity, also for the purpose of determining the Royalty Term) Joint Invention(s) that are jointly owned, subject to the terms of this Agreement. The Party that originally funded such Sole-Funded Activity on its own shall make all necessary assignments and transfers so that Joint Inventions and, if applicable, Joint Patents, are jointly owned in accordance with Section 9.1.3. The Party receiving the itemized invoice of the Development costs incurred for such Sole-Funded Activity shall have the right to audit the records of the other Party in order to check full accuracy of the itemized invoice; provided, that, notwithstanding the rights each Party has for an annual audit, Section 4.9 shall apply for the conduct of such audit.

4.9 Right to Audit. To the extent required by applicable Laws or to assess whether a Party has conducted the Development of the Product in the Territories in accordance with applicable Laws and the Development Plan, each Party shall ensure that the other Party’s authorized representatives and any Regulatory Authorities, to the extent permitted by applicable Laws, may, during regular business hours and upon reasonable advance written notice, not more than once annually (except for cause, for example if requested by Regulatory Authorities), (i) examine and inspect its facilities or, subject to any Third Party confidentiality restrictions and other obligations, the facilities of any subcontractor or any investigator site used by it in the performance of Development or Manufacture of the Product in the Territories hereunder, and (ii) subject to applicable Laws and any Third Party confidentiality restrictions and other obligations, inspect all data, documentation, work product, and records maintained by a Party under the Development Plan relating to the activities performed by it, the subcontractor or investigator site, including, to the extent permitted by applicable privacy Laws, the medical records of any patient participating in any clinical study, in each case generated pursuant to such Development. Such right to inspect such data, documentation, and work product relating to the Product in the Territories may be exercised at any time during the Term upon reasonable notice (subject to each Party’s record retention policies then in effect), or such longer period as shall be required by applicable Laws.

ARTICLE 5

Regulatory

5.1 Regulatory Data and Regulatory Materials.

5.1.1 Regulatory Materials. During the Term, responsibility for overseeing, monitoring and coordinating regulatory actions, communications and filings with, and submissions to, all applicable Regulatory Authorities with respect to the Product in the Territories shall be allocated between the Parties as set forth in this Article 5.

5.1.2 Regulatory Data Generated by Emergent and MorphoSys. Within twenty (20) calendar days after the Effective Date, Emergent shall provide MorphoSys with a copy of any Regulatory Materials and Regulatory Data necessary or reasonably useful for MorphoSys to execute its rights under this Agreement and to perform its obligations under the Development Plan. During the Term, Emergent and MorphoSys shall promptly provide each other copies of any further Regulatory Materials and Regulatory Data in accordance with Section 4.6.2.

5.1.3 CMC Information. Upon reasonable request by MorphoSys, Emergent shall provide MorphoSys with any CMC Information necessary or reasonably useful or otherwise requested or required by a Regulatory Authority and/or Governmental Authority as a condition or in support of obtaining or maintaining all Regulatory Approvals (including Pricing Approval) for the Product in the MorphoSys Territory and support MorphoSys in accordance with Section 5.2.2(b).

5.2 Regulatory Filings and Regulatory Approvals.

5.2.1 General Responsibilities; Ownership of Regulatory Approvals.

(a) General Responsibilities of MorphoSys. MorphoSys shall be responsible for the preparation of all Regulatory Materials necessary or desirable for obtaining and maintaining Regulatory Approvals in the MorphoSys Territory (including in connection with patient information leaflets, labeling and packaging for the Product in the MorphoSys Territory). Emergent shall have the right to review any essential materials and may provide advice to MorphoSys on the proposed strategy and documentation for submission in the MorphoSys Territory and MorphoSys shall reasonably consider such comments in good faith in preparing such materials. MorphoSys shall submit such Regulatory Materials and MAAs, as applicable, to the applicable Governmental Authorities in the MorphoSys Territory.

(b) General Responsibilities of Emergent. Emergent shall be responsible for the preparation of all Regulatory Materials necessary or desirable for obtaining and maintaining Regulatory Approvals in the Emergent Territory (including in connection with patient information leaflets, labeling and packaging for the Product in the Emergent Territory). MorphoSys shall have the right to review any essential materials and may provide advice to Emergent on the proposed strategy and documentation for submission in the Emergent Territory and Emergent shall reasonably consider such comments in good faith in preparing such materials. Emergent shall submit such Regulatory Materials and MAAs, as applicable, to the applicable Governmental Authorities in the Emergent Territory.

(c) Meetings with Authorities. To the extent not prohibited by applicable Laws, MorphoSys and Emergent shall each be entitled to attend key meetings with the relevant Regulatory Authorities in the Territories with respect to obtaining or maintaining the Product Approvals for the Product in the Territories, including oral explanations before the Committee for Human Medicinal Products (“CHMP”) or before U.S. or foreign equivalents thereof and to participate fully in such meetings. The provisions of this Section 5.2.1 shall be subject to the provisions of Section 5.2.2.

(d) Ownership of Regulatory Approvals. All Regulatory Approvals for the Product in the Territories shall be in the name of the Party responsible for preparing and submitting such Regulatory Approvals in its respective territory (or portions thereof), and such Party shall own all right, title and interest in and to all such Regulatory Approvals and all related Regulatory Materials.

(e) Submission Strategy. Subject to Section 3.1.1, the Parties agree that the regulatory strategy for filing and maintaining Product Approvals in the EU and the U.S. will involve meeting with relevant Regulatory Authorities to seek advice on the acceptability of the proposed submission package, the filing, with respect to the EU, of the MAA under the centralized procedure provided for under Regulation (EC) NO 726/2004, and, if feasible, requesting an accelerated assessment procedure under Article 14.9 of Regulation (EC) NO 726/2004 or, with respect to the U.S., under the U.S. equivalent Laws prior to filing the MAA in the EU and the U.S. Each Party will have, however, the final say with respect to the regulatory strategy in its respective Territory.

(f) Cooperation. Each Party shall cooperate with and provide reasonable assistance to the other Party in connection with all activities undertaken by such Party relating to the obtaining and maintaining of the Regulatory Approvals.

5.2.2 Certain Regulatory Approvals.

(a) Pricing Approvals. Notwithstanding the provisions of Section 5.2.1, to the extent that a given country or regulatory jurisdiction in the Territories requires Pricing Approval for sale of the Product in such country or regulatory jurisdiction, MorphoSys shall (to the extent permitted by applicable Laws) be solely responsible for (and shall use Commercially Reasonable Efforts toward) obtaining and maintaining Pricing Approvals in the countries and regulatory jurisdictions in the MorphoSys Territory, in its own name, and Emergent shall (to the extent permitted by applicable Laws) be solely responsible for (and shall use Commercially Reasonable Efforts toward) obtaining and maintaining Pricing Approvals in the countries and regulatory jurisdictions in the Emergent Territory, in its own name. Without limiting the foregoing, each Party shall use Commercially Reasonable Efforts to apply for Pricing Approvals in the countries or regulatory jurisdictions in its respective territory where Pricing Approvals are required for the sale of the Product within a reasonable time following the receipt of the Product Approval in such country or regulatory jurisdiction. Each Party shall keep the other Party informed on an ongoing basis of each Party’s strategy for seeking, and the results it obtains in seeking, such Pricing Approvals in its respective Territory, including the results of any material discussion or other communication with relevant Governmental Authorities regarding such Pricing Approvals. To the extent not prohibited by applicable Laws, MorphoSys and Emergent shall be entitled to attend key meetings with the relevant Regulatory Authorities with respect to obtaining or maintaining Pricing Approvals for the Product in each other’s respective Territory.

(b) Manufacturing Approvals and Manufacturing Related Sections for the MorphoSys Territory. Emergent shall be responsible for preparing those portions of any Regulatory Materials related to the Manufacture of the Product for Commercialization in the MorphoSys Territory, including any DMFs and CMC (or equivalent) section of any Regulatory Materials and shall provide any such sections to MorphoSys and shall cooperate with and provide reasonable assistance to MorphoSys in connection with submitting those portions of any Regulatory Materials related to the Manufacture of the Product for Commercialization in the MorphoSys Territory.

5.2.3 Cost of Regulatory Activities. All Joint Regulatory Costs incurred in connection with the preparation of Regulatory Materials and obtaining of Product Approvals and Pricing Approvals for the Product under the Development Plan shall be included in the Development Budget and shall be shared in accordance with Section 4.4.1(a) between the Parties. Each Party shall be responsible for and solely bear all Regulatory Costs for the Product in its respective Territory.

5.2.4 Reporting and Review. Each Party shall keep the other Party reasonably and regularly informed in connection with the preparation of all material Regulatory Materials, Regulatory Authority review of Regulatory Materials, and Regulatory Approvals, in each case with respect to the Product within its respective Territory. Upon reasonable request, each Party shall provide the other Party, in a timely manner, with copies of all material notices, questions, and requests for information in tangible form which it receives from a Regulatory Authority with respect to the Product in its respective Territory; provided, however, that such Party shall have the right to redact any information to the extent not related to the Product.

5.2.5 Consultation Prior to Regulatory Filings. The Parties shall consult with each other on the package and strategy for filing with respect to Regulatory Approvals in the Territories for the Product prior to the filing.

5.3 Communications. The Parties shall cooperate in communicating with any Regulatory Authority having jurisdiction regarding the Product in the Territories and each Party shall keep the other Party informed of planned regulatory submissions and material communications, either on its own initiative in accordance with this Agreement or as a result of such a Regulatory Authority initiating contact with such Party in connection therewith. Each Party shall promptly provide, and cause its Affiliates, its sublicensees and permitted distributors to provide, the other Party with copies of regulatory submissions to, and material communications with, any Regulatory Authorities in its Territory. Notwithstanding the foregoing, except as may be required by applicable Laws, neither Party shall, with respect to the Product, communicate with any Regulatory Authority having jurisdiction in the other Party’s Territory regarding the Product, unless explicitly provided for in the Development Plan or requested or permitted in writing to do so by the other Party, or unless so ordered by such Regulatory Authority, in which case such Party shall immediately notify the other Party of such order and shall, to the extent permitted by applicable Laws, not take any further actions or communicate with such Regulatory Authority further until the other Party has provided instruction as to how to proceed. All communications with Regulatory Authorities regarding the Product in the Territories shall be undertaken as provided in this Agreement.

5.4 Adverse Event Reporting; Safety Data Exchange and Medical Inquiries.

5.4.1 Pharmacovigilance. MorphoSys shall be responsible for the collection, review, assessment, tracking and filing of information related to adverse events associated with the Product in the MorphoSys Territory (whether or not Product Approval has been achieved), in each case in accordance with applicable Laws and this Agreement (and MorphoSys shall ensure that, in the Development and Commercialization of the Product, it will record, investigate, summarize, notify, report and review all adverse events in accordance with applicable Laws). Emergent shall be responsible for the collection, review, assessment, tracking and filing of information related to adverse events associated with the Product in the Emergent Territory (whether or not Product Approval has been achieved), in each case in accordance with applicable Laws and this Agreement (and Emergent shall ensure that, in the Development and Commercialization of the Product, it will record, investigate, summarize, notify, report and review all adverse events in accordance with applicable Laws). Each Party shall keep the other Party informed of (i) any SAE within a reasonable period of time after such SAE is identified or reported and (ii) any SUSAR as soon as reasonably possible after such SUSAR is identified or reported and in any event at the same time as any reporting of such SUSAR to any Regulatory Authority, independent of whether such SUSAR or SAE occurred under a Development Activity or a Sole-Funded Activity. The safety representatives from each of the Parties shall meet and agree upon a written pharmacovigilance agreement for exchanging adverse event and other safety information relating to the Product by the first dosing of the first patient in the first Clinical Trial performed under this Agreement; provided, that during Development the JSC shall discuss and approve and during Commercialization the Parties shall discuss and jointly approve which of the Parties shall be responsible for maintaining the global safety database for the Product. The costs of establishing and maintaining the global safety database for the Product shall be borne thirty-six percent (36%) by Emergent and sixty-four percent (64%) by MorphoSys. Such written pharmacovigilance agreement shall ensure that adverse event and other safety information is exchanged according to a schedule that will permit each Party (and its Affiliates, sublicensees or subcontractors) to comply with applicable Laws and regulatory requirements in their respective Territory. Emergent shall also keep MorphoSys informed of any SUSAR arising in respect of any other Emergent RTCC Platform Molecule within a reasonable period of time after such SUSAR is identified by or reported to Emergent. Emergent shall also keep MorphoSys informed of any other information or events relating to the Emergent RTCC Platform Molecule technology which might represent a safety risk to a Product, in each case to the extent it is aware of such information and event.

5.4.2 Medical Inquiries for the Product. MorphoSys shall be responsible for handling all medical questions or inquiries, including all Product Complaints, in the MorphoSys Territory, with regard to any Product sold by or on behalf of MorphoSys (or any of its Affiliates or sublicensees) (including setting up a call center in connection therewith), in each case in accordance with applicable Laws and this Agreement. Emergent shall be responsible for handling all medical questions or inquiries, including all Product Complaints, in the Emergent Territory, with regard to any Product sold by or on behalf of Emergent (or any of its Affiliates or sublicensees or permitted distributors) (including setting up a call center in connection therewith), in each case in accordance with applicable Laws and this Agreement. The Parties shall exchange copies of any standardized responses to medical inquiries for information. MorphoSys shall promptly forward any and all medical questions or inquiries which it receives with respect to any Product sold by or on behalf of Emergent (or any of its Affiliates or sublicensees or permitted distributors) in the Emergent Territory to Emergent in accordance with all applicable Laws. Emergent shall promptly forward any and all medical questions or inquiries which it receives with respect to any Product sold by or on behalf of MorphoSys (or any of its Affiliates or sublicensees) in the MorphoSys Territory to MorphoSys in accordance with all applicable Laws. Notwithstanding the foregoing, MorphoSys shall be responsible for handling any Product Complaints received from inside the MorphoSys Territory related to the Manufacture of the Product, and Emergent shall support MorphoSys and provide all reasonably requested assistance and information to handle such Product Complaints.

5.5 Regulatory Authority Communications Received by a Party.

5.5.1 General. Each Party shall promptly inform the other Party of notification of any action by, or notification or other information which it receives (directly or indirectly) from, any Regulatory Authority whether in the MorphoSys Territory or in the Emergent Territory which (i) raises any material concerns regarding the safety or efficacy of the Product, (ii) indicates or suggests a potential material liability of either Party to Third Parties in connection with the

Product, (iii) is reasonably likely to lead to a recall, market withdrawal or market notification with respect to the Product whether in the MorphoSys Territory or in the Emergent Territory, or (iv) relates to expedited exchange of individual case safety reports and periodic safety reports with respect to the Product whether in the MorphoSys Territory or in the Emergent Territory, or Product Complaints, and which may have an adverse impact on Regulatory Approvals or the continued Commercialization of the Product whether in the MorphoSys Territory or in the Emergent Territory. MorphoSys shall be solely responsible for responding to any such communications relating to the Product in the MorphoSys Territory and Emergent shall be solely responsible for responding to any such communications relating to the Product in the Emergent Territory. Each Party shall reasonably cooperate with and assist the other Party in complying with regulatory obligations, including by providing to the other Party, within two (2) Business Days after a request, such information and documentation which is in such Party’s possession as may be necessary or reasonably helpful for the other Party to prepare a response to an inquiry from a Regulatory Authority whether in the MorphoSys Territory or in the Emergent Territory with respect to the Product. Each Party shall promptly provide, and cause its Affiliates and sublicensees to provide, the other Party with a copy of all material correspondence received from a Regulatory Authority whether in the MorphoSys Territory or in the Emergent Territory specifically regarding the matters referred to above.

5.5.2 Disclosures. In addition to its obligations under this Agreement, each Party shall disclose to the other Party the following regulatory information:

(a) Regulatory Actions. All information pertaining to material actions taken by Regulatory Authorities whether in the MorphoSys Territory or in the Emergent Territory, in connection with the Product, including any notice, audit notice, inspection notice, notice of initiation by Regulatory Authorities of investigations, inspections, detentions, seizures or injunctions concerning the Product whether in the MorphoSys Territory or in the Emergent Territory, notice of violation letter (i.e., an untitled letter), warning letter, service of process or other substantial inquiry which (i) raises any material concerns regarding the safety or efficacy of the Product, (ii) alleges a potential material liability of either Party to Third Parties in connection with the Product, (iii) is reasonably likely to lead to a recall, market withdrawal or market notification with respect to the Product whether in the MorphoSys Territory or in the Emergent Territory, or (iv) relates to expedited exchange of individual case safety reports and periodic safety reports with respect to the Product whether in the MorphoSys Territory or in the Emergent Territory, or Product Complaints, and which are reasonably likely to have an adverse impact on Regulatory Approvals or the continued Commercialization of the Product whether in the MorphoSys Territory or in the Emergent Territory; provided, however, that a Party shall be entitled to redact those portions thereof to the extent not related to the Product. Without limiting the generality of the foregoing, each Party shall promptly, but in any event within three (3) Business Days, inform the other Party of any such material actions by any Regulatory Authority with respect to the Product whether in the MorphoSys Territory or in the Emergent Territory.

(b) Regulatory Non-compliance. With respect to information pertaining to notices from Regulatory Authorities whether in the MorphoSys Territory or in the Emergent Territory of non-compliance with applicable Laws in connection with the Product, including receipt of a warning letter or other notice of alleged non-compliance from any Regulatory Authority directly or indirectly relating to the Product whether in the MorphoSys Territory or in the Emergent Territory, such Party shall be entitled to redact those portions thereof to the extent not related to the Product.

5.6 Recall, Withdrawal, or Market Notification of Product.

5.6.1 Notification and Determination. In the event that any Governmental Authority threatens or initiates any action to remove the Product from the market whether in the MorphoSys Territory or in the Emergent Territory (in whole or in part), the Party receiving notice thereof shall notify the other Party of such communication promptly, but in no event later than one (1) Business Day, after receipt thereof. Notwithstanding the foregoing, in all cases MorphoSys shall determine whether to initiate any recall, withdrawal or market notification of the Product in the MorphoSys Territory, and Emergent shall determine whether to initiate any such recall, withdrawal or market notification of the Product in the Emergent Territory, including the scope of such recall or withdrawal (e.g., a full or partial recall, or a temporary or permanent recall) or market notification; provided, however, that before MorphoSys or Emergent (as the case may be) initiates a recall, withdrawal or market notification, the Parties shall promptly meet and discuss in good faith the reasons therefor; provided, further, that such discussions shall not delay any action that MorphoSys or Emergent (as the case may be) reasonably believes has to be taken in relation to any recall, withdrawal or market notification. In the event of any such recall, withdrawal or market notification, MorphoSys or Emergent (as the case may be) shall determine the necessary actions to be taken, and shall implement such action, with the other Party providing reasonable input (which the first Party shall in good faith consider and incorporate into any recall, withdrawal or market notification strategy) and reasonable assistance, to conduct such recall, withdrawal or market notification. Without limiting the foregoing, each Party shall have the right to propose that a Product recall, withdrawal or market notification should be initiated by the other Party, but such other Party shall make the final decision whether the recall, withdrawal or market notification will be initiated in its Territory. Each Party shall at all times utilize a batch tracing system which will enable each to identify, on a prompt basis, customers within its Territory who have been supplied with Product of any particular batch, and to recall such Product from such customers as set forth in this Section 5.6.

5.6.2 Cost Allocation. All direct costs and expenses associated with implementing a recall, withdrawal or market notification with respect to the Product in the Territories shall be allocated between Emergent and MorphoSys as follows:

(a) in the event, and to the extent, that the recall, withdrawal or market notification arises as a result of a breach of this Agreement, the Supply Agreement or the Quality Agreements by Emergent, then Emergent shall bear the costs and expenses, including all internal and Out-of-Pocket Costs of MorphoSys for implementing such recall, withdrawal or market notification;

(b) in the event, and to the extent, that the recall, withdrawal or market notification arises as a result of the breach of this Agreement, the Supply Agreement or the Quality Agreements by MorphoSys, then MorphoSys shall bear the costs and expenses, including all internal and Out-of-Pocket Costs of Emergent for implementing such recall, withdrawal or market notification;

(c) in all other cases (i.e., other than as provided for in Section 5.6.2(a) or (b) above) in the Major Markets, all costs and expenses incurred by either Party for implementing the recall, withdrawal or market notification shall be borne as follows: Emergent responsible for thirty-six percent (36%) of such costs and expenses and MorphoSys shall be responsible for sixty-four percent (64%) of such costs and expenses; and

(d) in all other cases (i.e., other than as provided for in Section 5.6.2(a) or (b) above) outside of the Major Markets, all costs and expenses incurred by either Party for implementing the recall, withdrawal or market notification in the MorphoSys Territory shall be borne one hundred percent (100%) by MorphoSys and all costs and expenses incurred by either Party for implementing the recall, withdrawal or market notification in the Emergent Territory shall be borne one hundred percent (100%) by Emergent.

ARTICLE 6

Commercialization

6.1 Commercialization in the Territories. During the Term, MorphoSys shall be solely responsible for Commercializing the Product in the MorphoSys Territory in accordance with this Agreement and Emergent shall be solely responsible for Commercializing the Product in the Emergent Territory in accordance with this Agreement. Subject to the terms and conditions of this Agreement, each Party shall be responsible for one hundred percent (100%) of the expenses (including Pre-Marketing and other Commercialization expenses) incurred in connection with the Commercialization of the Product in its respective Territory. Without limiting the foregoing, each Party shall use Commercially Reasonable Efforts to Commercialize the Product in its respective Territory.

6.2 Both Parties’ Performance. Without limiting the generality of the provisions of Section 6.1, each Party shall be solely responsible for (i) receiving, accepting and filling orders for the Product in such Party’s Territory, (ii) handling all returns of the Product in such Party’s Territory, (iii) controlling invoicing, order processing and collection of accounts receivable for the sales of the Product in such Party’s Territory, and (iv) distributing and managing inventory of the Product in such Party’s Territory.

6.2.1 General. Each Party shall provide a written update to the other Party on a regional or on a country-by-country basis no less than once per Calendar Year regarding its significant activities for the Product in its respective Territory.

6.2.2 Other Reports. Each Party shall submit in writing to the other Party such other summary reports as such other Party may reasonably request from time to time during the Term with respect to material activities undertaken by MorphoSys for the Product in the MorphoSys Territory and by Emergent for the Product in the Emergent Territory (as the case may be), including general market conditions and general sales information.

6.3 Compliance. Each Party shall, in Commercializing the Product, comply with all applicable Laws, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, the bribery provisions in the German Criminal Code as well as all applicable Regulatory Approvals for the Product in its respective Territory. In addition, neither Party shall use in any capacity, in connection with its Commercialization (or Development) of the Product hereunder, any Person who has been debarred pursuant to Section 306 of the FD&C Act (or similar Law outside of the U.S.), or who is the subject of a conviction described in such section, and each Party shall inform the other Party in writing immediately if it or any Person who is performing services for each Party hereunder is debarred or is the subject of a conviction described in Section 306 (or similar Law outside of the U.S.), or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to the debarment of such Party any Person used in any capacity by such Party in connection with its Commercialization (or Development) of the Product hereunder.

6.4 Sales Representatives and/or Medical Science Liaisons. Each Party shall, and shall cause its Sales Representatives to, conduct all details with respect to the Product and perform its other Commercialization activities under this Agreement in such Party’s Territory in adherence with applicable Laws and Regulatory Approvals, the Product package inserts, labeling and packaging, and any professional requirements, including those relating to promotion of pharmaceutical products, consumer protection, fraud and abuse and false claims. Each Party shall be solely responsible for any act or omission of its Sales Representatives and Medical Science Liaisons while performing any Commercialization activities. Each Party shall be solely responsible for any compensation, including taxes, that is payable to its Sales Representatives and Medical Science Liaisons. Further, each Party shall be solely responsible for training, and all costs associated with such training, its Sales Representatives and Medical Science Liaisons using Commercially Reasonable Efforts and in all cases in accordance with applicable Laws, including timely reporting of any adverse events with respect to the Product. The Parties will cooperate in preparing and updating training materials and programs and will exchange training materials and any updates thereof once they become available.

6.5 Promotional Materials.

6.5.1 Creation of Promotional Materials. The Parties will coordinate to create and develop Promotional Materials for use in the Territories in accordance with the Regulatory Approvals and applicable Laws; provided, however, that each Party shall be responsible for the finalization and use of Promotional Materials in its respective Territory. Such coordination by the Parties is intended to ensure that such Promotional Materials are consistent with the global strategy for the Product. The Parties shall exchange samples of its Promotional Materials for information and comment (and each Party shall consider any such comments in good faith) prior to distributing such Promotional Materials (for clarity, such samples need only be submitted for each different type of Promotional Material, as opposed to each item of Promotional Material needing to be submitted). To the extent either Party wants to include any trademarks Controlled by the other Party, other than Product Marks, in the Promotional Materials or on the Product Packaging or Labeling, such Party may include, upon the other Party’s prior written approval only, to include such trademarks and shall comply with the other Party’s then-current guidelines for trademark usage a copy of which shall be provided by such other Party within thirty (30) calendar days of the Effective Date.

6.5.2 Inclusion of Logos on Packaging and Promotional Materials. To the extent permitted or required by applicable Laws and subject to obtaining necessary Regulatory Authority approvals, with respect to Product to be sold by or on behalf of MorphoSys (or any of its Affiliates or sublicensees) in its Territory, the Emergent housemark shall appear on all package inserts utilized by MorphoSys, however not in equal prominence, except that if MorphoSys has sublicensed the Product in a given country in the MorphoSys Territory and only two logos are permitted by the relevant Regulatory Authority in such country, then MorphoSys may display its own logo and the logo of its sublicensee. Emergent hereby grants to MorphoSys a non-exclusive, royalty-free right and license during the Term to utilize the Emergent housemark (including all trademarks, names and logos) in order to perform the Commercialization activities required to be performed by MorphoSys hereunder in accordance with the terms of this Agreement. MorphoSys hereby grants to Emergent a non-exclusive, royalty free right and license during the Term to utilize the MorphoSys housemark (including all trademarks, names and logos) in order to perform the Manufacturing and other activities to be performed by or on behalf of Emergent under the terms of this Agreement or the Supply Agreement. Each Party shall only use the housemark of the other Party with the necessary trademark designations, and each Party shall use the other Party’s housemarks in a manner that does not derogate from such Party’s rights in its trademarks, names and logos. Each Party shall submit representative samples of its use of the other Party’s housemark for review by the JSC.

6.5.3 Ownership of Promotional Materials. Each Party shall own all right, title and interest in and to any Promotional Materials created by or on behalf of it hereunder relating to the Product in its Territory, including copyrights, trademarks (including the Product Marks as set forth under Section 6.6 below), names, logos and other marks owned by or on behalf of either Party or its Affiliates.

6.5.4 Use of Promotional Materials Exclusively for the Product. The Promotional Materials, and any aspects thereof uniquely tied to the Product, shall be used by the Parties exclusively in connection with the Commercialization of the Product in the Territories in accordance with the terms of this Agreement, and each Party shall not use, or allow any other Person to use, any such Promotional Materials except in accordance with this Agreement.

6.6 Product Marks.

6.6.1 Product Mark.

(a) The Parties shall, through the IPC, be jointly responsible for establishing a global branding strategy for the Products and identifying and, where agreed by the Parties, selecting Global Product Marks and global branding aspects of the Products, including, where agreed by the Parties, global look and feel of Products and Product packaging. Emergent and MorphoSys (and its Affiliates and sublicensees respectively) shall only use the Product Marks pursuant to the terms of this Agreement to identify, and in connection with the Commercialization of, the Products, and Emergent and MorphoSys shall not (and shall cause each of their Affiliates and sublicensees not to) use such Product Marks to identify, or in connection with the marketing of, any other products. To the extent agreed, Emergent and MorphoSys shall use the same Product Mark in the Emergent Territory and the MorphoSys Territory respectively (a “Global Product Mark”). Any Global Product Mark shall be co-owned by Emergent and MorphoSys in all countries and regions in which such Global Product Mark is applied for, registered, or used. Where joint ownership is not possible or is impracticable under applicable Laws, the Parties shall discuss in good faith possible solutions through the IPC. Whether or not a Global Product Mark is adopted by the Parties, MorphoSys shall have the right to select alternative Product Marks for use in exclusively in the MorphoSys Territory and Emergent shall have the right to select alternative Product Marks for use exclusively in the Emergent Territory (“Alternative Product Marks”); provided, that any such alternative Product Marks (selected by either Party) shall be consistent with the global branding strategy to the extent practicable. For clarity, Product Marks shall not include the corporate names and logos of Emergent or MorphoSys.

(b) In the event that either Party intends not to prepare, file, prosecute, or maintain a Global Product Mark in its respective Territory, such Party shall provide reasonable prior written notice to the IPC of such intention (which notice shall, in any event, be given no later than four (4) weeks prior to the next deadline for any action that may be taken with respect to such Global Product Mark in respective Territory), and the other Party shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such Global Product Mark. Upon the continuing Party’s written exercise of such option to the non-continuing Party, the continuing Party shall assume responsibility and full control for the preparation, filing, prosecution, and maintenance of any such Global Product Mark, and the continuing Party shall bear the costs that accrue in connection therewith. The non-continuing Party shall assign to the continuing Party its interest in such Global Product Mark and shall execute such documents and perform such acts, at the continuing Party’s expense, as may be reasonably necessary to permit the continuing Party to file such Global Product Mark application, and/or to prosecute and/or maintain such Global Product Mark.

(c) Alternative Product Marks used exclusively within the Emergent Territory shall be owned by Emergent. Emergent shall have the right, but not the obligation, to prepare, file, prosecute and maintain any such Alternative Product Marks worldwide at its sole cost and expense, but use of the Alternative Product Mark shall be limited to the Emergent Territory. Emergent, at its sole cost and expense, shall control the filing, prosecution, enforcement and maintenance of such Alternative Product Marks.

(d) Alternative Product Marks used exclusively within the MorphoSys Territory shall be owned by MorphoSys. MorphoSys shall have the right, but not the obligation, to prepare, file, prosecute and maintain any such Alternative Product Marks in the MorphoSys Territory at its sole cost and expense, but use of the Alternative Product Mark shall be limited to the MorphoSys Territory. MorphoSys, at its sole cost and expense, shall control the filing, prosecution, enforcement and maintenance of such Alternative Product Marks.

6.6.2 Infringement of the Product Mark. In the event that either Party becomes aware of any infringement of the Product Marks by a Third Party in the Territories, such Party shall promptly notify the other Party and the Parties shall consult with each other in good faith with respect thereto. Each Party shall, at its sole discretion, have the right to determine how to proceed with respect to such infringement in its respective Territory, including by the institution of legal proceedings against such Third Party, in which case all costs and awards relating to such legal proceedings will be borne exclusively by the Party concerned. If requested to do so, the other Party shall reasonably cooperate with any and all action initiated, at the initiating Party’s reasonable expense.

6.6.3 Acknowledgments. Each Party acknowledges the sole ownership by the other Party and validity of all trademarks, trade dress, logos and slogans and related elements of a global branding strategy (other than jointly owned global Product Trademarks) owned by the other Party and used or intended to be used in connection with the Commercialization of the Product in the other Party’s Territory, in accordance with this Agreement. Each Party agrees that it will not at any time during or after the Term assert or claim any interest in, or do anything which may adversely affect the validity or enforceability of, any copyright, trademark, trade dress, logo or slogan owned by the other Party and used or intended to be used on or in connection with the marketing or sale of the Product in accordance with this Agreement. Neither Party will register, seek to register or cause to be registered any copyrights, trademarks, trade dress, logos or slogans owned by the other Party and used or intended to be used on or in connection with the marketing or sale of the Product or any variation thereof, under any applicable Laws providing for registration of copyrights, trademarks, service marks, trade names or fictitious names (including as an Internet domain name) or similar Laws, in such other Party’s Territory, without the other Party’s prior written consent (in its sole discretion). Each Party agrees that all use of the other Party’s trademarks, names and logos will inure to the benefit of such other Party, including all goodwill in connection therewith. To the extent a Global Product Mark is used in the MorphoSys Territory and the Emergent Territory, the Parties shall jointly own rights to any Internet domain names incorporating the Product trademark or any variation or part of such trademark as its URL address or any part of such address under the country code top level domains corresponding to the countries of its respective Territory. With respect to all other generic top level domains, the Parties shall jointly determine if respective domains shall be registered and which Party shall be entitled to register a respective domain. Each Party shall be responsible for all costs incurred with respect to the Internet domain names or URLs registered by such Party.

ARTICLE 7

Supply

7.1 General. Emergent will use Commercially Reasonable Efforts to develop, or have developed, a process for the Manufacture of the Product, and to scale up (or have scaled-up) such process to a level sufficient to Manufacture (or have Manufactured), to perform Packaging and Labeling and to supply the required quantities of GMP-compliant Finished Product, in accordance with Laws applicable to those countries where Development Activities take place, including Placebo, for clinical use in the Territories in accordance with applicable Laws, this Agreement and the Product Specifications. Unless expressly agreed between the Parties, supply by Emergent shall be in the form of Finished Product. Where the Parties agreed so, Drug Substance or Vialed Product may be supplied instead of Finished Product, depending on the agreed circumstances, and in such event, references in this Article 7 to Finished Product shall be substituted for Drug Substance or Vialed Product as applicable.

7.2 Development Supply.

7.2.1 General. Emergent will use Commercially Reasonable Efforts to Manufacture, or arrange for a Third Party to Manufacture (which arrangement (i) in the case of a Third Party performing Manufacture of Drug Substance, shall be subject to MorphoSys’ prior approval, such approval not to be unreasonably withheld, conditioned or delayed, and (ii) in the case of a Third Party performing other Manufacturing Activities than as set forth in (i) above, shall be notified by Emergent to MorphoSys and with respect to which MorphoSys shall have the burden to demonstrate in writing that withholding its consent is reasonable within a reasonable time, but no longer than thirty (30) calendar days of such notice (in which case Emergent shall not use such Third Party to perform such Manufacture), and supply MorphoSys’ requirements of GMP-compliant Finished Product and Placebo (including Packaging and Labeling and including all required documentation for Release, including if applicable a certificate of compliance with GMP requirements) in accordance with applicable Laws and the Product Specifications agreed for the time of delivery for Development Activities to be performed by the Parties in accordance with the Development Plan and MorphoSys’ requirements in connection with any Sole-Funded Activity. Such Finished Product and Placebo shall be supplied in accordance with the procedures set forth in this Article 7.

7.2.2 Supply Price for Development. The Finished Product and Placebo supplied or planned in accordance with the Development Plan or the relevant Sole-Funded Activity, as the case may be, to be supplied for a particular Clinical Trial in a Development Activity or Sole-Funded Activity, respectively, shall be invoiced at the costs per vial set forth on Schedule 7.2.2 (the “Development Supply Price”) which reflects Emergent’s cost. The Development Supply Price shall be subject to adjustments to reflect increases and decreases in (i) Out-of-Pocket Costs incurred by Emergent for raw materials and for external testing as specifically outlined in Schedule 7.2.2, and (ii) changes in the PPI. MorphoSys shall purchase all of its clinical requirements of the Product for Development Activities or Sole-Funded Activities exclusively from Emergent pursuant to the terms of this Article 7. During the Term, Emergent shall not, and shall cause its Affiliates to not, supply any Third Party with the Compound, Drug Substance, Vialed Product, Finished Product or Placebo in or for sale in or other supply of the MorphoSys Territory. If the JSC decides for any reason to engage a Third Party contract manufacturer to supply Finished Product and Placebo for Development, then the Parties shall bear the costs and expenses of such engagement and any related technology transfer, including Third Party Manufacturing Payments, sixty-four percent (64%) by MorphoSys and thirty-six percent (36%) by Emergent.

7.2.3 Ordering Procedures for Finished Product for Development. MorphoSys shall submit a purchase order for Finished Product and Placebo, or if expressly agreed by the Parties for Drug substance or Vialed Product, for use under the Development Plan or for MorphoSys Sole-Funded Activities and Emergent shall supply Product and Placebo to itself as needed to perform its Development Activities under the Development Plan or for Emergent Sole-Funded Activities. Emergent shall deliver Products and Placebo in accordance with purchase orders placed by MorphoSys for Finished Product and Placebo, or, if expressly agreed by the Parties, for Drug Substance or Vialed Product, for use in Development Activities or in a MorphoSys Sole-Funded Activity or to itself as needed to perform its Development Activities under the Development Plan or for MorphoSys Sole-Funded studies; provided, that the delivery dates and amounts are in accordance with the Development Plan or Emergent accepted the purchase order, and, in case of Sole-Funded Activities, in each case the delivery dates and amounts can be complied with by use of Commercially Reasonable Efforts. If the supply of available Product or Placebo is limited, then the prioritization of available Product and Placebo shall first be to Development Activities and then equitably to each Party’s Sole-Funded Activities.

7.2.4 Release. With respect to Finished Product and Placebo supplied for Development Activities, Release shall be performed by the Party that is the sponsor of the Clinical Trial in which such Finished Product and Placebo will be used. MorphoSys shall be responsible for Release of Finished Product and Placebo to be used in MorphoSys Sole-Funded Activities and Emergent shall be responsible for Release of Finished Product and Placebo to be used in Emergent Sole-Funded Activities. Each Party shall perform Release in accordance with the Product Specifications, the Quality Agreements, all applicable Laws and GMPs.

7.2.5 Title, Shipping, Risk of Loss. Finished Product and Placebo for use by MorphoSys in a Sole-Funded Activity shall be supplied to MorphoSys FCA (Free Carrier as defined by INCOTERMS 2010) at Emergent’s or its designee’s site. Delivery shall occur, and title and risk of loss will pass to MorphoSys, when each order of the Finished Product and Placebo, cleared for export, is placed at the disposal of MorphoSys’ designated carrier at Emergent’s or its designee’s site pursuant to the loading instructions provided by MorphoSys, or as otherwise agreed to by the Parties. The cost of complying with such instructions shall be borne by MorphoSys. The Finished Product and Placebo shall be shipped at MorphoSys’ expense via a carrier identified by MorphoSys in the applicable purchase order; provided, that, in the event that MorphoSys fails to identify a carrier, Emergent may choose a carrier at its own reasonable discretion. All costs of transporting and insuring Finished Product and Placebo in transit used for Development Activities under the Development Plan shall be considered Development Costs.

7.2.6 Invoice. Emergent shall invoice Finished Product and Placebo at the Development Supply Price for all Finished Product and Placebo expected to be administered in a given Clinical Trial upon dosing of the first patient in such Clinical Trial and with respect to a Sole-Funded Activity, upon shipment of the Finished Product and Placebo. If additional Finished Product and Placebo is needed for a Development Activity, such Finished Product and Placebo shall be invoiced upon shipment of such Finished Product and Placebo. The Development Supply Price for all Finished Product and Placebo to be used for Development Activities under a Development Plan and, in accordance with the Product Specifications agreed at the time of delivery (i) if delivered and undisputedly invoiced to MorphoSys shall be considered Development Costs of MorphoSys, (ii) if used by Emergent and credited to Emergent shall be considered Development Costs of Emergent, and the Parties shall adhere to the procedures in Section 8.10 to reimburse each other for the sharing of Development Costs. With respect to Finished Product and Placebo ordered by MorphoSys in connection with a Sole-Funded Activity, MorphoSys will issue payment against undisputed invoices for the Development Supply Price within forty-five (45) calendar days.

7.2.7 Development Supply Price Audit. MorphoSys shall have the right to audit the calculation of the Development Supply Price in order to assess the accuracy thereof for information purposes only. MorphoSys shall have the right to audit Emergent’s prevailing Manufacturing cost to manufacture the Finished Product and Placebo as provided in Section 7.2.2 in order to confirm any increases or decreases in Development Supply Price due to Out-of-Pocket Costs incurred by Emergent for raw materials, for external testing and changes in the PPI as well as for pro rata adjustments due to changes in concentration (mg in a vial) as set out in Schedule 7.2.2; such audit shall be carried out in the same manner as the audit provisions of Section 8.11 which shall apply, mutatis mutandis, to both Parties to facilitate such right of audit.

7.3 Commercial Supply. The Parties shall use good faith efforts to enter to a commercial supply agreement at least [**] months prior to the expected First Commercial Sale of the Product in the MorphoSys Territory (the “Supply Agreement”).

7.3.1 Supply Agreement. The Supply Agreement shall provide for the Manufacture and supply of Finished Product by or on behalf of Emergent to MorphoSys (including its Affiliates and sublicensees) during the Term for commercial use in the MorphoSys Territory in accordance with this Article 7; provided, however, that MorphoSys may decide, before conclusion of the Supply Agreement or during its term, to have the Product manufactured and supplied by a Third Party contract manufacturer, in which case Emergent shall conduct a technology transfer to such Third Party contract manufacturer at MorphoSys’ sole cost and expense. The Supply Agreement shall include a forecast and ordering mechanism and shall specify which Party is responsible for Release of Finished Product for commercial use in the MorphoSys Territory. The Supply Agreement will regulate that MorphoSys shall have the option to cause Emergent to initiate, subject to Section 2.5.3(a) and 2.1.2, at least [**] years prior to the expected expiration of the Term, and to expeditiously conclude a technology transfer to MorphoSys or its designee (which shall be a Third Party reasonably acceptable to Emergent, provided that it shall not be reasonable to deny acceptance if such Third Party is a reputable contract manufacturing organization) at MorphoSys’ sole cost and expense. Additionally, the Supply Agreement shall provide that, at least [**] years prior to the expected expiration of the Term, upon MorphoSys’ written request, the Parties will negotiate in good faith the supply by Emergent to MorphoSys with Finished Product after the expiration of the Term.

7.3.2 Exclusivity. Except for situations of Manufacturing License Occurrence or where MorphoSys decides to have the Product manufactured and supplied by a Third Party contract manufacturer in accordance with Section 7.3.1, during the Term, MorphoSys shall purchase from Emergent all of MorphoSys’ and its Affiliates’ and sublicensees’ requirements of the Finished Product for commercial use in the Territory. During the Term, Emergent shall not, and shall cause its Affiliates and sublicensees not to, supply any Third Party with the Compound, Drug Substance, Vialed Product, Finished Product or Placebo for sale in the MorphoSys Territory.

7.3.3 Commercial Supply Price. The commercial supply price to be set forth in the Supply Agreement shall be subject to adjustments to reflect increases and decreases in (i) costs of raw materials, unless already reflected in the change of the Producer Price Index, and (ii) changes in the Producer Price Index for the Pharmaceutical Sector as reported by the U.S. Bureau of Labor Statistics (“PPI”) for the previous twelve (12) months (the “Commercial Supply Price”), and in such quantities as MorphoSys shall order pursuant to and in accordance with the Supply Agreement. The Supply Agreement shall provide that, if, during the Term, MorphoSys can demonstrate in writing that a Third Party contract manufacturer has offered in writing to manufacture and supply the Product, on terms and conditions substantially similar to those set forth in the Supply Agreement and at a supply price which is equal to or lower than the level of the Commercial Supply Price, then MorphoSys may notify Emergent thereof and the Parties will discuss in good faith a reduction of the Commercial Supply Price; provided, however, that if Emergent is not willing or not able to reduce the Commercial Supply Price to be equal to or lower than the price offered by the Third Party contract manufacturer, then MorphoSys may elect, by written notice to Emergent, to invoke the provisions of Section 7.11; provided, further, that MorphoSys shall bear [**] percent ([**]%) of the costs and expenses of effectuating the provisions of Section 7.11 and Emergent shall be reimbursed by MorphoSys for its direct internal costs and expenses (with respect to which Section 8.12 shall apply) and direct pre-approved Out-of Pocket Costs.

7.3.4 No Supply Agreement. If the Parties, in good faith negotiations, cannot agree on a Supply Agreement by the date that is [**] months prior to the expected First Commercial Sale of the Product as stipulated in the then applicable Development Plan, MorphoSys shall have the right to elect, by written notice to Emergent, that Section 7.11 shall apply; provided, however, that Emergent shall be reimbursed for its direct internal costs and expenses and direct pre-approved Out-of Pocket Costs and Section 8.12 shall apply for Emergent’s internal costs.

7.4 Packaging and Labeling; Certain Other Manufacturing Activities. Emergent or its designated Third Party shall be responsible for all final product labeling and packaging (whether in commercial or clinical packaging presentation), including insertion of materials such as patient inserts, patient medication guides, professional inserts and any other written, printed or graphic materials accompanying the Product in the Territories considered to be part of the Finished Product, and its handling, storage, quality control, quality assurance, testing and related activities, of the Product in connection with the foregoing (collectively, “Packaging and Labeling”). The cost for Packaging and Labeling is accounted for in the Development Supply Price and will be accounted for in the Commercial Supply Price.

7.5 Quality Agreements. The Parties shall execute a (i) quality agreement for development supply of the Product within ninety (90) calendar days of the Effective Date and (ii) quality agreement for commercial supply of the Product within ninety (90) calendar days of execution of the Supply Agreement, which shall set forth the Parties’ quality and compliance obligations with respect to Manufacture of the Finished Product (both quality agreements, the “Quality Agreements”). MorphoSys and Emergent agree to comply with the requirements and provisions set forth in the Quality Agreements.

7.6 Product Specification and Manufacturing Changes. Product Specification and Manufacturing changes, including those resulting from a request received by a Party from a Governmental Authority, or any changes that Emergent may make, shall be dealt with pursuant to the Quality Agreements; provided, that all applicable Regulatory Materials shall be prepared and filed by the Parties in accordance with the provisions of Article 5.

7.7 Retention. Unless the Parties agree otherwise, Emergent will maintain analytical samples of each Finished Product in storage for a time period based upon provisions set forth in the Quality Agreements, applicable Laws and requirements of Regulatory Authorities in the Territories.

7.8 Handling and Storing by MorphoSys. From and after the time Finished Product is delivered by Emergent hereunder, such Finished Product shall be handled, stored and shipped by MorphoSys in compliance with all applicable Laws including, GMPs; and not contain any material that would cause the Product to be adulterated or misbranded within the meaning of applicable Laws.

7.9 Shortage Risk Mediation, Shortages. At least [**] prior to expected First Commercial Sale of the Product in the Territories and thereafter during the Term, the Parties will discuss the validation of a second Manufacturing site for the Manufacture of Product at premises other than the primary Manufacturing site, the operation of which site will comply with GMP and have adequate capacity to meet the expected requirements for the Product. If the Parties agree to establish a second Manufacturing site, the costs of establishing such second Manufacturing site shall be borne [**]. Within six (6) months of the Effective Date, Emergent will prepare, and thereafter from time to time as necessary, update, including upon First Commercial Sale of the Product in the Territories, a risk mitigation plan to ensure continuous uninterrupted supply of Product and such risk mitigation plan shall be reasonably satisfactory to MorphoSys. Emergent shall use Commercially Reasonable Efforts to carry out and comply with such plan. In the event that the materials and/or Manufacturing capacity required to Manufacture and deliver the Finished Product to MorphoSys in a timely manner are in short supply, Emergent shall promptly notify MorphoSys of such shortage in writing and the Parties shall promptly meet to discuss the shortage. Emergent shall treat MorphoSys’ demand equally to Emergent’s own demands or demands of Emergent’s other commercial partners and, allocate the portions of the available amounts of Finished Product and manufacturing capacity to the respective demand on a pro-rata basis; provided, that the foregoing supply on a pro-rata basis does not limit any other remedies MorphoSys may have due to a partial failure to supply under this Agreement or the Supply Agreement. Emergent shall promptly provide a written plan of action stating in reasonable detail the root cause of the shortage and proposed measures to remedy the shortage and the date such shortage is expected to end. Emergent shall use Commercially Reasonable Efforts to minimize the duration of any shortage; provided, that the foregoing efforts of Emergent do not limit any remedies MorphoSys may have due to a partial failure to supply under this Agreement or the Supply Agreement.

7.10 Failure to Supply; Serious Supply Risk. The Supply Agreement shall provide that, in the event of a Failure to Supply and in the event of a Serious Supply Risk, MorphoSys shall have the right to elect, by written notice to Emergent, that Section 7.11 shall apply.

7.10.1 Failure to Supply. As used herein, a “Failure to Supply” shall mean that Emergent is unable to supply, in full compliance with applicable Laws, the Product Specifications and the terms of the Supply Agreement, or Emergent has notified MorphoSys that Emergent anticipates that it will be unable to supply in such full compliance, at least [**] percent ([**]%) of the quantity of Product ordered for a period of [**] consecutive calendar days, other than to the extent caused by a Force Majeure Event or an act or omission of MorphoSys or any of its Affiliates, sublicensees or subcontractors.

7.10.2 Serious Supply Risk. As used herein, a “Serious Supply Risk” shall mean that, other than to the extent caused by a Force Majeure Event or an act or omission of MorphoSys or any of its Affiliates, sublicensees or subcontractors, (i) Emergent, within a period of [**] consecutive months, fails to supply under [**] or more purchase orders of MorphoSys in full compliance with applicable Laws, the Product Specifications and the terms of the Supply Agreement, on the delivery date at least [**] percent ([**]%) of the quantity of Product ordered under such purchase orders, or Emergent notifies MorphoSys that Emergent anticipates that such failure may occur, and (ii) either (a) Emergent is not able to demonstrate to MorphoSys that it has used Commercially Reasonable Efforts to, promptly after the first failure under this Section 7.10.2, follow the risk mitigation as set out in Section 7.9, provide a written plan of action stating in reasonable detail the root cause of the shortage and propose measures to remedy the shortage, or (b) the aforementioned risk mitigation measures are not sufficiently successful such that Emergent, within a period of [**] consecutive months starting with the first failure under this Section 7.10.2 or respective notification, for a [**] time is unable to supply under a purchase order in full compliance with applicable Laws, the Product Specifications and the terms of the Supply Agreement, at least [**] percent ([**]%) of the quantity of Product under such purchase order, or Emergent notifies MorphoSys again that Emergent anticipates that such failure may occur.

7.11 Third Party Manufacturing. In the event that the JSC has elected under Section 7.2.2, or MorphoSys has elected by written notice to Emergent under Section 7.3.1, 7.3.3, 7.3.4 or 7.10, that this Section 7.11 shall apply (“Manufacturing License Occurrence”), then, in the case of Section 7.2.2, the Parties shall engage a Third Party contract manufacturer to assume, or in the case of Sections 7.3.1, 7.3.3, 7.3.4 or 7.10, MorphoSys shall have the right to assume or to engage a Third Party to assume, in each such case, the Manufacturing of Compound, Drug Substance, Vialed Product, Finished Product and Placebo. In the case of MorphoSys’ election under Sections 7.3.1, 7.3.3, 7.3.4 or 7.10, (w) Emergent hereby grants to MorphoSys and MorphoSys hereby accepts a (with respect to the Product) co-exclusive (with Emergent and its Affiliates), royalty-free license (except as set forth below with respect to pass-through of applicable Third Party Manufacturing Payments and sublicensable to such Third Party contract manufacturer in accordance with Section 2.5.3) to the Emergent Manufacturing Technology and Emergent Platform Technology for MorphoSys or such Third Party contract manufacturer on behalf of MorphoSys to Manufacture the Compound, Drug Substance, Vialed Product, and Finished Product, anywhere in the world for Commercialization in the Field in the MorphoSys Territory, (x) MorphoSys shall be responsible for paying (a) [**] percent ([**]%) of any Third Party Manufacturing Payments other than in the form of royalties and (ß) [**] percent ([**]%) of Third Party Manufacturing Payments in the form of royalties on Net Sales in the MorphoSys Territory (i.e., each Party shall bear Third Party Manufacturing Payments in the form of royalties on sales in its respective Territory), in each case to Emergent (for forwarding by Emergent) and (y) any costs and expenses of Emergent and of MorphoSys and any Third Party (as transferee) contract manufacturer’s fees or other charges for the activities contemplated by clauses (i) and (ii) below and for the achievement of the Manufacturing technology transfer as set forth in clause (z) below shall be borne (A) [**] percent ([**]%) by MorphoSys if MorphoSys elects that this Section 7.11 shall apply pursuant to Sections 7.3.1, 7.3.3 or 7.3.4, and (B) [**] percent ([**]%) by Emergent and [**] percent ([**]%) by MorphoSys, if MorphoSys elects that this Section 7.11 shall apply pursuant to Section 7.10, and (z) Emergent shall (i) provide copies of such Emergent Manufacturing Know-How (to the extent Controlled by Emergent) necessary for the Manufacture of Compound, Drug Substance, Vialed Product, and Finished Product and Placebo, and (ii) provide reasonable assistance and personnel (including answering all questions) to transfer the Manufacturing process, in each case in order to allow MorphoSys or the Third Party contract manufacturer designated by MorphoSys to replicate and implement the Manufacturing process and to take over the Manufacturing of the Compound, Drug Substance, Vialed Product, Finished Product, and Placebo and to validate and obtain approval of the Manufacturing facility of MorphoSys or such Third Party contract manufacturer designated by MorphoSys as an alternate source of supply of Compound, Drug Substance, Vialed Product, and Finished Product and Placebo. In the event Emergent wishes to resume Manufacturing under the Supply Agreement after a Failure to Supply or a Serious Supply Risk, Emergent will notify MorphoSys thereof and the Parties shall discuss Emergent’s future supply. Provided that Emergent can demonstrate to the reasonable satisfaction of MorphoSys that it will be able to meet forecasted demand for the Finished Product for the then current forecast to be established under the Supply Agreement, MorphoSys shall have the right to claim future Manufacture and supply by Emergent on an exclusive supply and exclusive purchase basis and further (a) in the event MorphoSys shall have entered into a Manufacturing agreement with a Third Party manufacturer for supply, Emergent shall fully indemnify MorphoSys for any costs, expenses or losses arising out of the transfer of the Manufacturing of the Finished Product back to Emergent as a result of the resumption of Emergent’s Manufacturing hereunder, or in the event MorphoSys shall have set up the Manufacturing without entering in a Manufacturing agreement with a Third Party for supply, Emergent shall reimburse MorphoSys any direct costs and expenses and directly related Out-of-Pocket Costs, and (b) in the event Emergent’s Failure to Supply or Serious Supply Risk is deemed a result of its inability to meet the requirements of the relevant Quality Agreement or Manufacture the Drug Substance and/or fill and finish of Finished Product, then Emergent shall demonstrate to MorphoSys’ reasonable satisfaction that the conditions giving rise to the failure have been corrected. In the event of a Manufacturing License Occurrence, (1) where a Third Party contract manufacturer assumes Manufacturing of the Product, Emergent shall not be precluded from entering into a separate Manufacturing agreement with such Third Party contract manufacturer, and (2) where MorphoSys assumes the Manufacture of the Product, the Parties will, at Emergent’s request, negotiate in good faith the terms and conditions under which MorphoSys shall Manufacture and supply Product to Emergent and in such case the license in Section 2.1.2 shall be expanded accordingly. In the event MorphoSys had borne [**] percent ([**]%) of all costs in accordance with clause (z)(A) above and Emergent enters into such a Manufacturing agreement with such Third Party contract manufacturer or with MorphoSys according to the foregoing sentence (X) within [**] months after the date that (I) MorphoSys had entered into such supply agreement with such Third Party contract manufacturer or (II) MorphoSys had commenced Manufacture of the Product, then Emergent shall reimburse MorphoSys [**] percent ([**]%) of such costs, or (Y) after [**] months but prior to the [**] anniversary of the date that (I) MorphoSys had entered into such supply agreement with such Third Party contract manufacturer or (II) MorphoSys had commenced Manufacture of the Product, then Emergent shall reimburse MorphoSys [**] percent ([**]%) of such costs; provided, that, for clarity, if Emergent enters into such a Manufacturing agreement with such Third Party contract manufacturer or with MorphoSys after the [**] anniversary of such applicable date, then Emergent shall not have any obligation to reimburse MorphoSys for any portion of such costs. In case MorphoSys takes over the Manufacturing of the Product under this Section 7.11 the methodology for calculation of the Development Supply Price for supply of Product for Development Activities are Development Costs Sections 7.2.2, first sentence, and 7.2.3, 7.2.5, 7.2.6 shall apply mutatis mutandis.

ARTICLE 8

Payments

8.1 Upfront License Fee. An upfront payment amount equal to Twenty Million Dollars ($20,000,000) (the “Upfront Fee”) shall be due from MorphoSys to Emergent, payable within fifteen (15) calendar days of the Effective Date upon receipt of a respective invoice from Emergent, payable by wire transfer of immediately available funds into an account designated in writing by Emergent. Such Upfront Fee shall be nonrefundable and noncreditable against any other payments due hereunder.

8.2 Milestone Payments. MorphoSys shall pay to Emergent the milestone payments described in this Section 8.2 upon achievement (first occurrence) of the corresponding milestone event; provided, however, that a [**]. MorphoSys shall promptly notify Emergent in writing of, but in no event later than [**] calendar days after, the achievement, or in case of a MorphoSys sublicensee achieving such milestone no later than [**] calendar days after receipt of notice by such sublicensee, of each such milestone event (each, a “Milestone Notification Notice”) achieved by it and Emergent shall provide a respective invoice to MorphoSys. MorphoSys shall pay the applicable milestone payment by wire transfer of immediately available funds into an account designated by Emergent within sixty (60) calendar days after receipt of such written undisputed invoice pursuant to Section 8.8; provided, however, that in no event shall a failure to deliver a Milestone Notification Notice relieve MorphoSys of its obligation to pay Emergent the milestone payments described in this Section 8.2. Each such payment is nonrefundable and noncreditable against any other payments due hereunder and is only payable on the first Product to achieve such milestone event. Each milestone payment shall only be due for the first Product to achieve the applicable milestone, on an Indication-by-Indication basis, irrespective of the number of Products that may subsequently achieve the applicable milestone event. For clarity, all milestone payments will be made once only.

Development Milestone Event for the first Product achieving any such Development Milestone Event	Milestone Payment
1. Dosing of the first patient in the first Phase I Clinical Trial in the first Indication for the Product	Five Million Dollars ($5,000,000)
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
Regulatory Milestone Event for the first Product achieving any such Regulatory Milestone Event	Milestone Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

For clarity, for the fourth and subsequent Indications, no further development milestone payments shall be due under this Agreement. If milestone event 5 described in the preceding table under the heading “Development Milestone Event” is achieved before the achievement of milestone event 4 listed under such heading, then milestone event 4 shall be deemed automatically achieved, and the corresponding milestone payment shall be due and payable together with the payment of the milestone payment for the subsequent milestone event. If milestone event 7 described in the preceding table under the heading “Development Milestone Event” is achieved before the achievement of milestone event 6 listed under the such heading, then milestone event 6 shall be deemed automatically achieved, and the corresponding milestone payment shall be due and payable together with the payment of the milestone payment for the subsequent milestone event.

8.3 Royalty Payments to Emergent. As further consideration for the rights granted to MorphoSys under this Agreement, MorphoSys shall pay to Emergent payments (“MorphoSys Royalty Payments”) (i) at a rate of [**] percent for Net Sales of the Product in the MorphoSys Territory for all uses other than for use as a diagnostic (the “MorphoSys Therapeutic Royalty Rates”) for all or any portion of the Calendar Year falling within the Royalty Term and (ii) at a rate to be negotiated in good faith by the Parties for Net Sales of the Product in the MorphoSys Territory for use as a diagnostic (the “MorphoSys Diagnostic Royalty Rates”) for all or any portion of the Calendar Year falling within the Royalty Term. [**]. During the Royalty Term, for clarity including any extension period under Section 1.117(i), MorphoSys Royalty Payments payable under this Section 8.3 shall be reduced by [**] percent ([**]%) of the amounts set forth in this Section 8.3 after the date on which such Product (including, the use, sale, offer for sale, importation, development or manufacturing thereof) is no longer Covered by a Valid Claim in such country. MorphoSys Therapeutic Royalty Rates and MorphoSys Diagnostic Royalty Rates apply only to the Net Sales in the MorphoSys Territory.

8.4 Royalty Payments and Reports. MorphoSys shall calculate all MorphoSys Royalty Payments payable to Emergent pursuant to Section 8.3 and report Net Sales in the MorphoSys Territory with respect to Net Sales in the MorphoSys Territory at the end of each Calendar Quarter, which amounts shall be converted to Dollars at such time in accordance with Section 8.7. MorphoSys shall pay to Emergent the MorphoSys Royalty Payment due for Net Sales in the MorphoSys Territory during a given Calendar Quarter within sixty (60) calendar days after the end of such Calendar Quarter. Each MorphoSys Royalty Payment due to Emergent shall be accompanied by (i) a statement of the gross amount invoiced on account of sales of the Product (a) in the MorphoSys Territory as a whole and (b) on a country-by-country basis during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars), (ii) an itemized calculation of Net Sales (a) in the MorphoSys Territory as a whole and (b) on a country-by-country basis, showing for both (a) and (b) deductions provided for in the definition of “Net Sales” during such Calendar Quarter and (iii) a calculation, on a country-by-country basis, of the amount of the MorphoSys Royalty Payment due on such Net Sales for such Calendar Quarter. Without limiting the generality of the foregoing, MorphoSys shall require its Affiliates and sublicensees and permitted distributors to account for its Net Sales and to provide such reports with respect thereto as if such sales were made by MorphoSys.

8.5 Third Party Royalties and Other Payments.

8.5.1 Certain Existing Obligations. Except as otherwise set forth in this Agreement, [**] for the payment of any royalties, sublicense revenues, milestones or other payments due to Third Parties under agreements between Emergent (or its Affiliates) and Third Parties existing as of the Effective Date covering the Development, Manufacturing or Commercialization of the Product hereunder.

8.5.2 Licenses to Third Party Patents.

(a) If MorphoSys determines that it is necessary or reasonably useful to obtain a license under any Patent of a Third Party relevant to the Development, the Manufacture or the Commercialization of the Product in the MorphoSys Territory (“Third Party IP”), it shall inform the IPC of such determination along with documentation supporting such determination. The IPC shall discuss the desirability of obtaining a license to or acquiring such Third Party IP, and, if it is determined by the Parties to obtain a license to or acquire such Third Party IP, discuss and recommend appropriate financial terms and conditions (including the scope of the license to be negotiated) for such license or acquisition agreement (such agreement, a “Third Party IP Agreement”). The IPC also may designate one Party, or that the Parties jointly, be responsible for handling negotiations of a Third Party IP Agreement, but, absent such determination by the Parties to obtain a license or acquire such Third Party IP, or absent a designation by the IPC which Party shall be responsible for handling the negotiations of a Third Party IP Agreement, MorphoSys shall have the right, at its sole discretion, to negotiate such Third Party IP Agreement for the MorphoSys Territory in accordance with Section 8.5.2(b). The negotiating Party shall have responsibility and authority for negotiating and executing such Third Party IP Agreement; provided, that, through their representatives on the IPC, the negotiating Party shall keep the other Party reasonably informed with respect to the negotiations and deal terms relating to such Third Party IP Agreement (including scope of the license and financial terms) and such negotiating Party shall consider in good faith any comments, recommendations or analysis provided by the other Party; provided, further, that the negotiating Party shall not agree to any terms or conditions relating to the other Party’s Territory without the prior written consent of the other Party. Notwithstanding anything to the contrary in this Agreement, as contemplated by Sections 9.6.2(a) and 9.6.2(b), in connection with Emergent’s due regard to alternative mitigation strategies, if MorphoSys, after discussions in the IPC, elects to not seek a Third Party IP Agreement, Emergent may negotiate and execute, as a Party to such Third Party IP Agreement, a Third Party IP Agreement for the MorphoSys Territory with respect to an Opposition Patent or an Invalidation/Re-Examination Patent; provided, that, Emergent shall pay to the Third Party any and all amounts for the MorphoSys Territory (including upfront payments, milestone payments, license fees, royalties or other payments) payable under such Third Party IP Agreement and MorphoSys shall reimburse Emergent [**] percent ([**]%) of such paid amounts upon Emergent sending an invoice to MorphoSys, which reimbursement amount (other than with respect to arm’s length and good faith negotiated upfront payments, milestone payments and license fees payable under such Third Party IP Agreement) MorphoSys shall be entitled to deduct from the MorphoSys Royalty Payments.

(b) Any and all amounts (including upfront payments, milestone payments, license fees, royalties or other payments) payable under a Third Party IP Agreement attributable to the MorphoSys Territory shall be borne by MorphoSys; provided, however, that (i) in the case where the Third Party IP Agreement relates to an Opposition Patent or the Parties through the IPC agree that it would be prudent to enter into the Third Party IP Agreement for the Development, Manufacture or Commercialization of the Product in the MorphoSys Territory, MorphoSys shall be entitled to deduct [**] percent ([**]%), and (ii) in any other case, [**] percent ([**]%), in each case of any and all amounts (including upfront payments, milestone payments, license fees, royalties or other payments) payable to such Third Party (on account of the sale of, or in relation to the Development, Manufacture and Commercialization of, the Product in the MorphoSys Territory) from the MorphoSys Royalty Payments thereafter made by MorphoSys to Emergent hereunder; provided, further, that the MorphoSys Royalty Payments payable under

Section 8.3 shall not be reduced in any such event below [**] percent ([**]%) of the amounts set forth in Section 8.3. To the extent that, in any Calendar Quarter, MorphoSys was not able or, due to the aforementioned sentence, was not allowed to deduct the entire amount of the above percentages of any and all amounts payable to such Third Party in such Calendar Quarter, MorphoSys shall be entitled to carry forward such remaining amounts and deduct them from the MorphoSys Royalty Payments due in subsequent Calendar Quarters.

(c) For the avoidance of doubt the provisions of Section 8.5.2(a) and Section 8.5.2(b) apply mutatis mutandis to Third Party IP for the Emergent Territory; provided, however, that Emergent shall be only entitled to deduct [**] percent ([**]%) with respect to payments made for licenses covered by Section 8.5.2(b)(i).

(d) Should the same Third Party IP be necessary or reasonably useful to Develop, Manufacture or Commercialize the Product in both Territories, both Parties shall jointly negotiate the Third Party IP Agreement. Payments and amounts due under such Third Party IP Agreement shall be for the MorphoSys Territory as set forth in Section 8.5.2(b) and for the Emergent Territory as set forth in Section 8.5.2(c). If the Parties agree on the desirability of securing a license to such Third Party IP but are unable to agree on terms for the negotiation and conclusion of such Third Party IP Agreement after good faith discussion, each Party shall have the right to execute a Third Party IP Agreement with such Third Party for its respective Territory and to take deductions in accordance with Section 8.5.2(b)and (c), respectively.

8.6 Taxes and Withholding. Each Party shall comply with applicable Laws and regulations regarding filing and reporting for income tax purposes. All amounts payable under this Agreement are net of value-added tax (“VAT”). In the event that amounts due under this Agreement are subject to VAT, the invoice by the respective Party for the payment shall state the VAT applicable separately. If applicable Laws require withholding of income taxes or other taxes imposed upon payments, the paying Party shall assist the payee Party to obtain a withholding tax exemption certificate to be issued by the competent tax authority. The payee Party shall provide the paying Party with such withholding tax exemption certificate at least fifteen (15) calendar days prior to the payable date of any such payments. If the payee Party fails to do so, the paying Party shall be permitted to withhold the withholding tax amount at the rate set forth by law from such payments; provided, that the paying Party pays such amount to the competent tax authority. The paying Party shall submit appropriate proof of payment of the withholding taxes to the payee Party within a reasonable period of time and shall make reasonable efforts to assist the payee Party to recoup such taxes, if any, from the respective tax authorities.

8.7 Currency Conversion. All payments hereunder shall be made in U.S. Dollars. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including any costs as defined in this Agreement (e.g., Development Costs) and the calculation of Net Sales expressed in currencies other than U.S. Dollars), any amount expressed in a foreign currency shall be converted into U.S. Dollars using the average of the exchange rate of the European Central Bank (www.ecb.int) published for the applicable reporting period for the payment due.

8.8 General Payment Procedures. Any payment under this Article 8 other than royalties pursuant to Sections 8.3 and 8.13 is subject to a prior written undisputed invoice to be served to the Party owing the payment and complying with reasonable tax and accounting requirements of the Party owing the payment. The receiving Party shall invoice the paying Party for all amounts due to such receiving Party under this Agreement, and such payments shall be made within sixty (60) calendar days following the receipt by the paying Party of an undisputed invoice from the receiving Party specifying the amount due in accordance with this Agreement. In the event either Party disputes an invoice delivered under this Agreement, the receiving Party shall deliver written notice to the delivery Party of its dispute of such invoice within fifteen (15) calendar days after receipt of such invoice and the parties shall use good faith efforts to resolve such dispute as soon as practicable, including by providing supporting documentation reasonably requested by the receiving Party in connection therewith.

8.9 Late Payments. Any amount required to be paid by a Party hereunder which is not paid on the date due shall bear interest at a rate equal to the thirty (30) calendar day U.S. dollar LIBOR rate effective for the date that payment was first due as reported by The Wall Street Journal plus [**] percent ([**]%). Such interest shall be computed on the basis of a year of 360 calendar days for the actual number of calendar days payment is delinquent.

8.10 Development Costs; Reimbursement Procedure; Joint Regulatory Costs incurred.

8.10.1 Report of Development Costs. Within fifteen (15) calendar days following the end of each Calendar Quarter beginning with the Effective Date, each Party shall prepare and deliver to the other Party an estimated quarterly report detailing its Development Costs incurred during such period. Within forty-five (45) calendar days following the end of each Calendar Quarter beginning with the Effective Date, each Party shall prepare and deliver to the other Party a quarterly report detailing its Development Costs incurred during such period, including accurate records and books of accounts containing all data reasonably required for the calculation and verification of FTEs actually used by each Party in accordance with the Development Plan (and specifying whether such Development Costs were attributable to MorphoSys Territory Required Development Activities, MorphoSys Territory Discretionary Activities, Emergent Territory Required Development Activities, Emergent Territory Discretionary Activities, Manufacturing Development Activities, Manufacturing or General Development Activities). Each Party shall submit any additional information, with a level of detail as reasonably requested by the other Party, related to the Development Costs included in its report within forty-five (45) calendar days of its receipt of such request.

8.10.2 Reconciliation Reports and Payments. Within forty-five (45) calendar days after the receipt of the report delivered by each Party for each Calendar Quarter or any portion of such Calendar Quarter for the first and last Calendar Quarters of the Term, Emergent shall prepare and deliver to MorphoSys a composite report that (i) summarizes the Development Costs incurred by each Party for such Calendar Quarter (broken down as stipulated in Section 8.10.1), (ii) applies the percentage of such costs which each Party is responsible for with respect to such Development Costs and (iii) computes the amount in Dollars due to Emergent or MorphoSys, as applicable, for such Calendar Quarter in order for the Parties to share the total Development Costs for such Calendar Quarter based on the principles set forth in Section 4.4 (each, a “Reconciliation Development Payment”). The Party to whom a Reconciliation Development Payment is due shall issue an invoice to the other Party for the Reconciliation Development Payment, and such other Party shall pay the Reconciliation Development Payment within forty-five (45) calendar days after its receipt of the undisputed invoice. The Parties will cooperate in order to address issues regarding a disputed invoice. Each Party shall have the right to audit the records of the other Party with respect to any purported Development Costs and the demarcation of these costs from other related costs included in such reports, in accordance with Section 8.11; provided, that each Party may have an additional audit in case of a disputed invoice or justified doubts that such reports are fully accurate.

8.10.3 Report of Joint Regulatory Costs Incurred. To the extent either Party incurs any Joint Regulatory Costs in connection with the preparation of Regulatory Materials and obtaining Product Approvals (other than those costs related to matters described in Section 5.2.2(b) which shall be borne by Emergent), in accordance with the Development Plan, then within forty-five (45) calendar days following the end of such Calendar Quarter in which such Regulatory Costs were incurred, such Party shall prepare and deliver a report to the other Party detailing Regulatory Costs (other than those costs related to matters described in Section 5.2.2(b) which shall be borne by Emergent). The other Party shall have the right to audit the records of such Party incurring any such Joint Regulatory Costs included in such report in accordance with Section 8.11.

8.11 Records; Audits. Each Party and its Affiliates, sublicensees, permitted distributors and subcontractors shall keep full, true and accurate records and books of account containing all particulars that may be necessary for the purpose of confirming the accuracy of, and calculating, as applicable, all royalty payments (in particular MorphoSys Royalty Payments and Emergent Royalty Payments, respectively) and other amounts payable to the other Party hereunder (including records of Net Sales), and any other records reasonably required to be maintained with respect to each Party’s obligations under this Agreement, and each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of all Development Costs, Regulatory Costs invoiced by one Party to the other Party pursuant to Section 8.10.3 (including their demarcation to cost related to Sole-Funded Activities, the Manufacture for supply of Product for Development Activities and Sole-Funded Activities) and any other amounts payable or otherwise reimbursable hereunder, in each case for a minimum period of four (4) years or such longer period as required by applicable Laws. Each Party shall have a right to request an audit of the other Party in order to confirm the accuracy of any of the foregoing (an “Audit”); provided, however, that each Party shall only have the right to request such Audit of the other Party one time during any given Calendar Year. Upon the written request by a Party (the “Auditing Party”) to Audit the other Party (the “Audited Party”), the Auditing Party shall have the right to engage an independent, internationally recognized accounting firm to perform a review as is reasonably necessary to enable such accounting firm to calculate or otherwise confirm the accuracy of any of the foregoing for the Calendar Year(s) requested by the Auditing Party; provided, that (i) such accountants shall be given access to, and shall be permitted to examine and copy such books and records of the Audited Party upon fifteen (15) calendar days prior written notice to the Audited Party, and at all reasonable times on such calendar days, (ii) prior to any such examination taking place, such accountants shall enter into a confidentiality agreement with the Audited Party reasonably acceptable to the Audited Party in order to keep all information and data contained in such books and records strictly confidential and shall not disclose such information or copies of such books and records to any third person including the Auditing Party, but shall only use the same for the purpose of the reviews and/or calculations which they need to perform in order to determine any amounts being reviewed, and (iii) such accountants shall use reasonable efforts to minimize any disruption to the Audited Party’s business. The Audited Party shall make personnel reasonably available during regular business hours to answer queries on all such books and records required for the purpose of the Audit. The accountants shall deliver a copy of their findings to each of the Parties within fifteen (15) calendar days of the completion of the review, and, in the absence of fraud or manifest error, the findings of such accountant shall be final and binding on each of the Parties. Any underpayments by a Party, as well as interests for the underpayment according to Section 8.9, shall be paid to the other Party within fifteen (15) calendar days of notification of the results of such inspection. Any overpayments made by a Party shall be refunded by the other Party, together with interests for the overpayment according to Section 8.9, within fifteen (15) calendar days of notification of the results of such inspection. The cost of the accountants shall be the responsibility of the Auditing Party unless the accountants’ calculation shows that the actual royalties payable, Net Sales, Development Costs, Regulatory Costs and/or any such other amount Audited hereunder to be different, by more than [**] percent ([**]%), than the amounts as previously calculated by the Audited Party.

8.12 FTE Costs. With respect to those costs under Article 4 and Article 5 or with respect to costs for which this Agreement expressly refers to this Section 8.12 which a Party is obligated to bear internally and then submit to the other Party for sharing, or reimbursement, as the case may be, each Party shall calculate its internal costs using an FTE rate of [**] Dollar $[**] per year. The FTE rate covers employee salary, employee specific benefits, travel costs and materials. After the [**] anniversary of the Effective Date, the FTE rates shall be subject to adjustments to reflect changes in the Producer Price Index for the Pharmaceutical Sector as reported by the U.S. Bureau of Labor Statistics for the previous twelve (12) months.

8.13 Emergent Royalty Payments to MorphoSys. As further consideration for contribution to the Development made by MorphoSys to Emergent and the licenses from MorphoSys to Emergent pursuant to Section 2.2, Emergent shall pay to MorphoSys payments (“Emergent Royalty Payments”) (i) at the tiered rate below for Net Sales of the Product in the Emergent Territory for all medical uses other than for use as a diagnostic (the “Emergent Therapeutic Royalty Rates”) for all or any portion of the Calendar Year falling within the Royalty Term and (ii) at the rate to be negotiated in good faith by the Parties for Net Sales of the Product in the Emergent Territory for medical use as a diagnostic (the “Emergent Diagnostic Royalty Rates”) for all or any portion of the Calendar Year falling within the Royalty Term. [**]. During the Royalty Term, for clarity including any extension period under Section 1.117(i), Emergent Royalty Payments payable under this Section 8.13 shall be reduced by [**] percent ([**]%) of the above amounts set forth in this Section 8.13 after the date on which such Product (including, the use, sale, offer for sale, importation, development or manufacturing thereof) is no longer Covered by a Valid Claim in such country.

Annual Net Sales in the Emergent Territory	Emergent Therapeutic Royalty Rate
For that portion of aggregate annual Net Sales less than [**] Dollars ($[**])	[**] percent ([**]%)
For that portion of aggregate annual Net Sales greater than [**] Dollars ($[**]) but less than [**] Dollars ($[**])	[**] percent ([**]%)

For that portion of aggregate annual Net Sales equal to or greater than [**] Dollars ($[**]) but less than [**] Dollars ($[**])	[**] percent ([**]%)
For that portion of aggregate annual Net Sales equal to or greater than [**] Dollars ($[**])	Twenty percent (20%)

Emergent Therapeutic Royalty Rates and Emergent Diagnostic Royalty Rates apply only to the Net Sales in the Emergent Territory. Sections 8.4, 8.5.2, 8.6, and 8.8 shall apply to Emergent with respect to the Emergent Royalty Payments mutatis mutandis except that all references to MorphoSys Royalty Payments shall be deemed to refer to the Emergent Royalty Payments and all references to the MorphoSys Territory shall be deemed to refer to the Emergent Territory and all references in the definition of Net Sales to MorphoSys shall be deemed to refer to Emergent.

ARTICLE 9

Intellectual Property Matters

9.1 Inventions and Related Intellectual Property Rights.

9.1.1 Emergent IP. Emergent Platform Inventions, Emergent Manufacturing Inventions and Emergent Sole-Funded Inventions shall be owned by Emergent and deemed to be Emergent Platform Know-How, Emergent Manufacturing Know-How and Emergent Know-How, respectively, and shall be subject to the licenses and rights granted to MorphoSys under this Agreement.

9.1.2 MorphoSys IP. Except to the extent comprising or including Emergent Platform Inventions or Emergent Manufacturing Inventions, MorphoSys Sole-Funded Inventions shall be owned by MorphoSys and deemed to be MorphoSys Applied Know-How and shall be subject to the licenses and rights granted to Emergent under this Agreement.

9.1.3 Joint Technology. Joint Inventions and Joint Know-How shall be jointly owned by the Parties, with each Party entitled to the free use and enjoyment of such Joint Inventions in its respective Territory, but subject to the terms and conditions of this Agreement, including the territorial limitations in the license grants under Section 2.1 and Section 2.2 and including the limitations provided in Section 2.3.1. Each Party shall own a fifty percent (50%) undivided interest in all such Joint Inventions and Joint Know-How, without accounting to or obtaining consent from the other Party, and is entitled to use and grant licenses to the Joint Inventions and Joint Know-How, within its respective Territory only and subject to the restrictions set forth in this Agreement, including Section 2.5.3 which shall apply mutatis mutandis. Notwithstanding anything to the contrary contained herein, Emergent Platform Inventions and Emergent Manufacturing Inventions, regardless of which Party generated such Invention, shall be deemed to be owned exclusively by Emergent and shall not be Joint Inventions or Joint Know-How, but shall be deemed to be Emergent Platform Technology or Emergent Manufacturing Technology as applicable, and shall be subject to all licenses and rights granted to MorphoSys under this Agreement.

9.1.4 Assignments. To the extent legally possible MorphoSys hereby assigns to Emergent all right, title and interest in and to the Emergent Platform Inventions and Emergent Manufacturing Inventions and MorphoSys shall execute and deliver such documents, and provide such assistance, as Emergent may reasonably request, in order to vest in Emergent all right, title and interest therein and thereto. To the extent such assignment is not legally possible, such inventions shall be subject to the license grant in Section 2.2.2.

9.1.5 Disclosure. Each Party shall promptly disclose to the other in writing, and shall cause its Affiliates, or licensees and sublicenses, and its and their employees, agents and contractors to so disclose, the development, making, conception or reduction to practice of any Joint Inventions, Product Inventions, Emergent Sole-Funded Invention, and MorphoSys Sole-Funded Invention.

9.1.6 Employees. Each Party will require all of its, and will cause its Affiliates to require all of their, employees to assign all Inventions that are developed, made or conceived by such employees to it or such Affiliate, respectively, for further assignment according to the ownership principles described in this Section 9.1, free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions and shall ensure that such assignment complies with applicable local Laws, including making any required payments to the inventor of such Invention. Each Party will also use its Commercially Reasonable Efforts to require any agents, independent contractors, sublicensees or other Third Parties performing an activity pursuant to this Agreement to assign all Inventions that are developed, made or conceived by such agents, independent contractors or sublicensees to it, for further assignment according to the ownership principles described in Section 9.1, free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions and shall use Commercially Reasonable Efforts to ensure that that such assignment complies with applicable local Laws, including making any required payments to the inventor of such Invention. Each Party shall be responsible for performing any actions and executing any documents necessary under applicable Laws, including but not limited to the German Act on Employee Inventions (ArbnErfG), to ensure that such Party becomes the owner of the applicable Inventions in accordance with this Agreement. Each Party shall bear its own costs relating to any payments that are due to its inventors under the ArbnErfG or other applicable employee invention Laws.

9.1.7 Amendment of Patent Schedules. Without limiting Emergent’s warranty provided under Section 10.2.5, if, at any time after the Effective Date, either Party identifies an Emergent Patent, an Emergent Platform Patent or an Emergent Manufacturing Patent that existed as of the Effective Date but which was not previously included on Schedule 1.30, Schedule 1.34 or Schedule 1.28, as applicable, then such Patent shall be added to the applicable Schedule.

9.2 Patent Prosecution and Maintenance of Emergent Patents.

9.2.1 Emergent Patents in the MorphoSys Territory. As between the Parties, in the MorphoSys Territory, MorphoSys shall have the obligation to prepare, file, prosecute (including any reissues, re-examinations, post-grant proceedings, requests for patent term extensions, supplementary protection certificates, interferences, derivation proceedings, supplemental examinations and defense of oppositions) and maintain the Emergent Patents.

9.2.2 Emergent Patents in the Emergent Territory. As between the Parties, in the Emergent Territory, Emergent shall have the obligation, to prepare, file, prosecute (including any reissues, re-examinations, post-grant proceedings, requests for patent term extensions, supplementary protection certificates, interferences, derivation proceedings, supplemental examinations and defense of oppositions) and maintain the Emergent Patents.

9.2.3 General Provisions. The Parties will keep each other informed with regard to the filing, prosecution and maintenance of Emergent Patents in the MorphoSys Territory and the Emergent Territory. The Parties will share and discuss all material aspects of patent prosecution, including (i) material communications to and from any patent authorities, and (ii) drafts of any material filings or responses to be made to such patent authorities, in each case regarding Emergent Patents. Such exchange of information shall be made sufficiently in advance in order to allow the other Party to review and comment thereon. The prosecuting Party shall consider in good faith the comments of the other Party with respect to strategies for filing and prosecuting the Emergent Patents. If the non-prosecuting Party fails to provide its comments reasonably in advance of the deadline for filing or otherwise responding to the patent authorities, the prosecuting Party shall be free to act without consideration of the non-prosecuting Party’s comments. The Parties shall also strive to coordinate and align their activities under this Agreement in a professional and proactive manner. All intellectual property-related activities shall be reviewed and discussed by the Intellectual Property Committee. MorphoSys shall provide to Emergent all data, information and materials necessary for Emergent to meet its disclosure obligations to the USPTO under 37 CFR 1.56.

9.2.4 Costs. The costs of prosecution and maintenance of the Emergent Patents in the Territories shall be [**] before the entry of the national/regional phase, and thereafter the costs of prosecution and maintenance of the Emergent Patents in the MorphoSys Territory shall be borne by MorphoSys and the costs of prosecution and maintenance of the Emergent Patents in the Emergent Territory shall be borne by Emergent.

9.3 Patent Prosecution and Maintenance of Emergent Platform Patents and Emergent Manufacturing Patents.

9.3.1 Emergent Right. As between the Parties, in the MorphoSys Territory and the Emergent Territory, Emergent shall have the sole right to prepare, file, prosecute (including any reissues, re-examinations, post-grant proceedings, requests for patent term extensions, supplementary protection certificates, interferences, derivation proceedings, supplemental examinations and defense of oppositions) and maintain the Emergent Platform Patents and the Emergent Manufacturing Patents. Through the IPC, Emergent shall keep MorphoSys informed with regard to the filing, prosecution and maintenance of Emergent Platform Patents and the Emergent Manufacturing Patents in the Territory by providing the IPC with, at least once every six (6) months, a summary report regarding the status of any Emergent Platform Patents and Emergent Manufacturing Patents and material actions taken with respect thereto. Emergent shall not be bound by, but shall consider in good faith, the comments of the IPC with respect to such Emergent summary report and with respect to strategies for filing and prosecuting the Emergent Platform Patents and the Emergent Manufacturing Patents in the Territories.

9.3.2 Continuing Applications. The Parties, through the IPC, shall determine the appropriate actions to separately prosecute Emergent Patents from Emergent Platform Patents in the MorphoSys Territory and the Emergent Territory. MorphoSys shall bear one hundred percent (100%) of the costs of the filing, prosecution and maintenance of one or more continuation or divisional applications in the MorphoSys Territory that claim priority to an Emergent Platform Patent, provided that such continuation or divisional claims no subject matter beyond scope of the Emergent Patents. Emergent shall bear one hundred percent (100%) of the costs of the filing, prosecution and maintenance of one or more continuation or divisional applications in the Emergent Territory that claim priority to an Emergent Platform Patent. In the event that either Party inadvertently misses a final deadline to file any such continuation or divisional application, then the respective other Party may take the respective action to avoid or remedy such omission at the costs of the Party which missed the respective deadline. In furtherance thereof, for patent family [**], where possible, MorphoSys shall be allowed to file at least one (1) patent application with the patent offices in [**], and in further countries in the MorphoSys Territory if desired by MorphoSys, in an effort to obtain an issued Patent that specifically Covers the Compound. MorphoSys shall be responsible, in its own discretion, to perform the prosecution and maintenance of such patent applications and shall be responsible for all of the prosecution and maintenance costs. MorphoSys shall not, unless approved by Emergent, prosecute any claims which are broader in scope than to the Compound itself.

9.3.3 Abandonment. In the event that Emergent intends not to file or to no longer prosecute or maintain an Emergent Platform Patent or an Emergent Manufacturing Patent in any country belonging to the MorphoSys Territory, Emergent shall provide reasonable prior written notice to the IPC of such intention (which notice shall, in any event, be given no later than four (4) weeks prior to the next deadline for any action that may be taken with respect to such Emergent Platform Patent or an Emergent Manufacturing Patent in the MorphoSys Territory), and MorphoSys shall thereupon have the option, at its sole discretion and cost, to file a continuation or divisional application that complies with the provisions of Section 9.3.2.

9.3.4 Costs. Except for the costs of prosecution and maintenance of any Patents mentioned in Section 9.3.2, which shall be borne by MorphoSys, the costs of prosecution and maintenance of Emergent Platform Patents and the Emergent Manufacturing Patents in the Territories shall be borne by Emergent.

9.4 Patent Prosecution and Maintenance of MorphoSys Applied Patents.

9.4.1 MorphoSys Right. MorphoSys shall have the first right, but not the obligation, to prepare, file, prosecute (including any reissues, re-examinations, post-grant proceedings, requests for patent term extensions, supplementary protection certificates, interferences, derivation proceedings, supplemental examinations and defense of oppositions) and maintain the MorphoSys Applied Patents worldwide, at MorphoSys’ cost. Through the IPC, MorphoSys shall keep Emergent informed with regard to the filing, prosecution and maintenance of MorphoSys Applied Patents in the Territories.

9.4.2 Emergent Right. In the event that MorphoSys intends not to prosecute or maintain a MorphoSys Applied Patent in any country in the world, MorphoSys shall provide reasonable prior written notice to the IPC of such intention (which notice shall, in any event, be given no later than twenty-one (21) calendar days prior to the next deadline for any action that may be taken with respect to such MorphoSys Applied Patent), and Emergent shall thereupon have the option, in its sole discretion and at its sole cost, to assume the control and direction of the prosecution and maintenance of such MorphoSys Applied Patent in such country on MorphoSys’ behalf.

9.4.3 Costs. The costs of prosecution and maintenance of the MorphoSys Applied Patents in the Territories shall be borne by MorphoSys.

9.5 Patent Prosecution and Maintenance of Joint Patents.

9.5.1 Initial Phase/Patent filing. The Parties shall jointly decide, through the IPC, on the optimal strategy for prosecution and maintenance of Joint Patents. Such decision shall include the content and the timing of a respective patent application, and the selection of the jurisdiction for filing of a provisional or initial patent application. Up to the stage of entry into the national/regional phases, the Parties will jointly discuss and agree on any action to be taken.

9.5.2 National/Regional Phases. Upon entry into the national/regional phases, Emergent shall have the obligation, to prepare, file, prosecute (including any reissues, re-examinations, post-grant proceedings, requests for patent term extensions, supplementary protection certificates, interferences, derivation proceedings, supplemental examinations and defense of oppositions) and maintain Joint Patents in the Emergent Territory, and MorphoSys shall have the obligation, to prepare, file, prosecute (including any reissues, re-examinations, post-grant proceedings, requests for patent term extensions, supplementary protection certificates, interferences, derivation proceedings, supplemental examinations and defense of oppositions) and maintain Joint Patents in the MorphoSys Territory. The Parties shall closely cooperate on all prosecutional matters. Section 9.2.3 shall apply mutatis mutandis.

9.5.3 Right to Take Over. In the event that either Party intends not to prepare, file, prosecute, or maintain a Joint Patent in any country or jurisdiction within its respective Territory, such Party shall provide reasonable prior written notice to the IPC of such intention (which notice shall, in any event, be given no later than four (4) weeks prior to the next deadline for any action that may be taken with respect to such Joint Patent in the respective territory), and the other Party shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such Joint Patent, provided there is no other Patent of the same patent family in the respective jurisdiction which covers the Product. Upon the continuing Party’s written exercise of such option to the non-continuing Party, the continuing Party shall assume responsibility and full control for the preparation, filing, prosecution, and maintenance of any such Joint Patent, and the non-continuing Party shall bear the costs that accrue in connection therewith. The non-continuing Party shall assign to the continuing Party its interest in such Joint Patent and shall execute such documents and perform such acts, at the continuing Party’s expense, as may be reasonably necessary to permit the continuing Party to file such patent application, and/or to prosecute and/or maintain such Joint Patent. For clarity, in the event that the continuing Party continues the prosecution or maintenance of any such Joint Patent pursuant to this Section 9.5.3, then such Patent shall no longer be considered a Joint Patent, and shall not be deemed licensed to the other Party under Section 2.1 or 2.2, as the case may be.

9.5.4 Costs. The costs of prosecution and maintenance of the Joint Patents in the Territories shall be [**] before the entry of the national/regional phase. Thereafter, the costs of prosecution and maintenance of the Joint Patents in the MorphoSys Territory shall be borne by MorphoSys and the costs of prosecution and maintenance of the Joint Patents in the Emergent Territory shall be borne by Emergent.

9.6 Defense and Enforcement of Patents.

9.6.1 Infringement of Third Party Patents. Subject to and without limiting the Parties’ rights and the procedures set forth under Section 8.5.2 and Section 11.1 (vi), each of the Parties shall promptly, but in any event no later than ten (10) calendar days after receipt of notice thereof, notify the other Party in writing in the event of any claims by a Third Party of alleged patent infringement by MorphoSys or Emergent or any of their respective Affiliates or sublicensees with respect to the research, development, manufacture, use, sale, offer for sale or importation of a Product (each, an “Infringement Claim”). Subject to and without limiting the Parties’ rights and the procedures set forth under Section 8.5.2, with respect to Infringement Claims in the Territories, the Parties shall attempt to negotiate in good faith a resolution with respect thereto. If the Parties cannot settle such Infringement Claim with the appropriate Third Parties within thirty (30) calendar days after the receipt of the notice pursuant to this Section 9.6.1, then the following shall apply:

(a) Subject to Sections 11.1 and Section 11.3, in the case of any such claim against MorphoSys alone or both MorphoSys and Emergent, in each case, with respect to the Product in the MorphoSys Territory, then MorphoSys shall be deemed to be the “Controlling Party” for purposes of such Infringement Claim. In the case of any claim against Emergent alone, or both MorphoSys and Emergent, in each case, with respect to the Product in the Emergent Territory, then Emergent shall be deemed to be the “Controlling Party” for purposes of such Infringement Claim. In the event of worldwide litigation (such that related cases and/or claims are being pursued both inside the MorphoSys Territory and the Emergent Territory), each Party shall reasonably assist the other in its role as the Controlling Party in its respective Territory.

(b) Subject to Section 11.1 and Section 11.3, the Controlling Party shall assume control of the defense of such Infringement Claim at its expense. The non-Controlling Party, upon reasonable request of the Controlling Party, agrees to join in any such litigation at the Controlling Party’s expense, and in any event to reasonably cooperate with the Controlling Party at the Controlling Party’s expense. The non-Controlling Party will have the right to consult with the Controlling Party concerning such Infringement Claim and to participate in and be represented by independent counsel in any litigation in which such non-Controlling Party is a party at its own expense. The Controlling Party shall have the exclusive right to settle any Infringement Claim without the consent of the non-Controlling Party, unless such settlement shall have a material adverse impact on the non-Controlling Party (in which case the consent of such non-Controlling Party shall be required and the consent of Emergent is required if such settlement is reasonably likely to have a material adverse impact on the Emergent Technology, the Emergent Platform Technology or the Emergent Manufacturing Technology). For purposes of this Section 9.6.1(b), any settlement that would involve the waiver of rights (including the rights to receive payments) or a payment obligation of such non-Controlling Party shall be deemed a material adverse impact and shall require the consent of such non-Controlling Party, such consent not to be unreasonably withheld, conditioned or delayed. The Controlling Party shall provide the non-Controlling Party with copies of all material correspondence from the opposing party and from the court adjudicating the dispute and shall be provided with draft pleadings and motions prior to submission and any settlement offers and documentation in connection with such Infringement Claim.

(c) If a Party shall become engaged in or participate in any suit described in this Section 9.6.1, the other Party shall cooperate, and shall cause its and its Affiliates’ employees to cooperate, with such Party in all reasonable respects in connection therewith, including giving testimony and producing documents lawfully requested, and using its reasonable efforts to make available to the other, at no cost to the other (other than reimbursement of actually incurred, reasonable out-of-pocket travel and lodging expenses), such employees who may be helpful with respect to such suit, investigation, claim or other proceeding.

(d) Any settlements paid to a Third Party pursuant to a suit, action or proceeding brought pursuant to Section 9.6.1 shall not be subject to a claim for indemnification by the settling Party pursuant to Section 11.1 or 11.2, except for settlements paid to a Third Party pursuant to a suit, action or proceeding that are subject to Emergent’s indemnification obligation pursuant to Section 11.1(vi).

9.6.2 Potential Actions re Certain Identified Third Party Patents.

(a) Opposition Proceeding. In the event that any Third Party patent application in the EU that (a) (i) claims a bispecific binding domain molecule having a binding domain specific for PSMA and a binding domain specific for CD3, (ii) claims a bispecific binding domain molecule having a CD3 domain derived from the [**] antibody, or (iii) claims a binding domain molecule having a PSMA binding domain, and (for each of (i), (ii) and (iii)) (b) that claims benefit of a priority date earlier than April 20, 2012 grants as a European patent (“Opposition Patent”) prior to the First Commercial Sale of the Product in the EU, Emergent shall consider in good faith, after consultation with a patent counsel mutually acceptable to the Parties with at least ten (10) years’ experience in contentious patent matters, and with due regard to alternative mitigation strategies, the principled arguments and evidence, if any, that such Opposition Patent should be considered unpatentable under applicable Law and the objective of realizing the potential for Commercialization of Product, whether to initiate an opposition proceeding in the EU with respect to such Opposition Patent within the statutory time period for filing such action (“Opposition Proceeding”); provided, however, that nothing in this Agreement shall obligate Emergent to file any Opposition Proceeding. If the Parties agree that they should jointly file an Opposition Proceeding, they shall cooperate in good faith in determining the strategy in filing such Opposition Proceeding and MorphoSys shall pay [**] percent ([**]%) of the costs of such Opposition Proceeding and Emergent shall pay [**] percent ([**]%) of such costs. If Emergent decides to file an Opposition Proceeding on its own behalf, Emergent shall control such Opposition Proceeding and shall bear its own costs. In the event that MorphoSys decides to file an Opposition Proceeding on its own behalf, MorphoSys shall control such Opposition Proceeding and shall bear its own costs.

(b) Invalidation and Re-Examination. Further in the event of an Infringement Claim occurring under Section 9.6.1, with respect to any Third Party Patent in any of the Major Markets that (a) (i) claims a bispecific binding domain molecule having a binding domain specific for PSMA and a binding domain specific for CD3, (ii) claims a bispecific binding domain molecule having a CD3 domain derived from the [**]antibody, or (iii) claims a binding domain molecule having a PSMA binding domain, and (for each of (i), (ii) and (iii)) (b) that claims benefit of a priority date earlier than April 20, 2012 (an “Invalidation/Re-Examination Patent”), Emergent shall consider in good faith, after consultation with a patent counsel mutually acceptable to the Parties with at least ten (10) years’ experience in contentious patent matters, and with due regard to alternative mitigation strategies, principled arguments and evidence, if any, that such Patent should be invalidated or re-examined, and with the objective of realizing the potential for Commercialization of Product, whether to initiate (A) an invalidation procedure in the Major Markets of the MorphoSys Territory with respect to such Invalidation/Re-Examination Patent (“Invalidation Proceeding”) or, if applicable, (B) a re-examination procedure in the United States with respect to such Invalidation/Re-Examination Patent (“Re-Examination Proceeding”). In the event that Emergent so considers and determines to initiate an Invalidation Proceeding in any of the Major Markets of the MorphoSys Territory, (x) the Parties shall cooperate in good faith in determining the strategy in initiating such Invalidation Proceeding, (y) MorphoSys shall pay [**] percent ([**]%) of the costs of such Invalidation Proceeding and Emergent shall pay [**] percent ([**]%) of such costs, and (z) Emergent shall control such Invalidation Proceeding. In the event that Emergent so considers and determines to initiate a Re-Examination Proceeding in the United States, Emergent shall bear the costs of such Re-Examination Proceeding.

9.6.3 Prosecution of Infringers.

(a) Notice. If either Party (i) receives notice of any patent nullity actions, any declaratory judgment actions or any alleged or threatened infringement of patents or patent applications or misappropriation of intellectual property in the Territories comprising the (x) Joint Inventions, (y) Emergent Patents, Emergent Platform Patents, Emergent Sole-Funded Inventions, Emergent Platform Inventions, Emergent Know-How, Emergent Platform Know-How, or (z) MorphoSys Applied Patents, MorphoSys Sole-Funded Inventions or MorphoSys Applied Know-How, or (ii) learns that a Third Party is infringing or allegedly infringing any Patent within the Emergent Patents, Emergent Platform Patents or MorphoSys Applied Patents, in each case in the Territories, or if any Third Party claims that any such Patent is invalid or unenforceable, in each case with respect to the Territories, it will promptly notify the other Party thereof, provide copies of documents received and provide evidence of infringement or the claim of invalidity or unenforceability reasonably available to such Party.

(b) Enforcement of Patents.

(i) As between Emergent and MorphoSys, MorphoSys will have the first right (but not the obligation) to take the appropriate steps to enforce or defend any Patent within the Emergent Patents and Joint Patents against infringement by a Third Party that is conducting the sale, use, offer for sale or import of any pharmaceutical product in the MorphoSys Territory and nullity actions and opposition proceedings in the MorphoSys Territory, provided that MorphoSys provides copies of all material correspondence from the opposing party and from the court adjudicating the dispute and Emergent shall be provided with draft pleadings and motions prior to submission and any settlement offers and documentation in connection with such enforcement and shall have the right to suggest patent counsel, which suggestion shall be considered by MorphoSys in good faith and MorphoSys shall bear the costs of such enforcement or defense, as applicable. Notwithstanding the foregoing and to the extent legally possible, Emergent will have the right, at its own expense, to be represented in any such action by counsel of its own choice. Emergent shall make any declaration and execute any document necessary for MorphoSys to take the steps set out in the first sentence of this clause (i).

(ii) If, pursuant to Section 9.6.3(b)(i), MorphoSys fails to institute or defend such litigation or otherwise take steps to remedy the infringement of an Emergent Patent or a Joint Patent within one hundred eighty (180) calendar days (or any shorter period required by applicable Law) of the date one Party has provided notice to the other Party pursuant to Section 9.6.3(a) of such infringement or claim, then Emergent will have the right (but not the obligation), at its own expense, to bring or defend any such suit, action or proceeding by counsel of its own choice. MorphoSys will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(iii) As between Emergent and MorphoSys, MorphoSys will have the first right (but not the obligation) to take the appropriate steps to enforce or defend any Patent within the MorphoSys Applied Patents against infringement by a Third Party that is conducting the sale, use, offer for sale or import of any pharmaceutical product in the Emergent Territory and nullity actions and opposition proceedings in the Emergent Territory. MorphoSys shall provide Emergent with copies of all correspondence from the opposing party and from the court adjudicating the dispute and draft pleadings and motions prior to submission and any settlement offers and documentation in connection with such enforcement and Emergent shall have the right to suggest patent counsel, which suggestion shall be considered by MorphoSys in good faith. MorphoSys may take these steps including the initiation, prosecution and control of any suit, proceeding or other legal action by counsel of its own choice subject to compliance with the previous sentence, except that the Parties shall jointly select counsel if Emergent is joined as a party to such action pursuant to Section 9.6.3(c)(i), and MorphoSys shall bear the costs of such enforcement or defense, as applicable. Notwithstanding the foregoing, Emergent will have the right, at its own expense, to be represented in any such action by counsel of its own choice. Emergent shall make any declaration and execute any document necessary for MorphoSys to take the steps set out in the first sentence of this clause (iii).

(iv) If MorphoSys fails to institute litigation pursuant to Section 9.6.3(b)(iii) or otherwise steps to remedy the infringement of a MorphoSys Applied Patent within one hundred eighty (180) calendar days (or any shorter period required by applicable Law) of the date one Party has provided notice to the other Party pursuant to Section 9.6.3(a) of such infringement or claim, then Emergent will have the right (but not the obligation), at its own expense, to bring any such suit, action or proceeding by counsel of its own choice, except that the Parties shall jointly select counsel if MorphoSys is joined as a party to such action pursuant to Section 9.6.3(c)(i), and MorphoSys will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(v) Except for patent applications filed in accordance with Section 9.3.2, MorphoSys shall not have any right to bring any suit, action or proceeding with respect to the infringement of an Emergent Manufacturing Patent or an Emergent Platform Patent in the MorphoSys Territory or a Emergent Patent or a Joint Patent in the Emergent Territory.

(c) Cooperation; Damages.

(i) If one Party brings any suit, action or proceeding under Section 9.6.3(b), the other Party agrees to be joined as party plaintiff if necessary to prosecute the suit, action or proceeding and to give the first Party reasonable authority to file and prosecute the suit, action or proceeding at the first Party’s cost; provided, however, that neither Party will be required to transfer any right, title or interest in or to any property to the other Party or any other party to confer standing on a Party hereunder.

(ii) The Party not pursuing the suit, action or proceeding hereunder will provide reasonable assistance to the other Party, including by providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s reimbursement of any Out-of-Pocket Costs incurred by the non-enforcing or defending Party in providing such assistance.

(iii) MorphoSys shall not, without the prior written consent of Emergent (which shall not be unreasonably withheld, conditioned or delayed), enter into any stipulation, compromise or settlement relating to any claim, suit or action that it brought under Section 9.6.3 involving an Emergent Patent that admits the invalidity or unenforceability of such Emergent Patent or requires Emergent to pay any sum of money, or otherwise adversely affects the rights of Emergent with respect to such Patents, the Product or Emergent’s rights hereunder (including the rights to receive payments).

(iv) Emergent shall not, without the prior written consent of MorphoSys (which shall not be unreasonably withheld, conditioned or delayed), enter into any stipulation, compromise or settlement relating to any claim, suit or action that it brought under Section 9.6.3 involving an MorphoSys Applied Patent that admits the invalidity or unenforceability of such MorphoSys Applied Patent or requires MorphoSys to pay any sum of money, or otherwise adversely affects the rights of MorphoSys with respect to such Patents, the Product or MorphoSys’ rights hereunder (including the rights to receive payments).

(v) Any settlements, damages or other monetary awards (a “Recovery”) recovered pursuant to a suit, action or proceeding brought pursuant to Section 9.6.3 will be allocated first to the costs and expenses of the Party taking such action, and second, to the costs and expenses (if any) of the other Party, with any remaining amounts (if any) to be allocated as follows: (i) to the extent that such Recovery is a payment for lost sales of the Product in the Field in the MorphoSys Territory, any such Recovery shall be treated as Net Sales and be subject to the MorphoSys Royalty Payments to Emergent pursuant to sec. 8.3.1 and (ii) all remaining Recoveries shall be payable to the Party taking such action to the extent such remaining Recoveries relate solely to the Product in the Field in the MorphoSys Territory (and, for purposes of clarity, all remaining Recoveries related to the Product in the Emergent Territory shall be payable to Emergent).

(vi) Any settlements paid to a Third Party pursuant to a suit, action or proceeding brought pursuant to Section 9.6.3 shall not be subject to a claim for indemnification by the settling Party pursuant to Section 11.1 or 11.2, except for settlements paid to a Third Party pursuant to a suit, action or proceeding that are subject to Emergent’s indemnification obligation pursuant to Section 11.1(vi).

(d) Infringement and Defense.

(i) For clarity, with respect to any and all infringement or defense of any Emergent Patent anywhere in the Emergent Territory, Emergent (or its designee) shall have the sole and exclusive right to bring an appropriate suit or other action against any Person engaged in such infringement or defense of any such Emergent Patents in its sole discretion and MorphoSys shall have no rights with respect thereto.

(ii) For clarity, with respect to any and all infringement or defense of any MorphoSys Applied Patent anywhere in the MorphoSys Territory, MorphoSys (or its designee) shall have the sole and exclusive right to bring an appropriate suit or other action against any Person engaged in such infringement or defense of any such MorphoSys Applied Patents in its sole discretion and Emergent shall have no rights with respect thereto.

9.7 Patent Term Extensions. As between MorphoSys and Emergent, MorphoSys, to the extent permitted by applicable Law, shall have the exclusive right, but not the obligation, to seek, in Emergent’s name if so required, Patent Term Extensions (including any supplemental protection certificates and the like available under applicable Laws) in any country in the MorphoSys Territory in relation to the Emergent Patents and Joint Patents. Emergent shall cooperate and support MorphoSys in connection with all such activities. MorphoSys, its agents and attorneys will give due consideration to all suggestions and comments of Emergent regarding any such activities with the aim of using reasonable efforts to obtain all available Patent Term Extensions (including any supplemental protection certificates and the like available under applicable Laws), but, in the event of a disagreement between the Parties, MorphoSys will have the final decision making authority.

9.8 Patent Marking. MorphoSys shall mark the Product marketed and sold by MorphoSys (or its Affiliate or distributor) hereunder with appropriate patent numbers or indicia at Emergent’s request at least to the extent required by applicable Laws.

9.9 Patent Challenge. Each Party will be permitted to terminate this Agreement upon written notice to the other Party, effective upon receipt, if the other Party or any of its Affiliates, directly or indirectly, (i) initiate or request an interference, post grant review, inter partes review or opposition proceeding or the like with respect to any Emergent Patent, Emergent Manufacturing Patent or Emergent Platform Patent, or MorphoSys Applied Patent, as the case may be, or (ii) (a) make, file or maintain any claim, demand, lawsuit or cause of action to challenge the validity or enforceability of any Emergent Patent, Emergent Platform Patent or Emergent Manufacturing Patent, or MorphoSys Applied Patent, as the case may be, or (b) subject to and without limiting MorphoSys’ rights under Section 9.7, oppose any extension of, or the grant of any Patent term extension with respect to, any Emergent Patent, Emergent Platform Patent or Emergent Manufacturing Patent, or MorphoSys Applied Patent, as the case may be, (each of clause (i) or (ii), a “Patent Challenge”).

ARTICLE 10

Representations, Warranties and Covenants

10.1 Mutual Representations and Warranties. Each Party hereby represents and warrants (as applicable) to the other Party as follows, as of the Effective Date:

10.1.1 Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

10.1.2 Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.

10.1.3 No Conflicts. The execution, delivery and performance of this Agreement by it does not (i) conflict with any agreement, instrument or understanding, oral or written, to which it or any of its Affiliates is a party and by which it or any of its Affiliates may be bound or (ii) violate any Laws of any Governmental Authority having jurisdiction over it.

10.1.4 All Consents and Approvals Obtained. Except with respect to Regulatory Approvals for the Development, Manufacturing or Commercialization of the Product or as otherwise described in this Agreement, (i) all necessary consents, approvals and authorizations of, and (ii) all notices to, and filings by such Party with, all Governmental Authorities and other Persons required to be obtained or provided by such Party as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained and provided.

10.2 Additional Representations and Warranties of Emergent. Emergent hereby represents and warrants to MorphoSys that, as of the Effective Date, except as set forth on Schedule 10.2 and for purposes of this Agreement, “Knowledge” means, when referring to the Knowledge of Emergent, the actual knowledge of Emergent personnel with the following titles: (i) Chief Scientific Officer, (ii) Senior Vice President, Manufacturing Operations, (iii) Senior Vice President, Global Services Group and Chief Quality Officer, (iv) Executive Vice President Biosciences Division, (v) Chief Medical Officer, (vi) General Counsel, (vii) Chief IP Counsel, (vi) Chief Financial Officer, (viii) persons directly reporting to them with substantive involvement with the program for ES414 and (ix) members of the ES414 project team.

10.2.1 Neither Emergent nor any of its Affiliates has filed any Marketing Authorization Applications with a Governmental Authority in the Territories for the sale of the Product in the Territories.

10.2.2 Neither Emergent nor its Affiliates, nor, to the Knowledge of Emergent, its subcontractors, has received any notice in writing or otherwise has knowledge of any facts which have led Emergent to believe that any of the Regulatory Approvals relating to the Product are not currently in good standing with the FDA, the EMA or their foreign equivalents.

10.2.3 Neither Emergent nor its Affiliates, nor, to the Knowledge of Emergent, its subcontractors has received written notice of any proceedings pending before or threatened by any Regulatory Authority with respect to the Product or any facility where the Product is Manufactured.

10.2.4 To the Knowledge of Emergent, (i) the issued patents encompassed within the Emergent Patents, the Emergent Platform Patents and the Emergent Manufacturing Patents are valid and enforceable patents, and (ii) there are no facts which would render the patent applications encompassed within the Emergent Patents, the Emergent Platform Patents and the Emergent Manufacturing Patents, if and when issued, invalid or unenforceable. To the Knowledge of Emergent, no Third Party (a) is infringing any such Emergent Patents, Emergent Platform Patents or Emergent Manufacturing Patents or has misappropriated any Emergent Technology, Emergent Platform Technology or Emergent Manufacturing Technology or (b) has challenged the ownership, scope, duration, validity, enforceability or priority of, or Emergent’s right to use or license, any Emergent Technology, Emergent Platform Technology or Emergent Manufacturing Technology.

10.2.5 To the Knowledge of Emergent: Schedule 1.30 contains a complete and correct list of all the Emergent Patents as of the Effective Date; Schedule 1.34 contains a complete and correct list of the Emergent Platform Patents as of the Effective Date; Schedule 1.28 contains a complete and correct list of the Emergent Manufacturing Patents as of the Effective Date, and the Patents identified in Schedule 1.30, Schedule 1.34 and Schedule 1.28 are all the Patents that are Controlled by Emergent or any of its Affiliates that are necessary for MorphoSys to Develop and Commercialize the Products in the MorphoSys Territory, in each case as currently envisioned by the Parties under the Initial Development Plan.

10.2.6 There are no claims, judgments or settlements against or owed by Emergent, nor any pending reissue, reexamination, interference, opposition or similar proceedings, with respect to Emergent Technology, Emergent Platform Technology or Emergent Manufacturing Technology, and Emergent has not received notice as of the Effective Date of any threatened claims or litigation or any reissue, reexamination, interference, opposition or similar proceedings seeking to invalidate or otherwise challenge the Emergent Technology, Emergent Platform Technology or Emergent Manufacturing Technology.

10.2.7 To the Knowledge of Emergent, and based on the current anticipated date of launch, use, sale, offer for sale, or importation by Emergent or MorphoSys (or their respective Affiliates), as applicable, of the Product (as the Product exists on the Effective Date, and excluding, for the avoidance of doubt, any additional technology that may be combined or incorporated therewith, or any future improvements or enhancements to the Product) in the Territories, the Emergent Technology, Emergent Platform Technology or Emergent Manufacturing Technology (i) does not infringe any issued, valid and enforceable patent of any Third Party and (ii) does not misappropriate any Know-How of any Third Party.

10.2.8 In the course of the Development of the Product, to the Knowledge of Emergent, neither Emergent nor any of its Affiliates has used any employee that is debarred by the FDA under the Generic Drug Enforcement Act of 1992 (or by any analogous agency or under any analogous Law in the Territory).

10.2.9 Subject to the Third Party Manufacturing License Agreement and the [**] License, Emergent is the sole legal and beneficial owner of all the Emergent Technology, Emergent Manufacturing Technology and Emergent Platform Technology and, subject to the Credit Agreement (as hereinafter defined), free of any license, lien, encumbrance, charge, security interest, mortgage or other similar restriction, including any restrictions by any Governmental Authorities due to public funding, and no Third Party has any right, interest or claim in or to, and neither Emergent nor any of its Affiliates is party to any existing agreement granting any right, interest or claim in or to, any such Emergent Technology, Emergent Manufacturing Technology or Emergent Technology to any Third Party (including any academic organization, agency or governmental authority) that is inconsistent with any of the rights or licenses granted to MorphoSys herein. Further, all licenses granted to MorphoSys under this Agreement under the Emergent Technology, Emergent Manufacturing Technology and Emergent Platform Technology are in compliance with the Credit Agreement, and in particular all conditions as stipulated in Section 7.05 (g)(i), (ii) and (iii) are met. Any security rights granted under the Credit Agreement do not limit Emergent’s ability to grant the licenses as set forth in Section 2.1 and nothing in the Credit Agreement inhibits MorphoSys using and exploiting the license as provided in this Agreement. “Credit Agreement” means that certain Credit Agreement, dated December 11, 2013, as amended, and all agreements concluded under such Credit Agreement, between Emergent Biosolutions Inc., Bank of America Merrill Lynch and PNC National Bank amongst others.

10.2.10 To the Knowledge of Emergent, Emergent and its Affiliates have complied with all applicable Laws in all material respects, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the Emergent Patents, the Emergent Platform Patents and the Emergent Manufacturing Patents in the Territories. All material renewal and maintenance fees due as of the Effective Date with respect to the prosecution and maintenance of the Emergent Platform Patents and the Emergent Manufacturing Patents in the Territories have been paid.

10.2.11 As of the Effective Date, Emergent has disclosed to MorphoSys all reasonably relevant data and information regarding the Emergent Technology and the Compound and all such data and information is complete and accurate in all material aspects. Emergent has allowed, and will continue to allow, MorphoSys access to all material information in its possession or Control (i) containing the results of all preclinical testing and human clinical testing of the Compound and (ii) concerning side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof with respect to the Compound.

10.2.12 To the Knowledge of Emergent, there are no safety or efficacy issues involving the Compound or the Development or Commercialization of the Products in the Field and in the MorphoSys Territory as set forth in the Initial Development Plan.

10.2.13 Any research and development, including Clinical Trials regarding the Compound were conducted and the Development Data resulting from such research and development have been generated by or on behalf of Emergent or its Affiliates, or to Knowledge of Emergent with respect to any subcontractors, in compliance in all material respects with all applicable Laws and GCP, GLP and, where applicable, GMP.

10.2.14 To the Knowledge of Emergent, the inventors named in the Emergent Patents, Emergent Platform Patents and Emergent Manufacturing Patents listed in Schedules Schedule 1.30, Schedule 1.34 and Schedule 1.28, respectively, that are owned by Emergent or any Affiliate are all of the true inventors for such Patents and have assigned, or are under a written obligation to assign, to Emergent all of their right, title and interest to such Emergent Platform Patents, Emergent Manufacturing Patents and the Emergent Manufacturing Patents and the inventions described therein.

10.2.15 To the Knowledge of Emergent, the Emergent Know-How, the Emergent Platform Know-How and the Emergent Manufacturing Know-How have (i) not been licensed in conflict to any agreement, instrument or understanding to which Emergent is a Party, including the Credit Agreement, and (ii) not been disclosed to Third Parties other than under an obligation of confidentiality.

10.2.16 The Third Party Manufacturing License Agreement, the [**] License Agreement and the Credit Agreement are in full force and effect and, as far as Emergent is aware, neither Emergent nor any of its Affiliates is in default or material breach of any obligation under such agreements.

Emergent acknowledges that MorphoSys is relying, and is entitled to rely, on the foregoing representations and warranties.

10.3 Covenants of Emergent. Emergent hereby covenants to MorphoSys that, during the Term:

10.3.1 At the time of delivery of Finished Product for Development Activities or Sole-Funded Activities, such Finished Product will have been Manufactured in accordance with GMP standards and applicable Laws and the agreed Product Specifications.

10.3.2 Emergent and its Affiliates have and will maintain any material consents, licenses, permits and authorizations required by Regulatory Authorities to Manufacture Finished Product in accordance with applicable Laws and GMP.

10.3.3 If MorphoSys has the right under this Agreement for a Third Party to assume Manufacturing of Compound, Drug Substance, Vialed Product or Finished Product in the event of a Manufacturing License Occurrence, at MorphoSys’ request Emergent shall present the name of such Third Party to Existing Manufacturing Licensor in order to request, as necessary, the consent of any such counterparties to the use of such Third Party manufacturer.

10.3.4 Emergent and its Affiliates will maintain the Third Party Manufacturing License Agreement, subject to Section 2.1.2, and the [**] License Agreement in full force and effect in all material respects in accordance with their respective terms.

10.4 Covenants of MorphoSys. MorphoSys hereby covenants to Emergent that, in the event of a Manufacturing License Occurrence at the time of delivery of Finished Product for Development Activities or Sole-Funded Activities, such Finished Product will have been Manufactured in accordance with GMP standards and applicable Laws and the Product Specifications.

10.5 Disclaimer. MorphoSys understands that the Product is the subject of ongoing clinical research and development and that Emergent cannot ensure the usefulness of the Product or that the Product will receive Regulatory Approvals.

10.6 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 11

Indemnification

11.1 Indemnification by Emergent. Emergent hereby agrees to save, indemnify, defend and hold MorphoSys, its Affiliates, its sublicensees, and their respective directors, officers, agents and employees harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a Third Party (each a “Third Party Claim”) resulting or otherwise arising from (i) any breach by Emergent of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (ii) the negligence or willful misconduct by Emergent or its Affiliates or their respective officers, directors, employees, agents, consultants, subcontractors or sublicensee in performing any obligations under this Agreement, (iii) any matter related to research and development of the Compound prior to the Effective Date in the Territories, (iv) the Development or Manufacturing, Packaging and Labeling of the Product in the Territories hereunder and the Commercialization of the Product in the Emergent Territory (including, for clarity, product liability Losses resulting therefrom) by Emergent or its Affiliates or their respective officers, directors, employees, agents, consultants, subcontractors or sublicensees, (v) any Sole-Funded Activities conducted by Emergent, or (vi) any claim of patent infringement brought by a Third Party on the basis of a patent that (A)(1) claims a bispecific binding domain molecule having a binding domain specific for PSMA and a binding domain specific for CD3; or (2) claims a bispecific binding domain molecule having a CD3 domain derived from the [**] antibody, and (for each of (1) and (2)) (B) claims benefit of a priority date earlier than April 20, 2012; in each case except to the extent that such Losses are subject to indemnification by MorphoSys pursuant to Section 11.2.

11.2 Indemnification by MorphoSys. MorphoSys hereby agrees to save, indemnify, defend and hold Emergent, its Affiliates, its sublicensees and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all Third Party Claims resulting or otherwise arising from (i) any breach by MorphoSys of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (ii) the negligence or willful misconduct by MorphoSys or its Affiliates or their respective officers, directors, employees, agents, consultants, subcontractors or sublicensees in performing any obligations under this Agreement, (iii) the Development or Manufacturing (in the event of Manufacturing License Occurrence), Packaging and Labeling (only to the extent actually done by or on behalf of MorphoSys) in the Territories hereunder or Commercialization of the Product in the MorphoSys Territory (including, for clarity, any product liability Losses resulting therefrom) by MorphoSys or its Affiliates or their respective officers, directors, employees, agents, consultants, subcontractors or sublicensees, (iv) any Sole-Funded Activities conducted by MorphoSys, or (v) the exercise by MorphoSys of its final decision making authority pursuant to Section 3.5.2(a) with respect to a matter in a manner inconsistent with the position taken by Emergent’s Chief Executive Officer with respect to such matter, provided that Emergent’s Chief Executive Officer, within the dispute procedure set forth in Section 3.5.2, in good faith has expressly objected to a decision because the related Development Activity either violates applicable Laws or raises concerns regarding patient safety; in each case except to the extent that such Losses are subject to indemnification by Emergent pursuant to Section 11.1.

11.3 Indemnification Procedures.

11.3.1 Notice of Claim. All indemnification claims in respect of any indemnitee seeking indemnity under Sections 11.1 or 11.2, as applicable (collectively, the “Indemnitees” and each an “Indemnitee”) will be made solely by the corresponding Party (the “Indemnified Party”). The Indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses and any legal proceeding initiated by a Third Party against the Indemnified Party as to which the Indemnified Party intends to make a request for indemnification under Sections 11.1 or 11.2, as applicable, but in no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice which materially prejudices the defense of such proceeding. Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim.

11.3.2 Control of Defense. The Indemnifying Party, at its option, may assume the defense of any Third Party Claim subject to indemnification as provided for in Sections 11.1 or 11.2, as applicable, by giving written notice to the Indemnified Party within thirty (30) calendar days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects, and such Indemnifying Party shall thereafter continue to defend such Third Party Claim in good faith. Should the Indemnifying Party assume the defense of a Third Party Claim (and continue to defend such Third Party Claim in good faith), the Indemnifying Party will not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim, unless the Indemnifying Party has failed to assume the defense and employ counsel in accordance with this Section 11.3 or in case the matter is subject to indemnification under Section 11.1(vi).

11.3.3 Right to Participate in Defense. Without limiting Section 11.3.2, any Indemnitee will be entitled to participate in the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnitee’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed to assume the defense (or continue to defend such Third Party Claim in good faith) and employ counsel in accordance with this Section 11.3, in which case the Indemnified Party will be allowed to control the defense, or (iii) any matter that is subject to indemnification under Section 11.1 (vi), in which case the reasonable cost of such employment of counsel shall be at the Indemnifying Party’s expense.

11.3.4 Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any material manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its reasonable discretion, deems appropriate; provided, however, that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, and will transfer to the Indemnified Party all amounts which such Indemnified Party is liable to pay prior to the time of the entry of judgment. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of such Third Party Claim in accordance with Section 11.3.2, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, provided it obtains the prior written consent of the Indemnified Party (which consent will be at the Indemnified Party’s reasonable discretion). The Indemnifying Party that has assumed the defense of (and continues to defend) such Third Party Claim in accordance with Section 11.3.2 will not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of such Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of such Third Party Claim in accordance with Section 11.3.2.

11.3.5 Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

11.3.6 Expenses of the Indemnified Party. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim will be reimbursed on a calendar quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

11.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES UNDER OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 12 OR FOR A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD.

11.5 Insurance. Each Party shall have and maintain such type and amounts of liability insurance as is normal and customary in the pharmaceutical industry generally for parties similarly situated and shall upon request provide the other Party with a copy of its policies of such insurance, along with any amendments thereto. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11. Each Party shall provide the other Party with written notice at least thirty (30) calendar days prior to the cancellation, nonrenewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder. Upon request, each Party will promptly provide the other Party with certificates of insurance evidencing such coverages. The certificates shall specify the dates such coverage expires. In furtherance of the foregoing, the Parties shall share in accordance with Section 4.4.1(a) the cost of (i) Emergent’s insurance policy for the Phase I/II Clinical Trial, provided that MorphoSys is named as an additional insured in such insurance policy and (ii) an insurance policy obtained by either Party following discussion and agreement by the Parties for other Development Activities under the Development Plan (with respect to which policy the other Party shall be named as an additional insured); provided that if neither Party is able to obtain an insurance policy for such Development Activities, under which the other Party may be named as an additional insured, then each Party may obtain its own insurance policy at its own cost.

ARTICLE 12

Confidentiality

12.1 Confidential Information. As used in this Agreement, the term “Confidential Information” means all information, whether it be in written form, visually or orally, including all production schedules, lines of products, volumes of business, processes, new product developments, product designs, formulae, technical information, laboratory data, clinical data, patent information, know-how, trade secrets, financial and strategic information, marketing and promotional information and data, and other material relating to any products, projects or processes of one Party (the “Disclosing Party”), that is provided to, or otherwise obtained by, the other Party (the “Receiving Party”) in connection with this Agreement (including information exchanged prior to the date hereof in connection with the transactions set forth in this Agreement, including any information disclosed by either Party pursuant to the Mutual Disclosure Agreement between the Parties dated August 28, 2013, as amended on May 1, 2014). Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

(a) were already known to the Receiving Party (other than under an obligation of confidentiality) at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect;

(b) were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

(d) were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(e) were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party, to the extent such Receiving Party has documentary evidence to that effect.

12.2 Confidentiality Obligations. Each of MorphoSys and Emergent shall keep all Confidential Information received from or on behalf of the other Party with the same degree of care with which it maintains the confidentiality of its own Confidential Information, but in all cases no less than a reasonable degree of care. Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Person other than to such of its and its Affiliates’ directors, officers, managers, employees, independent contractors, agents, consultants, (potential) sublicensees or (potential) investors who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement and who are bound by confidentiality obligations not less strict than those contained herein; provided, however, that a Receiving Party shall advise any of its and its Affiliates’ directors, officers, managers, employees, independent contractors, agents, consultants, (potential) sublicensees or (potential) investors who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this Article 12) that all such directors, officers, managers, employees, independent contractors, agents, consultants, (potential) sublicensees or (potential) investors comply with such obligations. It is understood that receipt of Confidential Information under this Agreement will not limit the Receiving Party from assigning its employees to any particular job or task in any way it may choose, subject to the terms and conditions of this Agreement.

12.3 Extended Protection Confidential Information. Emergent Platform Know-How, Emergent Platform Inventions, Emergent Manufacturing Know How and Emergent Manufacturing Inventions shall be considered the Confidential Information of Emergent (the “Extended Protection Confidential Information”). MorphoSys acknowledges that the Extended Protection Confidential Information is to be treated with a higher level of confidentiality and that in addition to the obligations set forth in this Article 12 the Extended Protection Confidential Information shall be subject to the additional obligations set forth in this Section 12.3. MorphoSys shall use Commercially Reasonable Efforts to limit the number of persons that have access to the Extended Protection Confidential Information. MorphoSys shall inform all recipients of the Extended Protection Confidential Information of the confidential nature of the Extended Protection Confidential Information and of the confidentiality undertakings of MorphoSys contained herein. MorphoSys covenants that it shall maintain security practices (which include appropriate administrative, physical and technical safeguards, including underlying operating system and network security controls) designed to meet generally accepted industry practice (meaning those reasonably expected of a biotechnology company where the biotechnology company is in possession of highly sensitive information) and are designed to ensure the security, confidentiality and integrity of the Extended Protection Confidential Information which may include (i) restriction of use and copying of Extended Protection Confidential Information on a “need-to-know” basis and only at authorized locations or (ii) regular monitoring of password procedures.

12.4 Return of Confidential Information. Upon termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party or its directors, officers, managers, employees, independent contractors, agents, consultants, (potential) sublicensees or (potential) investors, except that the Receiving Party may keep one (1) copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes. Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this Article 12. The provisions of this Section 12.3 shall not apply to copies of electronically exchanged Confidential Information made as a matter of routine information technology backup, provided, that it is not otherwise accessible to Receiving Party other than its information technology representatives responsible for maintaining the Receiving Party’s electronic backup systems, and to Confidential Information or copies thereof which must be stored according to provisions of mandatory applicable Laws.

12.5 Permitted Disclosure and Use. Notwithstanding Section 12.2: (i) either Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is reasonably necessary to: (a) comply with or enforce any of its obligations or rights under this Agreement: or comply with applicable Laws; and (ii) either Party may disclose Confidential Information belonging to the other Party related to a Product only to the extent such disclosure is reasonably necessary to obtain or maintain Regulatory Approvals of a Product to the extent such disclosure is made to a Governmental Authority. If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 12.4, such Party shall give reasonable advance written notice of such disclosure to the other Party to permit such other Party sufficient opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information, including seeking a protective order or other appropriate remedy.

12.6 Notification. The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and will cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.

12.7 Publicity; Filing of this Agreement.

12.7.1 Publicity. The press release to be issued in connection with the transactions is set forth on Schedule 12.7.1. Except as otherwise provided in this Section 12.7, each Party shall maintain the confidentiality of all provisions of this Agreement, and without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, neither Party nor its respective Affiliates shall make any press release or other public announcement of or otherwise disclose the provisions of this Agreement to any Third Party, except for: (i) disclosure to those of its directors, officers, employees, accountants, attorneys, underwriters, lenders and other financing sources, (potential) strategic partners, advisors, agents and (potential) sublicensees whose duties reasonably require them to have access to this Agreement; provided that such directors, officers, employees, accountants, attorneys, underwriters, lenders and other financing sources, advisors, agents, (potential) strategic partners or (potential) sublicensees are required to maintain the confidentiality of this Agreement; (ii) disclosures required by New York Stock Exchange regulation, Frankfurt stock exchange regulation or any listing agreement with a national securities exchange, in which case the disclosing Party shall provide the nondisclosing Party with at least forty eight (48) hours’ notice unless otherwise not practicable, but in any event no later than the time the disclosure required by such New York Stock Exchange regulation or Frankfurt stock exchange regulation or listing agreement is made; (iii) disclosures as may be required by Law, in which case the disclosing Party shall provide the nondisclosing Party with prompt advance notice of such disclosure and cooperate with the nondisclosing Party to seek a protective order or other appropriate remedy, including a request for confidential treatment in the case of a filing with the Securities and Exchange Commission; (iv) the report on Form 8-K, which may be filed by Emergent or an Affiliate of Emergent setting forth the press release referred to above, and/or this Agreement in redacted form as provided in Section 12.7.2; (v) disclosures that are consistent with or complementary to those described in clause (iv) but which do not contain any Confidential Information of the other Party; and (vi) other disclosures for which consent has previously been given. A Party may publicly disclose without regard to the preceding requirements of this Section 12.7 any information that was previously publicly disclosed pursuant to this Section 12.7. The Parties however acknowledge that for so-called “ad hoc” announcements that a Party is legally required to make under the German Securities Act, no prior notice is possible.

12.7.2 Redacted Agreement. The Parties acknowledge that, if legally required, either or both Parties may be obligated to file a copy of this Agreement with the SEC or other Governmental Authorities. Each Party shall be entitled to make such a required filing; provided that it initially files a redacted copy of this Agreement approved by both Parties (“Redacted Agreement”) and requests confidential treatment of the terms redacted from this Agreement for a reasonable period of time. In the event of any such filing, each Party shall (i) permit the other party to review and comment upon such request for confidential treatment and any subsequent correspondence with respect thereto at least seven (7) calendar days in advance of its submission to the SEC or such other Governmental Authorities, (ii) reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the then-current legal requirements governing redaction of information from material agreements that must be publicly filed, (iii) promptly deliver to the other Party any written correspondence received by it or its representatives from such Governmental Authority, if any, with respect to such confidential treatment request and promptly advise the other Party of any other communications between it or its representatives with such Governmental Authority with respect to such confidential treatment request, (iv) upon the written request of the other Party, request an appropriate extension of the term of the confidential treatment period, where available and (v) if such Governmental Authority requests any changes to the redactions set forth in the Redacted Agreement, use commercially reasonable efforts to support the redactions in the Redacted Agreement as originally filed (to the extent consistent with the then-current legal requirements governing redaction of information from material agreements that must be publicly filed) and, to the extent reasonably practicable, not agree to any changes to the Redacted Agreement without first discussing such changes with the other Party and taking the other Party’s comments into consideration when deciding whether to agree to such changes. Each Party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification.

12.8 Publication. The Parties intend to publish or present the conduct and the outcomes of Clinical Trials and will use Commercially Reasonable Efforts to align such publication or presentation to the public. Each Party shall submit, through the JSC, for the other Party’s approval, such approval not to be unreasonably withheld, conditioned or delayed, copies of each proposed academic, scientific, medical and other publication or presentation that contains or refers to the Emergent Technology, MorphoSys Applied Technology or otherwise relates to the Product or any research or Development Activities under this Agreement to the other Party at least thirty (30) calendar days in advance of submitting such proposed publication or presentation to a publisher or other Third Party. The other Party shall have the right to review and comment on each such proposed publication or presentation and the publishing Party shall consider any comments in good faith. The other Party shall have the right to remove any of its own Confidential Information prior to submission for publication or presentation by the publishing Party. The publishing Party shall redact or otherwise modify the proposed publication or presentation to remove any such Confidential Information of the other Party. In addition, in the event that the document includes data, information or material generated by the other Party’s scientists, and professional standards for authorship would be consistent with including the other Party’s scientists as co-authors of the document, the names of such scientists will be included as coauthors. MorphoSys shall not publish or present information that contains the Emergent Platform Technology or Emergent Manufacturing Technology, without the prior written consent of Emergent.

12.9 Use of Names. Except as otherwise set forth in this Agreement, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the written consent of such other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that subject to Section 12.7, either Party may use the name of the other Party in any document filed with any Regulatory Authority or Governmental Authority, including the FDA, EMA and the Securities and Exchange Commission and the German Federal Financial Supervisory Authority (BaFin).

12.10 Survival. The obligations and prohibitions contained in this Article 12 as they apply to Confidential Information shall survive the expiration or termination of this Agreement for a period of ten (10) years; provided, that, if the Confidential Information is of the nature that could reasonably be expected to qualify as a trade secret pursuant to 21 CFR § 20.61, including Confidential Information relating to the development and manufacture of Compounds and Products, quality control measures, production, sales, distribution and similar data and information, and compilations of data and results, the obligations contained in this Article 12 as they apply to Confidential Information shall survive as long as such Confidential Information qualifies as a trade secret pursuant to 21 CFR § 20.61.

ARTICLE 13

Term and Termination

13.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect, on a country-by-country basis, until the expiration of the Royalty Term in such country in the Territories (the “Term”).

13.2 MorphoSys Termination for Convenience. Subject to Section 14.1, at any time after completion of the stage 1 dose escalation of the Phase I/II Clinical Trial set forth in the Initial Development Plan (the “Phase I/II Clinical Trial Dose Escalation Phase”), MorphoSys shall have the right to terminate this Agreement in its sole discretion by providing six (6) months’ prior written notice to Emergent. The Phase I/II Clinical Trial Dose Escalation Phase is deemed to be “completed” upon dosing of [**] day cycles of the last patient in stage 1. In the event that MorphoSys grants a sublicense under the rights granted to it pursuant to Section 2.1 to Develop the Product for Commercialization, Commercialize or Manufacture of the Product for use or sale in United Kingdom, France, Germany, Italy, Spain, Japan or China, and Emergent did not expressly consent to such sublicensee (whether or not such consent was required pursuant to Section 2.5.3), then, unless such sublicense is terminable by Emergent upon termination of this Agreement, MorphoSys shall not have the right to terminate this Agreement pursuant to this Section 13.2 for the first [**] months after the effective date of the such sublicense (which effective date shall not be earlier than the execution date thereof).

13.3 Termination for Breach, Bankruptcy and Patent Challenge. Without prejudice to any other remedies available to it at law or in equity or under this Agreement,

13.3.1 Emergent may terminate this Agreement:

(a) in the event that MorphoSys shall have materially breached or defaulted in the performance of any of its obligations, MorphoSys shall have one hundred twenty (120) calendar days after written notice thereof was provided to MorphoSys by Emergent to cure such breach or default. Unless MorphoSys has cured such breach or default prior to the expiration of such one hundred twenty (120) calendar day period, such termination shall become effective upon receipt of the written notice of termination to be given within ten (10) calendar days of the end of such one hundred twenty (120) calendar day period;

(b) as a result of the filing for or institution of bankruptcy, reorganization, liquidation or receivership proceeding, or upon an assignment of a substantial portion of the assets for the benefit of creditors of MorphoSys; provided, that such termination shall be effective only if such proceeding is not dismissed within ninety (90) calendar days after the filing thereof; or

(c) in case of MorphoSys’ Patent Challenge subject to Section 9.9;

provided, however, that Emergent shall only have such right to terminate this Agreement, upon written notice to MorphoSys, until the later of (i) completion of the Phase I/II Clinical Trial and (ii) Emergent’s receipt of MorphoSys’ payment of the next Phase III Clinical Trial development milestone contemplated to be achieved by the then current Development Plan (i.e., development milestone [**]); provided, that such milestone payment may be paid by MorphoSys prior to achievement of its corresponding Development Milestone Event; and further provided, that this payment shall be credited against the first subsequent Phase III Clinical Trial milestone payment obligation that is triggered (the “Latest Emergent Termination Date”). The Phase I/II Clinical Trial is deemed to be “completed” upon dosing of the last patient of the stage 2 in accordance with the relevant study protocol. Notwithstanding anything to the contrary in this Agreement, the Parties agree that, in cases of a material breach or default of the breaching Party, the termination rights granted in this Article 13 and remedies in Article 14 are an adequate remedy for the non-breaching Party; and

13.3.2 MorphoSys may terminate this Agreement:

(a) in the event that Emergent shall have materially breached or defaulted in the performance of any of its obligations, Emergent shall have one hundred twenty (120) calendar days after written notice thereof was provided to Emergent by MorphoSys to cure such breach or default. Unless Emergent has cured such breach or default prior to the expiration of such one hundred twenty (120) calendar day period, such termination shall become effective upon receipt of the written notice of termination to be given within ten (10) calendar days of the end of such one hundred twenty (120) calendar day period;

(b) as a result of the filing for or institution of bankruptcy, reorganization, liquidation or receivership proceeding, or upon an assignment of a substantial portion of the assets for the benefit of creditors of Emergent; provided, that such termination shall be effective only if such proceeding is not dismissed within ninety (90) calendar days after the filing thereof; or

(c) in case of Emergent’s Patent Challenge subject to Section 9.9; provided, however, that MorphoSys shall only have such right to terminate this Agreement, upon written notice to Emergent, until completion of the Phase I/II Clinical Trial Dose Escalation Phase.

13.4 Covenant Not to Amend Development Plan After Notice of Termination is Delivered; Responsibilities for Development Costs Until Termination. MorphoSys shall no longer have the right to exercise its casting vote on the JSC in accordance with Sections 3.5.2(a) or 3.5.3 for any purpose, including to amend the Development Plan by adding additional Development Activities, after notice of termination is given by MorphoSys pursuant to Section

13.2 or by Emergent pursuant to Section 13.3, and all decisions of the JSC thereafter shall be taken by mutual agreement of the Parties. Without limiting either Party’s obligations under Article 14, each Party shall be responsible for paying its share of Development Costs and Joint Regulatory Costs in accordance with Section 4.4.1 until the effective date of termination. Neither Party shall have any obligation to bear Development Costs for any Clinical Trial under the Development Plan that has not commenced as of the date written notice of termination was delivered in accordance with this Article 13.

ARTICLE 14

Effects of Termination and Other Remedies for Material Breach or Default, Bankruptcy, Patent Challenge or Termination for Convenience

14.1 Termination by MorphoSys for Convenience, and Termination by Emergent for MorphoSys’ Breach, Bankruptcy or Patent Challenge Prior to Latest Emergent Termination Date. Without limiting any other legal or equitable remedies that a Party may have, if this Agreement is terminated (i) by MorphoSys in accordance with Section 13.2, or (ii) by Emergent in accordance with Section 13.3.1, then the following provisions shall apply:

14.1.1 Termination of Licenses granted to MorphoSys. For clarity, all rights and licenses granted to MorphoSys under this Agreement shall immediately terminate and be of no further force and effect and MorphoSys shall cease Developing and Commercializing the Product. Notwithstanding the foregoing, any sublicenses granted by MorphoSys will remain in full force and effect; provided that the sublicensee is not then in breach of its sublicense agreement and the sublicensee agrees to be bound to Emergent under the terms and conditions of the sublicense agreement and that Emergent shall not be bound to perform any duties or obligations set forth in any sublicenses that extend beyond the duties and obligations of Emergent set forth in this Agreement.

14.1.2 Continuation of Contribution. If this Agreement is terminated by MorphoSys in accordance with Section 13.2 or by Emergent in accordance with Section 13.3, MorphoSys shall continue to be responsible for its share of Development Costs and Joint Regulatory Costs in accordance with the allocation set forth in Section 4.4.1(a) and one hundred percent (100%) of MorphoSys Sole-Funded Activities until attainment of a previously specified point within any such Clinical Trial set forth in the Development Plan that has multiple stages and decision points for progression from one stage to the next or termination of such Clinical Trial, from which point in time MorphoSys shall no longer be responsible for its share of Development Costs in accordance with the allocation set forth in Section 4.4.1(a) with respect to such Development Activity, provided, however, that in no event shall MorphoSys be responsible for costs and expenses exceeding the costs and expenses occurring for such Clinical Trial in accordance with the Development Plan later than twelve (12) months after the effective date of the termination of this Agreement in accordance with the allocation set forth in Section 4.4.1(a) or, if longer, until and to the extent such Clinical Trial can be terminated in accordance with applicable Law. For clarity, notwithstanding its obligations in Article 12, Emergent shall be allowed, from receipt of the termination notice, to seek another license partner for the MorphoSys Territory as set forth further below. If, within one (1) year after such termination becomes effective, Emergent has entered into an agreement with a Third Party subject to which such Third Party receives a license to Develop and/or Commercialize the Product in the Field, under which good faith and arm’s length agreement such Third Party is obligated to pay to Emergent upfront fees and near-term (six (6) years but in any case until such Clinical Trial is completed (study report approved)) milestone payments and any additional license fees, funding or reimbursement, with such fees and milestone payments, any additional license fees, funding or reimbursement being in the aggregate at least [**] times the amount of Development Costs paid by MorphoSys under this Section 14.1.2, then, promptly following receipt by Emergent of, at least, such aggregate payments from such Third Party, Emergent will reimburse MorphoSys the amount of Development Costs paid by MorphoSys under this Section 14.1.2.

14.1.3 Assignments. If this Agreement is terminated in accordance with Section 13.2 or with Section 13.3, except to the extent of any sublicense, on a country by country basis which will remain in full force and effect pursuant to Section 14.1.1 and as necessary for the performance of such sublicense, Emergent shall have the right to request in writing within forty-five (45) calendar days after the later of the effective date of such termination or receipt of the applicable contract, to the extent reasonably necessary for Emergent to continue the Development, Manufacture and/or Commercialization of the Product in the MorphoSys Territory:

(a) to the extent permitted under the relevant contract, assign to Emergent all of MorphoSys’ right, title and interest in and to any agreements (or portions thereof) between MorphoSys and Third Parties that relate to the Development or Commercialization of the Product;

(b) assign to Emergent all of MorphoSys’ right, title and interest in and to any Promotional Materials and copyrights and trademarks (including the Product Marks in the MorphoSys Territory), including any goodwill associated therewith, and any registrations and design patents for the foregoing, and any Internet domain name registrations for such trademarks and slogans, all to the extent solely related to the Product; provided, however, that, in the event Emergent exercises such right to have assigned such Promotional Materials, MorphoSys shall grant a royalty-free right and license to any housemarks, trademarks, names and logos of MorphoSys contained therein for a period of six (6) months in order to use such Promotional Materials in connection with the Commercialization of the Product in the MorphoSys Territory;

(c) if termination occurs while Development Activities are ongoing, assign to Emergent, the management and continued performance of any Clinical Trials for the Product ongoing hereunder as of the effective date of such termination;

(d) transfer to Emergent all of MorphoSys’ right, title and interest in and to any and all regulatory filings, Regulatory Approvals and other Regulatory Materials for the Product (to the extent such transfer is possible); provided, however, that such applications are provided on an “AS IS” basis. Emergent releases MorphoSys of all liabilities arising after the effective date of such transfer from the Development of the Product;

(e) transfer to Emergent all of MorphoSys’ right, title and interest in and to any and all Development Data, promotional materials, marketing strategies and market research data relating to MorphoSys’ Commercialization of the Product in the MorphoSys Territory and information resulting from MorphoSys’ Commercialization of the Product in the MorphoSys Territory; and

(f) provide a copy of (i) the material tangible embodiments of the foregoing and (ii) any other material books, records, files and documents Controlled by MorphoSys solely to the extent related to the Product and which may be redacted to exclude Confidential Information of MorphoSys;

provided, however, that, to the extent any agreement or other asset described in this Section 14.1.3 is not assignable by MorphoSys, then such agreement or other asset will not be assigned, and, upon the request of Emergent, MorphoSys will take such steps as may be reasonably necessary to allow Emergent to obtain and to enjoy the benefits of such agreement or other asset.

Except to the extent of any sublicense, on a country by country basis which will remain in full force and effect pursuant to Section 14.1.1 and as necessary for the performance of such sublicense, (1) Emergent shall have the right to request that MorphoSys take any or all of the foregoing actions in whole or in part, or with respect to all or any portion of the assets set forth in the foregoing provisions, and (2) to the extent Emergent requests MorphoSys to transfer its right, title and interest in the items set forth in this Section 14.1.3 to Emergent, MorphoSys shall also cause its Affiliates and sublicensees (subject to Section 14.1.1) to transfer and assign to Emergent all of such Affiliates’ and sublicensees’ right, title and interest in and to the foregoing items set forth in this Section 14.1.3.

14.1.4 License Grant to Emergent. If this Agreement is terminated in accordance with Section 13.2 or with Section 13.3, MorphoSys hereby grants to Emergent an exclusive, irrevocable, perpetual, worldwide license or sublicense, as applicable, with the right to sublicense, under the MorphoSys Applied Technology to develop (including obtaining and maintaining Regulatory Approval), make, use, import, export, offer for sale and sell the Product in the Field in the MorphoSys Territory and in the Emergent Territory; provided, that Emergent shall pay any and all amounts (including upfront payments, milestone payments, license fees, royalties or other payments) payable by MorphoSys to Third Party licensors of MorphoSys attributable to the exercise of such license with respect to the Product in the Field.

14.1.5 Royalties. As further consideration for the foregoing assignments and transfers and licenses or contributions, in case (A) this Agreement is terminated by Emergent in accordance with Section 13.3, for the Royalty Term mutatis mutandis but only until MorphoSys has recouped [**] percent ([**]%) of (i) the Development Costs allocated to it pursuant to Section 4.4.1(a) which were incurred in accordance with the Development Plan, (ii) the Development Costs borne by MorphoSys pursuant to Section 4.4.4(b) and not recouped by MorphoSys under this Agreement and (iii) the Development Costs which were borne by MorphoSys pursuant to Section 14.1.2, or (B) this Agreement is terminated by MorphoSys in accordance with Section 13.2 then, for the Royalty Term mutatis mutandis, Emergent shall pay to MorphoSys Royalty Payments for Net Sales of the Product in the Territories for all or any portion of the Calendar Year falling within the Royalty Term as follows: (i) if termination is effective before achievement of the earlier of (a) Development Milestone Event 2 (b) Development Milestone Event 3 or (c) Development Milestone Event 5, at a rate of twenty percent (20%) of the Emergent Royalty Payment as specified in Section 8.13, or (ii) if termination is effective after achievement of the earlier of (a) Development Milestone Event 2, (b) Development Milestone Event 3 or (c) Development Milestone Event 5, and before achievement of Regulatory Milestone Event 1, at a rate of [**] percent ([**]%) of the Emergent Royalty Payment as specified in Section 8.13, or (iii) if termination is effective after achievement of Regulatory Milestone Event 1 at a rate of [**] percent ([**]%) of the Emergent Royalty Payment as specified in Section 8.13.

14.1.6 Disclosure and Delivery. MorphoSys will promptly transfer to Emergent copies of any physical embodiment of any MorphoSys Applied Know-How, to the extent then used in connection with the Development or Commercialization of the Product; such transfer shall be effected by the delivery of material documents, to the extent such MorphoSys Applied Know-How is embodied in such documents, and to the extent that MorphoSys Applied Know-How is not fully embodied in such documents, MorphoSys shall make its employees and agents who have knowledge of such MorphoSys Applied Know-How in addition to that embodied in documents reasonably available to Emergent at Emergent’s cost and expenses for interviews, demonstrations and training to effect such transfer in a manner sufficient to enable Emergent to practice such MorphoSys Applied Know-How.

14.1.7 Disposition of Inventory. If this Agreement is terminated by MorphoSys in accordance with Section 13.2, MorphoSys and its Affiliates will be entitled, during the period ending on the last calendar day of the sixth (6th) full month following the effective date of such termination, to sell any inventory of Product affected by such termination that remains on hand as of the effective date of the termination, so long as MorphoSys pays to Emergent the Royalty Payments and other amounts payable hereunder (including milestones) applicable to said subsequent sales, with respect to sales in the MorphoSys Territory, as applicable, in accordance with the terms and conditions set forth in this Agreement and otherwise complies with the terms set forth in this Agreement.

14.2 Remedies of Emergent for MorphoSys’ Breach, Bankruptcy or Patent Challenge after Latest Emergent Termination Date. Without limiting any other legal or equitable remedies that Emergent may have, if, after Latest Emergent Termination Date:

(a) MorphoSys shall have materially breached or defaulted in the performance of any of its obligations under this Agreement and MorphoSys has not cured such breach or default prior to the expiration of such one hundred twenty (120) calendar day period after receipt of a written notice by Emergent thereof;

(b) MorphoSys undergoes filing for or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of its creditors; provided, that such proceeding is not dismissed within ninety (90) calendar days after the filing thereof; or

(c) in case of MorphoSys’ Patent Challenge;

Emergent has the right to submit to MorphoSys a written notice which expressly refers to this Section 14.2 (“Emergent Remedy Notice”), such notice to be given within ninety (90) calendar days after Emergent receiving knowledge of the above events (a), (b) or (c), and Emergent shall be entitled to the following remedies:

(i) MorphoSys shall no longer have the casting vote on the JSC, including pursuant to Section 3.5.2(a) or Section 3.5.3, and the Parties will need to decide upon the matter in accordance with Sections 3.4 and 3.5.1, and if the Senior Officers are unable to resolve the issue within fifteen (15) calendar days after a dispute is first referred to them, by way of decision of the Chief Executive Officers subject to Section 3.5.2. If the Chief Executive Officers are unable to resolve the dispute by good faith negotiations within ten (10) calendar days after the dispute is referred to them, either Party may refer the matter for determination of the Expert in accordance with Section 3.6;

(ii) Emergent may, at its sole discretion, assume the responsibility for the performance of all or specific activities set forth in the Development Plan and, in case that a Manufacturing License Occurrence has occurred and MorphoSys is Manufacturing or having a Third Party contract manufacturer Manufacture the Product, the Manufacture of Product for supply of Development Activities and Emergent Sole-Funded Activities by way of technology transfer as set forth in Section 7.11((z); provided, that costs and expenses as set forth in Section 7.11 (x) and (y), shall be equally shared by each Party; provided, however, that neither Emergent nor the Expert can allocate new or additional responsibilities for the performance of activities to MorphoSys (but MorphoSys will continue to bear its share of Development Costs in accordance with Section 4.4.1(a));

(iii) MorphoSys’ obligation to pay Emergent the MorphoSys Therapeutic Royalty Rates pursuant to Section 8.3 shall be increased from [**] percent ([**]%) to [**] percent ([**]%);

(iv) Emergent’s obligation to pay MorphoSys the Emergent Therapeutic Royalty Rates pursuant to Section 8.13 shall be reduced by [**] percentage points for each royalty tier [**];

(v) MorphoSys shall continue to pay all milestone payments to Emergent in accordance with Section 8.2; and

(vi) in case MorphoSys materially breached or defaulted in the performance of any of its Commercialization obligations (for clarity, whether such breach of Commercialization obligations triggering Emergent’s Remedy Notice or another (further) material breach), and MorphoSys has not cured such material breach or default prior to the expiration of ninety (90) calendar days after receipt of a written notice by Emergent thereof, MorphoSys shall pay to Emergent for each period of three (3) months (consecutive or not) in which MorphoSys is in such breach of Commercialization obligations an amount of [**] percent ([**]%) of Emergent’s Development Costs allocated to it pursuant to Section 4.4.1(a) which were incurred in accordance with the Development Plan; provided, that MorphoSys shall only be obligated to make such payments until Emergent has recouped all such Development Costs by receipt of such payments pursuant to this Section 14.2 (vi) and of MorphoSys Therapeutic Royalty Rates and MorphoSys Diagnostic Royalty Rates already paid by MorphoSys to Emergent pursuant to Section 8.3 or this Section 14.2 (vi). For clarity, the obligation to make payments under this Section 14.2 (vi) shall not relieve MorphoSys of the obligation to pay MorphoSys Therapeutic Royalty Rates and MorphoSys Diagnostic Royalty Rates. Payments due and payable under this Section 14.2 (vi) for periods of three (3) months will be reduced by the amount of MorphoSys Therapeutic Royalty Rates and MorphoSys Diagnostic Royalty Rates paid by MorphoSys in this time period.

14.3 Termination by MorphoSys for Emergent’s Breach, Bankruptcy or Patent Challenge Prior to Completion of Phase I/II Clinical Trial Dose Escalation Phase. Without limiting any other legal or equitable remedies that a Party may have, if this Agreement is terminated by MorphoSys in accordance with Section 13.3.2, then the provisions of Sections 14.1.1, 14.1.2, 14.1.3, 14.1.4, 14.1.5 (A), 14.1.6 and 14.1.7 shall apply mutatis mutandis.

14.4 Remedies of MorphoSys for Emergent’s Breach, Bankruptcy or Patent Challenge. Without limiting any other legal or equitable remedies that MorphoSys may have, if

(a) Emergent shall have materially breached or defaulted in the performance of any of its obligations under this Agreement and Emergent has not cured any such breach or default prior to the expiration of such one hundred twenty (120) calendar day period after receipt of a written notice by MorphoSys thereof,

(b) Emergent undergoes filing for or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of its creditors; provided, that proceeding is not dismissed within ninety (90) calendar days after the filing thereof, or

(c) in case of Emergent’s Patent Challenge MorphoSys has the right to submit to Emergent a written notice which expressly refers to this Section 14.3 (“MorphoSys Remedy Notice”), such notice to be given within ninety (90) calendar days after Emergent receiving knowledge of the above events (a), (b) or (c), MorphoSys shall be entitled to the following remedies:

(i) MorphoSys may, at its sole discretion, assume the responsibility for the performance of all or specific activities set forth in the Development Plan, including the Manufacturing Development Activities (but Emergent will continue to bear its share of Development Costs in accordance with Section 4.4.1(a)) and, without limiting any other remedies set out in Article 7, the Manufacture of Product for supply of Development Activities and MorphoSys Sole-Funded Activities by way of sublicensing (subject to Section 2.1.2 and Section 2.5.3(a)) and technology transfer as set forth in Section 7.11(w) and (z); provided, that costs and expenses as set forth in Section 7.11 (x) and (y) for the aforementioned technology transfer shall be equally shared by each Party. The Supply Agreement will set forth the circumstances of technology transfer to MorphoSys for Manufacture of commercial supply for the MorphoSys Territory;

(ii) MorphoSys shall no longer have an obligation to pay Emergent the MorphoSys Therapeutic Royalty Rates pursuant to Section 8.3;

(iii) MorphoSys shall only pay [**] percent ([**]%) of the milestone payments as regulated in Section 8.2; and

(iv) Emergent’s obligation to pay MorphoSys the Emergent Therapeutic Royalty Rates pursuant to Section 8.13 shall be increased by [**] percentage points for each royalty tier; in case Emergent materially breached or defaulted in the performance of any of its Commercialization obligations, for clarity, such breach of the Commercialization obligations triggering MorphoSys Remedy Notice or another (further) breach, and Emergent has not cured such breach or default prior to the expiration of ninety (90) calendar days after receipt of a written notice by MorphoSys thereof, Emergent shall pay to MorphoSys for each period of three (3) months (consecutive or not) in which Emergent is in such ongoing or a new breach of the Commercialization obligations an amount of [**] percent of MorphoSys’ Development Costs allocated to it pursuant to Section 4.4.1(a) which were incurred in accordance with the Development Plan and the Development Cost borne by MorphoSys pursuant to Section 4.4.4(a), provided that Emergent shall only be obligated to make such payments as long as MorphoSys has recouped all such Development Costs by receipt of such payments pursuant to this Section 14.4(iv) and Emergent Therapeutic Royalty Rates already paid by MorphoSys to Emergent pursuant to Section 8.13. For clarity, the obligation to make payments under this Section 14.4 (iv) does not relieve Emergent to pay Emergent Therapeutic Royalty Rates and Emergent Diagnostic Royalty Rates. Payments due and payable under this Section 14.4 (iv) for periods of three (3) months will be reduced by the amount of Emergent Therapeutic Royalty Rates and Emergent Diagnostic Royalty Rates paid by Emergent in this time period.

14.5 Expiration of this Agreement. Upon expiration of this Agreement pursuant to Section 13.1 with respect to a given country in the MorphoSys Territory, MorphoSys will have a non-exclusive, fully paid, perpetual, royalty-free right and license under the licenses in Section 2.1 to Develop, Commercialize and to Manufacture the Product in the MorphoSys Territory and upon expiration of this Agreement pursuant to Section 13.1 with respect to a given country in the Emergent Territory, Emergent will have a nonexclusive, fully paid, perpetual, royalty-free right and license under the licenses in Section 2.2 to Develop, Commercialize and to Manufacture the Product in the Emergent Territory; provided, that the respective Party receiving such license shall pay any and all amounts (including upfront payments, milestone payments, license fees, royalties or other payments) payable by the other party to Third Party licensors of such other Party attributable to the exercise of such license with respect to the Product in the Field in the respective Territory. Upon request by MorphoSys, Emergent will transfer to MorphoSys copies of any physical embodiment of any Emergent Manufacturing Know-How, to the extent then used in connection with the Manufacture of the Product, and to the extent that Emergent Manufacturing Know-How is not fully embodied in such documents, Emergent shall make its employees and agents who have knowledge of such Emergent Manufacturing Know-How in addition to that embodied in documents reasonably available to MorphoSys at MorphoSys’ cost and expenses for interviews, demonstrations and training to effect such transfer in a manner sufficient to enable MorphoSys to practice such Emergent Manufacturing Know-How. Notwithstanding the foregoing, MorphoSys shall be responsible for bearing Third Party Manufacturing Payments payable under the Third Party Manufacturing Agreements.

14.6 Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such termination. Such termination will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

14.7 Survival. Notwithstanding anything to the contrary contained herein, the following provisions shall survive any expiration or termination of this Agreement: Articles: Article 1, Article 14, Article 15 and Article 16 and Sections: 4.5, 4.6.1, 4.9, 5.4, 7.7, 8.4 (for any Calendar Quarter in which there are payment obligations) 8.6, 8.7, 8.8, 8.9, 8.10 (for any Calendar Quarter in which there are payment obligations), 8.11, 9.1.1, 9.1.2, 9.1.3, 9.1.4, 11.1-11.4, 12.1-12.6 and 12.8-12.10, . Except as set forth in this Article 14 or otherwise expressly set forth herein, upon termination or expiration of this Agreement all other rights and obligations of the Parties shall cease.

14.8 Joint Patents. Upon termination of this Agreement for any reason, Emergent shall, at its sole cost and expense, have the sole right to prosecute, maintain, enforce and defend the Joint Technology.

14.9 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Emergent and MorphoSys are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code, (a) the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (x) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefore, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (y) if not delivered under clause (x), following the rejection of this Agreement by the Bankrupt Party upon written request therefore by the other Party and (b) the Bankrupt Party shall not unreasonably interfere with the other Party’s rights to intellectual property and all embodiments of intellectual property, and shall assist and not unreasonably interfere with the other Party in obtaining intellectual property and all embodiments of intellectual property from another entity. The “embodiments” of intellectual property includes all tangible, intangible, electronic or other embodiments of rights and licenses hereunder, including all compounds and products embodying intellectual property, Products, filings with Regulatory Authorities and related rights and Emergent Know-How in the case that Emergent is the Bankrupt Party and MorphoSys Applied Know-How in the case MorphoSys is the Bankrupt Party.

ARTICLE 15

Dispute Resolution

15.1 Disputes. The Parties recognize that, from time to time during the Term, disputes may arise as to certain matters which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 15 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement (other than a dispute to be resolved by an Expert which shall be addressed as set forth therein in Section 3.6).

15.2 Arising Between the Parties. With respect to all disputes arising between the Parties or their representatives and not arising from the JSC under Sections 3.4 and 3.5, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within thirty (30) calendar days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Chief Executive Officers of each of the Parties, for attempted resolution by good-faith negotiations within thirty (30) calendar days after such notice is received.

15.3 Dispute Resolutions. If the Chief Executive Officers are not able to resolve such dispute referred to them under Section 15.2 within such thirty (30) calendar day period, then either Party shall have the right, but not the obligation, to submit such controversy or claim to non-binding mediation. If the Parties are unable to resolve such dispute within thirty (30) calendar days after such dispute is referred to non-binding mediation in accordance with this Section 15.3 or within thirty (30) calendar days after the dispute is referred to the Chief Executive Officers under Section 15.2, as the case may be, then either Party may refer the matter to expedited arbitration in accordance with Section 15.5 unless such any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patent rights covering the manufacture, use or sale of any Product or of any trademark rights relating to any Product in which case it shall be resolved in accordance with Section 15.4.

15.4 Patent and Trademark Dispute Resolution. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patent rights covering the manufacture, use or sale of any Product or of any trademark rights relating to any Product shall be submitted to a court or patent authority of competent jurisdiction in the Territories in which such patent or trademark rights were granted or arose.

15.5 Arbitration. Any dispute relating to the validity, performance, construction or interpretation of this Agreement, which cannot be resolved amicably between the Parties, shall be determined by arbitration in accordance with the Arbitration Rules of the American Arbitration Association (AAA). The decision of the arbitrators shall be final and binding upon the Parties and enforceable in any court of competent jurisdiction. Place of arbitration is Vienna, Austria. The number of arbitrators is three (3). The language of the arbitration proceeding is English. Judgment upon any award made by the arbitrators may be entered in any court having jurisdiction thereof.

15.6 Injunctive Relief. Nothing herein may prevent either Party from seeking a preliminary injunction or temporary restraining order, in any court of competent jurisdiction, so as to prevent any Confidential Information from being disclosed in violation of this Agreement.

ARTICLE 16

Miscellaneous

16.1 Entire Agreement; Amendment. This Agreement, including the Schedules hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidential Disclosure Agreement between the Parties dated August 28, 2013 as amended on May 1, 2014 (which shall remain effective prior to the Effective Date). There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

16.2 Force Majeure. A Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party makes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the Parties, including an act of God, war, civil commotion, terrorist act, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of force majeure affecting such Party. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution. Notwithstanding anything to the contrary in the foregoing, if a condition covered by this Section 16.2 results in a delay by Emergent in supplying Finished Product to MorphoSys in accordance with the terms of this Agreement, and such delay lasts for six (6) months or more, then the procedure set forth in Section 7.8 shall apply accordingly.

16.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 16.3, and shall be deemed to have been given for all purposes (i) when delivered, if hand-delivered or sent by facsimile on a Business Day, (ii) on the next Business Day if sent by a reputable international overnight courier service, or (iii) five (5) Business Days after mailing, if mailed by first-class certified or registered airmail, postage prepaid, return receipt requested. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

If to Emergent:

Emergent Product Development Seattle, LLC

2401 4th Ave. Suite 1050

Seattle, Washington 98121

Attention: Site Head Fax: [**]

                        and to:

Emergent BioSolutions Inc.

2273 Research Blvd., Suite 400

Rockville, MD 20850

Attention: General Counsel

Fax: [**]

With a copy to:	Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, New Jersey 08540 Attn: [**] Fax: [**]

If to MorphoSys:	MorphoSys AG Lena-Christ-Strasse 48 82152 Martinsried/Planegg Germany Attention: CEO Fax: [**]

With a copy to:	MorphoSys AG Lena-Christ-Strasse 48 82152 Martinsried/Planegg Germany Attention: General Counsel Fax: [**]

16.4 No Strict Construction; Interpretation. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

16.5 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that (i) Emergent may make such an assignment without MorphoSys’ consent to (a) Affiliates (provided, however that (x) Emergent provides prior written information of any planned assignment to an Affiliate, (y) will remain jointly and severally liable with, and will guarantee in written form vis- à-vis MorphoSys the performance of, the relevant Affiliate under this Agreement, and (z) the relevant Affiliate assignee, will assume in writing vis- à-vis MorphoSys all of Emergent’s obligations under this Agreement) and (b) a successor to substantially all of the business of Emergent to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction and (ii) MorphoSys may make such an assignment without Emergent’s consent to (a) Affiliates (provided, however that (x) MorphoSys provides prior written information of any planned assignment to an Affiliate, (y) will remain jointly and severally liable with, and will guarantee in written form vis- à-vis Emergent the performance of, the relevant Affiliate under this Agreement, and the relevant Affiliate assignee, will assume in writing vis-à-vis Emergent all of MorphoSys’ obligations under this Agreement) and (b) a successor to substantially all of the business of MorphoSys whether in a merger, sale of stock, sale of assets or other transaction; provided however, that Patents and Know-How of any such transferee or successor entity (if other than one of the Parties to this Agreement) and Patents and Know-How of any Affiliate of a Party that became an Affiliate as a result of a Change of Control of a Party shall not be included in the Patents and Know-How licensed hereunder or otherwise subject to this Agreement other than MorphoSys Applied Technology incorporated into the Product. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 16.5 shall be null, void and of no legal effect.

16.6 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.7 Severability. If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, such provision or provisions shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good-faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

16.8 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

16.9 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

16.10 English Language; Governing Law. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the substantive laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state.

16.11 Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[No Further Text on This Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

MORPHOSYS AG		EMERGENT PRODUCT DEVELOPMENT SEATTLE, LLC

By:	/s/ S.E. Moroney	By:	/s/ Barry A. Labinger
Name:	S.E. Moroney	Name:	Barry A. Labinger
Title:	C.E.O.	Title:	Executive VP and President, Biosciences Division

By:	/s/ M. Sproll
Name:	M. Sproll
Title:	CSO

(Signature Page to the License and Co-Development Agreement)

SCHEDULE 1.28

EMERGENT MANUFACTURING PATENTS

Country	Serial Number	Publication Number	Emergent Reference Number
[**]
[**]	[**]		[**]

SCHEDULE 1.30

EMERGENT PATENTS

Country	Serial Number	Publication Number	Emergent Reference Number
[**]
[**]	[**]		[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]		[**]
[**]	[**]	[**]	[**]
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[**]	[**]		[**]
[**]	[**]	[**]	[**]
[**]	[**]		[**]

SCHEDULE 1.34

EMERGENT PLATFORM PATENTS

Country	Serial Number	Publication Number	Emergent Reference Number

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**]

SCHEDULE 1.92

PHASE I/II CLINICAL TRIAL

Synopsis of the Phase I/II Clinical Trial

Name of Sponsor Company: Emergent Product Development Seattle LLC

Name of Investigational Product: ES414

Name of Active Ingredient: ES414

Title of Study: A Phase 1 Study of ES414 in Patients with Metastatic Castration-Resistant Prostate Cancer (mCRPC)

Objective: for Stage 1: Primary: [**] Secondary: [**]. Objectives for Stage 2: Primary: [**] Secondary: [**]

Study Design: The study will be conducted in 2 Stages. Stage 1 is a dose-escalation study to determine the [**] for Stage 2. Stage 2 is an [**].

[**]

Stage 1 – Dose Escalation: Dosing will start at [**]. Stage 2 – [**].

Number of Patients (planned): Approximately [**] patients will be enrolled in Stage 1. [**] patients will be enrolled in Stage 2.

Selected Entry Criteria: Inclusion Criteria: [**] Exclusion Criteria: [**]

Investigational Product, Dosage and Mode of Administration: ES414 will be [**].

Duration of Treatment: Patients will be dosed until [**].

Reference Therapy, Dosage and Mode of Administration: [**]
Assessments: Safety Safety will be assessed by [**]. Pharmacokinetics The PK of ES414 will be examined [**].

Clinical Activity The clinical activity endpoints include [**].

Statistical Methods: Descriptive statistics will be [**].

SCHEDULE 4.3.2

INITIAL DEVELOPMENT PLAN

[**]

Note: the Initial Development Plan as of the Effective Date describes activities and timelines for clinical studies using an [**] of ES414 for ES414 in prostate cancer.

Estimated Development Costs for Initial Development Plan:

[Million USD, rounded]	2014	2015	2016	2017	2018- 2025	Total
Annual Estimated Development Costs	[**]	[**]	[**]	[**]	[**]	432
MorphoSys Share of Development Costs (64%)	[**]	[**]	[**]	[**]	[**]	276
Emergent Share of Development Costs (36%)	[**]	[**]	[**]	[**]	[**]	156

Note: The cost summary above is calculated for Development and use of ES414 as an [**]. For clarity, Development Costs as listed above include [**].

Phase I/II Clinical Trial

Scope: Emergent shall conduct the Phase I/II Clinical Trial according to the clinical study protocol; protocol 401 of which the synopsis is set out in schedule 1.92, and any such future agreed amendments.

Clinical trial sites for Phase I/II Clinical Trial:

For stage 1 of the Phase I/II Clinical Trial clinical trial sites [**].

For stage 2 of the Phase I/II Clinical Trial, [**].

[**]

SCHEDULE 7.2.2

DEVELOPMENT SUPPLY PRICE (ES414 CLINICAL SUPPLY COSTS SUMMARY)

CONFIDENTIAL AND PROPRIETARY

	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
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[**]	[**]	[**]	[**]	[**]
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[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

[**]

CONFIDENTIAL AND PROPRIETARY

[**]
	[**]			[**]
	[**]		[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]
[**]	[**]	[**]	[**]	[**]	[**]
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[**]	[**]	[**]	[**]	[**]	[**]

[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
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[**]	[**]	[**]	[**]	[**]	[**]
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[**]

SCHEDULE 10.2

DISCLOSURES

The information set forth in this Disclosure Schedule, which relates to the representations, warranties, covenants and agreements of the Agreement, is subject to the following qualifications:

This Disclosure Schedule is qualified in its entirety by reference to the specific provisions of the Agreement, and is not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants or agreements of Emergent, except as and to the extent provided in the Agreement. Inclusion of information in this Disclosure Schedule shall not be construed as an admission of liability or fault with respect to the matters covered by such information.

The exceptions and disclosures set forth in the part or subpart of this Disclosure Schedule qualify the particular section or subsection in the Agreement in which such representation and warranty appears.

The headings contained in this Disclosure Schedule are for convenience of reference only, shall not be deemed to be a part of the Agreement and shall not be referred to in connection with the construction or interpretation of the Agreement.

Section 10.2.12

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted. [**]

Section 10.2.13 – All studies performed with ES414 which were not performed to GXP are listed below:

Location in Data Room	ES414	Fileroom	File type	GLP Status
3.1.1.1	[**]	[**]	[**]	[**]
3.1.2.1	[**]	[**]	[**]	[**]
3.1.3.1	[**]	[**]	[**]	[**]
3.1.3.2	[**]	[**]	[**]	[**]
3.1.3.3	[**]	[**]	[**]	[**]
3.1.4.1	[**]	[**]	[**]	[**]
3.1.4.2	[**]	[**]	[**]	[**]
3.1.5.1	[**]	[**]	[**]	[**]
3.1.6.1	[**]	[**]	[**]	[**]
3.2.1.1.1.1	[**]	[**]	[**]	[**]
3.2.1.1.1.2	[**]	[**]	[**]	[**]
3.2.1.1.2.1	[**]	[**]	[**]	[**]
3.2.1.1.2.2	[**]	[**]	[**]	[**]
3.2.1.1.3.1	[**]	[**]	[**]	[**]
3.2.1.1.3.2	[**]	[**]	[**]	[**]
3.2.1.2.1.1	[**]	[**]	[**]	[**]
3.2.1.2.1.2	[**]	[**]	[**]	[**]
3.2.1.2.2.1	[**]	[**]	[**]	[**]
3.2.1.3.1	[**]	[**]	[**]	[**]
3.2.2.1	[**]	[**]	[**]	[**]
3.2.2.2	[**]	[**]	[**]	[**]

Location in Data Room	ES414	Fileroom	File type	GLP Status
3.2.3.1	[**]	[**]	[**]	[**]
3.3.1.1	[**]	[**]	[**]	[**]
3.3.1.2	[**]	[**]	[**]	[**]
3.3.2.1	[**]	[**]	[**]	[**]
3.3.2.2	[**]	[**]	[**]	[**]
3.3.2.3	[**]	[**]	[**]	[**]
3.3.3.1.1	[**]	[**]	[**]	[**]
3.3.3.1.2	[**]	[**]	[**]	[**]
3.3.3.1.3	[**]	[**]	[**]	[**]
3.3.3.1.4	[**]	[**]	[**]	[**]
3.3.3.1.5	[**]	[**]	[**]	[**]
3.3.3.2	[**]	[**]	[**]	[**]
3.3.3.2.1	[**]	[**]	[**]	[**]
3.3.3.3.1	[**]	[**]	[**]	[**]
3.3.4.1.1	[**]	[**]	[**]	[**]
3.3.4.2.1	[**]	[**]	[**]	[**]
3.3.4.2.2	[**]	[**]	[**]	[**]
3.3.4.2.3	[**]	[**]	[**]	[**]
3.3.4.2.4	[**]	[**]	[**]	[**]
3.3.4.2.5	[**]	[**]	[**]	[**]
3.3.4.3.1	[**]	[**]	[**]	[**]
3.3.4.3.2	[**]	[**]	[**]	[**]
3.3.4.3.3	[**]	[**]	[**]	[**]
3.3.4.3.4	[**]	[**]	[**]	[**]

Location in Data Room	ES414	Fileroom	File type	GLP Status
3.3.4.3.5	[**]	[**]	[**]	[**]
3.3.4.3.6	[**]	[**]	[**]	[**]
3.3.5.1.1.1	[**]	[**]	[**]	[**]
3.3.5.1.1.2	[**]	[**]	[**]
3.3.5.1.1.3	[**]	[**]	[**]
3.3.5.1.1.4	[**]	[**]	[**]
3.3.5.5.4.4	[**]	[**]	[**]	[**]
3.3.5.5.4.11	[**]	[**]	[**]	[**]
3.3.5.5.4.12	[**]	[**]	[**]	[**]
3.5.1	[**]	[**]	[**]	[**]
3.5.2	[**]	[**]	[**]	[**]
3.6.1	[**]	[**]	[**]	[**]
4.1.2.1	[**]	[**]	[**]	[**]
4.2.1.1.1	[**]	[**]	[**]	[**]
4.2.1.2.1	[**]	[**]	[**]	[**]
4.2.1.2.2	[**]	[**]	[**]	[**]
4.2.1.3.1.1	[**]	[**]	[**]	[**]
4.2.1.3.1.2	[**]	[**]	[**]	[**]
4.2.1.3.1.3	[**]	[**]	[**]	[**]
4.2.1.3.1.4	[**]	[**]	[**]	[**]
4.2.1.3.1.5	[**]	[**]	[**]	[**]
4.2.1.3.1.6	[**]	[**]	[**]	[**]
4.2.1.3.1.7	[**]	[**]	[**]	[**]

Location in Data Room	ES414	Fileroom	File type	GLP Status
4.2.1.3.2.1	[**]	[**]	[**]	[**]
4.2.1.3.2.2	[**]	[**]	[**]	[**]
4.2.1.4.1	[**]	[**]	[**]	[**]
4.2.1.4.2	[**]	[**]	[**]	[**]
4.2.1.4.3	[**]	[**]	[**]	[**]
4.2.1.4.4	[**]	[**]	[**]	[**]
4.2.2.1	[**]	[**]	[**]	[**]
4.2.3.1	[**]	[**]	[**]	[**]
4.2.4.2	[**]	[**]	[**]	[**]
4.2.5.1	[**]	[**]	[**]	[**]
4.3.2.2	[**]	[**]	[**]	[**]
4.4.1	[**]	[**]	[**]	[**]
4.4.2	[**]	[**]	[**]	[**]
4.4.3	[**]	[**]	[**]	[**]
4.4.8	[**]	[**]	[**]	[**]
4.4.10	[**]	[**]	[**]	[**]

SCHEDULE 12.7.1

PRESS RELEASE

[For the MorphoSys Press Release see the following page]

Media Release

Martinsried/Munich, Germany, and Rockville, MD, USA, 19 August 2014

MorphoSys and Emergent BioSolutions Sign License Agreement to Co-Develop and Commercialize Prostate Cancer Drug Candidate ES414

MorphoSys to Hold Public Conference Call (in English) on Wednesday, 20 August

2014, at 2:00pm CEST (1:00pm BST/8:00am EDT)

MorphoSys AG (FSE: MOR; Prime Standard Segment, TecDAX, OTC: MPSYY) and Emergent BioSolutions Inc. (NYSE: EBS) today announced an agreement for the joint development and commercialization of ES414. The compound, to be renamed MOR209/ES414, is an anti-PSMA/anti-CD3 bi-specific antibody targeting prostate cancer, which was developed by Emergent using its proprietary ADAPTIRTM (modular protein technology) platform. Preclinical in vitro and in vivo studies have shown that MOR209/ES414 redirects T-cell cytotoxicity towards prostate cancer cells expressing Prostate Specific Membrane Antigen (PSMA), an antigen commonly found on such cells.

Under the terms of the agreement, MorphoSys gains worldwide commercialization rights excluding the U.S. and Canada, where Emergent will retain rights. Emergent will receive an upfront payment of US$20 million and will be eligible to receive potential milestone payments of up to US$163 million. The milestone payments are linked to specific events, including successful development of MOR209/ES414 in several indications and securing approval in certain territories. MorphoSys and Emergent will jointly develop MOR209/ES414, with MorphoSys bearing 64% and Emergent 36% of the total costs. Emergent will manufacture and supply clinical material from its manufacturing facilities in Baltimore, Maryland. Emergent will receive low single digit royalties on product sales in MorphoSys’s territory and MorphoSys will receive tiered royalties from mid-single digit up to 20% on product sales in Emergent’s territory. Additional financial details were not disclosed.

Dr. Arndt Schottelius, Chief Development Officer of MorphoSys, added: “We are pleased to be working with Emergent BioSolutions. We believe MOR209/ES414 has the potential to be an important therapy for prostate cancer, where there is a pressing need for better treatments. The preclinical data suggest that the molecule has a number of potential advantages over other drug candidates in this indication. Our goal is to combine our capabilities with those of Emergent to enable the fastest possible development and commercialization of MOR209/ES414.”

Barry Labinger, Executive Vice President and President Biosciences Division at Emergent BioSolutions, stated: “Emergent looks forward to collaborating with MorphoSys to potentially address important unmet needs amongst patients suffering from prostate cancer. Our companies bring complementary capabilities, compatible cultures and values, and a shared commitment to the highest quality development and commercialization of MOR209/ES414. We expect to begin clinical development within the next six months. We are encouraged by our partnership with MorphoSys and the continued interest of multiple parties in our ADAPTIR platform.”

MorphoSys and Emergent plan to initiate a Phase 1 clinical trial evaluating MOR209/ES414 in patients with metastatic castration-resistant prostate cancer (mCRPC) within the next six months. The initial phase of the trial will be conducted in the U.S. and Australia, with Emergent as the sponsor.

(i)	MorphoSys will hold a public conference call tomorrow, 20 August 2014, at 02:00 p.m. CEST (08:00 a.m. EDT, 01:00 p.m. BST), to present key information on the agreement with Emergent BioSolutions.

(ii)	Dial-in number for the Conference Call (listen-only):

(iii)	Germany: +49 (0) 89 2444 32975

(iv)	For U.K. residents: +44 (0) 20 3003 2666

(v)	For U.S. residents: +1 202 204 1514

(vi)

(vii)	Please dial in 10 minutes before the beginning of the conference.

(viii)	In addition, MorphoSys offers participants the opportunity to follow the presentation through a simultaneous slide presentation online at http://www.morphosys.com.

(ix)	A live webcast, slides, webcast replay and transcript will be made available at http://www.morphosys.com.

(x)	Approximately two hours after the press conference, a slide-synchronized audio replay of the conference will be available on http://www.morphosys.com.

About MOR209/ES414

MOR209/ES414 is a targeted immunotherapeutic protein, which activates host T cell immunity specifically against prostate cancer cells expressing Prostate Specific Membrane Antigen (PSMA), an antigen commonly overexpressed on prostate cancer cells. The MOR209/ES414 molecule was constructed using Emergent’s ADAPTIR technology platform and selectively binds to the T cell receptor on cytotoxic T cells and PSMA on tumor cells. MOR209/ES414 contains two pairs of binding domains, each targeting a unique antigen, linked to opposite ends of an immunoglobulin Fc domain to extend the half-life and enable use of a purification process typical of lg-based molecules. In preclinical studies, MOR209/ES414 has been shown to redirect T cell cytotoxicity towards prostate cancer cells expressing PSMA.

About the ADAPTIR™ Platform

ADAPTIR bispecific proteins are modular, single chain polypeptides that comprise two separate binding domains, a hinge segment, and an effector domain (huFc). They have a differentiated structure from monoclonal antibodies and can generate a unique signaling response. Some ADAPTIR molecules, like MOR209/ES414, may mediate T cell cytotoxicity by redirecting T cells against tumor cells. In addition, monospecific ADAPTIR proteins may mediate complement dependent cytotoxicity and Fc dependent cytotoxicity, similar to monoclonal antibodies.

ADAPTIR and any and all Emergent BioSolutions Inc. brand, product, service and feature names, logos, and slogans are trademarks or registered trademarks of Emergent BioSolutions Inc. or its subsidiaries in the United States or other countries. All rights reserved.

About Prostate Cancer

Prostate cancer is the most common cancer in men with approximately 230,000 new cases annually in the United States or 900,000 new cases annually worldwide. Screening, radiation, surgery and hormone ablation therapy have greatly improved the detection and treatment of early stage prostate cancer. However, the new therapies only improve life expectancy by a few months for patients with metastatic castration-resistant prostate cancer.

About MorphoSys

MorphoSys developed HuCAL, the most successful antibody library technology in the pharmaceutical industry. By successfully applying this and other patented technologies, MorphoSys has become a leader in the field of therapeutic antibodies, one of the fastest-growing drug classes in human healthcare.

Together with its pharmaceutical partners, MorphoSys has built a therapeutic pipeline of more than 80 human antibody drug candidates for the treatment of cancer, rheumatoid arthritis, and Alzheimer’s disease, to name just a few. With its ongoing commitment to new antibody technology and drug development, MorphoSys is focused on making the healthcare products of tomorrow. MorphoSys is listed on the Frankfurt Stock Exchange under the symbol MOR. For regular updates about MorphoSys, visit http://www.morphosys.com.

HuCAL®, HuCAL GOLD®, HuCAL PLATINUM®, CysDisplay®, RapMAT®, arYla®, Ylanthia® and 100 billion high potentials® are registered trademarks of MorphoSys AG.

Slonomics® is a registered trademark of Sloning BioTechnology GmbH, a subsidiary of MorphoSys AG.

About Emergent BioSolutions

Emergent BioSolutions is a global specialty biopharmaceutical company seeking to protect and enhance life by offering specialized products to healthcare providers and governments to address medical needs and emerging health threats. Additional information about us may be found at www.emergentbiosolutions.com. Follow us on twitter: @emergentbiosolu.

ADAPTIR™ is a trademark of Emergent BioSolutions.

MorphoSys Safe Harbor Statement

This communication contains certain forward-looking statements concerning the MorphoSys group of companies. The forward-looking statements contained herein represent the judgment of MorphoSys as of the date of this release and involve risks and uncertainties. Should actual conditions differ from the Company’s assumptions, actual results and actions may differ from those anticipated. MorphoSys does not intend to update any of these forward-looking statements as far as the wording of the relevant press release is concerned.

Emergent BioSolutions Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, are forward-looking statements. Forward-looking statements in this press release include statements about the potential and therapeutic opportunity of the MOR209/ES414 molecule and potential milestone and royalty payments for development, regulatory approval and sales of the product candidate. These forward-looking statements are based on our current intentions, beliefs and expectations regarding future events. We cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events or circumstances.

There are a number of important factors that could cause the company’s actual results to differ materially from those indicated by such forward-looking statements, including the success of clinical trials for MOR209/ES414; the timing of and our ability to obtain and maintain regulatory approvals for MOR209/ES414; the rate and degree of market acceptance and clinical utility of MOR209/ES414 as a product; and our commercialization, marketing and manufacturing capabilities and strategy with respect to MOR209/ES414. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. Investors should consider this cautionary statement, as well as the risk factors identified in our periodic reports filed with the SEC, when evaluating our forward-looking statements.

For more information, please contact: MorphoSys AG

Dr. Claudia Gutjahr-Löser

Head of Corporate Communications & IR

Mario Brkulj

Associate Director Corporate

Communications & IR

Alexandra Goller

Specialist Corporate Communications & IR

Jessica Rush

Specialist Corporate Communications & IR

Tel: +49 (0) 89 / 899 27-404

investors@morphosys.com

Emergent BioSolutions

Investors Contact:

Robert G. Burrows

Vice President, Investor Relations

Tel: +1 301-795-1877

BurrowsR@ebsi.com

Media Contact:

Tracey Schmitt

Vice President, Global Public Affairs and

Corporate Responsibility

Tel: +1 301-795-1847

SchmittT@ebsi.com

[For the Emergent Press Release see the following page]

Media Release:

Rockville, MD, USA and Martinsried/Munich, Germany, 19 August 2014

Emergent BioSolutions and MorphoSys Sign License Agreement to Co-Develop and Commercialize Prostate Cancer Drug Candidate ES414

Emergent BioSolutions Inc. (NYSE: EBS) and MorphoSys AG (FSE: MOR; Prime Standard Segment, TecDAX, OTC: MPSYY) today announced an agreement for the joint development and commercialization of Emergent’s preclinical bi-specific antibody, ES414, targeting prostate cancer. Under the terms of the agreement, Emergent will receive an upfront payment of US$20 million and milestone payments of up to US$163 million. These milestone payments are linked to specific events, including successful development of ES414 in several indications and securing approval in certain territories. Emergent and MorphoSys will jointly develop ES414, with MorphoSys bearing 64% and Emergent 36% of the total costs. Emergent will retain commercialization rights in the U.S. and Canada, with a tiered royalty obligation to MorphoSys, from mid-single digit up to 20%. MorphoSys will gain worldwide commercialization rights excluding the U.S. and Canada, with a low single digit royalty obligation to Emergent. Emergent will manufacture and supply clinical material from its manufacturing facilities in Baltimore, Maryland. Additional financial details were not disclosed.

ES414, which will be renamed MOR209/ES414, was developed by Emergent using its proprietary ADAPTIR™ (modular protein technology) platform. Preclinical in vitro and in vivo studies have shown that ES414 redirects T-cell cytotoxicity towards prostate cancer cells expressing Prostate Specific Membrane Antigen (PSMA), an antigen commonly found on such cells.

Barry Labinger, Executive Vice President and President Biosciences Division at Emergent BioSolutions, stated: “Emergent looks forward to collaborating with MorphoSys to potentially address important unmet needs amongst patients suffering from prostate cancer. Our companies bring complementary capabilities, compatible cultures and values, and a shared commitment to the highest quality development and commercialization of ES414. We expect to begin clinical development within the next six months. Progress with ES414 will help validate our ADAPTIR platform, which we believe has broad potential to generate additional novel treatments for cancer and other important diseases. We are encouraged by our partnership with MorphoSys and the continued interest of multiple parties in our ADAPTIR platform.”

Arndt Schottelius, Chief Development Officer of MorphoSys, added: “We are pleased to be working with Emergent BioSolutions. We believe ES414 has the potential to be an important therapy for prostate cancer, where there is a pressing need for better treatments. The preclinical data suggest that the molecule has a number of potential advantages over other drug candidates in this indication. Our goal is to combine our capabilities with those of Emergent to enable the fastest possible development and commercialization of ES414.”

Emergent and MorphoSys plan to initiate a Phase 1 clinical trial evaluating ES414 in patients with metastatic castration-resistant prostate cancer (mCRPC) within the next six months. The initial phase of the trial will be conducted in the U.S. and Australia, with Emergent as the sponsor.

About ES414

ES414 is a targeted immunotherapeutic protein, which activates host T-cell immunity specifically against prostate cancer cells expressing Prostate Specific Membrane Antigen (PSMA), an antigen commonly overexpressed on prostate cancer cells. The ES414 molecule was constructed using Emergent’s ADAPTIR technology platform and selectively binds to the T cell receptor on cytotoxic T cells and PSMA on tumor cells. ES414 contains two pairs of binding domains, each targeting a unique antigen, linked to opposite ends of an immunoglobulin Fc domain to extend the half-life and enable use of a purification process typical of lg-based molecules. In preclinical studies, ES414 has been shown to redirect T-cell cytotoxicity towards prostate cancer cells expressing PSMA.

About the ADAPTIR™ Platform

ADAPTIR bispecific proteins are modular, single chain polypeptides that comprise two separate binding domains, a hinge segment, and an effector domain (huFc). They have a differentiated structure from monoclonal antibodies and can generate a unique signaling response. Some ADAPTIR molecules, like ES414, may mediate T-cell cytotoxicity by redirecting T cells against tumor cells. In addition, monospecific ADAPTIR proteins may mediate complement dependent cytotoxicity and Fc dependent cytotoxicity, similar to monoclonal antibodies.

ADAPTIR and any and all Emergent BioSolutions Inc. brand, product, service and feature names, logos, and slogans are trademarks or registered trademarks of Emergent BioSolutions Inc. or its subsidiaries in the United States or other countries. All rights reserved.

About Prostate Cancer

Prostate cancer is the most common cancer in men with approximately 230,000 new cases annually in the United States or 900,000 new cases annually worldwide. Screening, radiation, surgery and hormone ablation therapy have greatly improved the detection and treatment of early stage prostate cancer. However, the new therapies only improve life expectancy by a few months for patients with metastatic castration-resistant prostate cancer.

About Emergent BioSolutions

Emergent BioSolutions is a global specialty biopharmaceutical company seeking to protect and enhance life by offering specialized products to healthcare providers and governments to address medical needs and emerging health threats. Additional information about us may be found at www.emergentbiosolutions.com. Follow us on twitter: @emergentbiosolu.

About MorphoSys

MorphoSys developed HuCAL, the most successful antibody library technology in the pharmaceutical industry. By successfully applying this and other patented technologies, MorphoSys has become a leader in the field of therapeutic antibodies, one of the fastest-growing drug classes in human healthcare.

Together with its pharmaceutical partners, MorphoSys has built a therapeutic pipeline of more than 80 human antibody drug candidates for the treatment of cancer, rheumatoid arthritis, and Alzheimer’s disease, to name just a few. With its ongoing commitment to new antibody technology and drug development, MorphoSys is focused on making the healthcare products of tomorrow. MorphoSys is listed on the Frankfurt Stock Exchange under the symbol MOR. For regular updates about MorphoSys, visit http://www.morphosys.com.

HuCAL®, HuCAL GOLD®, HuCAL PLATINUM®, CysDisplay®, RapMAT®, arYla®, Ylanthia® and 100 billion high potentials® are registered trademarks of MorphoSys AG.

Slonomics® is a registered trademark of Sloning BioTechnology GmbH, a subsidiary of MorphoSys AG.

Emergent BioSolutions Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, are forward-looking statements. Forward-looking statements in this press release include statements about the potential and therapeutic opportunity of the ES414 molecule and potential milestone and royalty payments for development, regulatory approval and sales of the product candidate. These forward-looking statements are based on our current intentions, beliefs and expectations regarding future events. We cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events or circumstances.

There are a number of important factors that could cause the company’s actual results to differ materially from those indicated by such forward-looking statements, including the success of clinical trials for ES414; the timing of and our ability to obtain and maintain regulatory approvals for ES414; the rate and degree of market acceptance and clinical utility of ES414 as a product; and our commercialization, marketing and manufacturing capabilities and strategy with respect to ES414. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. Investors should consider this cautionary statement, as well as the risk factors identified in our periodic reports filed with the SEC, when evaluating our forward-looking statements.

MorphoSys Safe Harbor Statement

This communication contains certain forward-looking statements concerning the MorphoSys group of companies. The forward-looking statements contained herein represent the judgment of MorphoSys as of the date of this release and involve risks and uncertainties. Should actual conditions differ from the Company’s assumptions, actual results and actions may differ from those anticipated. MorphoSys does not intend to update any of these forward-looking statements as far as the wording of the relevant press release is concerned.

For more information, please contact:

Emergent BioSolutions

Investors Contact:

Robert G. Burrows

Vice President, Investor Relations

Tel: +1 301-795-1877

BurrowsR@ebsi.com

Media Contact:

Tracey Schmitt

Vice President, Global Public Affairs and

Corporate Responsibility

Tel: +1 301-795-1847

SchmittT@ebsi.com

MorphoSys AG

Dr. Claudia Gutjahr-Löser

Head of Corporate Communications & IR

Mario Brkulj

Associate Director Corporate

Communications & IR

Alexandra Goller

Specialist Corporate Communications & IR

Jessica Rush

Specialist Corporate Communications & IR

Tel: +49 (0) 89 / 899 27-404

investors@morphosys.com